UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BLUE NILE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Company Common Stock, $0.001
(2)

Aggregate number of securities to which transaction applies:

As of November 18, 2016, 11,722,578 shares of Company Common Stock were issued and outstanding (which excludes the shares of Company Common Stock relating to the Company Stock-Based Awards and Company Options and the shares held by the Company as treasury shares).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purposes of calculating the filing fee, the maximum aggregate value was determined based upon the sum of: (A) 11,722,578 shares of Company Common Stock multiplied by $40.75 per share; (B) options to purchase 520,029 shares of Company Common Stock multiplied by $8.98 (the difference between $40.75 and the weighted average exercise price of $31.77); and (C) 340,729 shares of Company Common Stock underlying restricted stock units multiplied by $40.75 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001159.

	(4)	Proposed maximum aggregate value of transaction: $496,249,620.67
	(5)	Total fee paid: $57,515.33

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Preliminary Proxy Statement—Subject to Completion, Dated November 29, 2016

BLUE NILE, INC.

411 First Avenue South, Suite 700

Seattle, Washington 98104

[●], 2016

To the stockholders of Blue Nile, Inc.:

On November 6, 2016, your Board of Directors approved an Agreement and Plan of Merger (the “Merger Agreement”) by and among Blue Nile, Inc. (“Blue Nile,” the “Company,” “we,” “us,” or “our”), BC Cyan Parent Inc. (“Parent”) and BC Cyan Acquisition Inc. (“Merger Sub”), which are legal entities formed by funds managed by Bain Capital Private Equity to facilitate its acquisition of Blue Nile. Under the terms of the Merger Agreement, Merger Sub will be merged into Blue Nile, each outstanding share of our common stock will be cancelled and converted into the right to receive $40.75 in cash (without interest) and Blue Nile will become a privately held subsidiary of Parent. We refer to this transaction as the “Merger.” We cannot complete the Merger until our stockholders have adopted the Merger Agreement. Accordingly, you are cordially invited to attend a company stockholder meeting (the “Company Stockholder Meeting”) of Blue Nile to be held on [●], 2017, at [●], Pacific Time, at 411 First Avenue South, Suite 210, Seattle, WA 98104 in order to vote on a proposal to adopt the Merger Agreement.

At the Company Stockholder Meeting, you will be asked to consider and vote on a proposal to postpone or adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting, and a proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

If our stockholders adopt the Merger Agreement in accordance with applicable law, the other closing conditions in the Merger Agreement are satisfied and the Merger is completed, our stockholders will be entitled to receive $40.75 in cash, without interest and less applicable withholding tax, for each share of Blue Nile common stock (the “Company Common Stock”) held at the effective time of the Merger. This price represents a premium of approximately 33.9% from the closing price of $30.44 on November 4, 2016, the last trading day prior to the execution of the Merger Agreement.

After considering the factors more fully described in the enclosed proxy statement, your Board of Directors unanimously (1) determined that it is in the best interests of Blue Nile and Blue Nile’s stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (2) approved the execution and delivery of the Merger Agreement by Blue Nile, the performance by Blue Nile of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; and (3) recommended that Blue Nile’s stockholders adopt the Merger Agreement in accordance with the Delaware General Corporation Law (“DGCL”).

Accordingly, your Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

The enclosed proxy statement provides detailed information about the Merger Agreement and the Merger, as well as the Company Stockholder Meeting. In addition, a copy of the Merger Agreement is attached as Annex A to the proxy statement. The enclosed proxy statement also describes the process by which the Board of Directors considered, negotiated and ultimately approved the Merger Agreement and the Merger, as well as the reasons the Board of Directors approved the Merger Agreement and recommends that Blue Nile’s stockholders adopt it. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information. You may also obtain more information about Blue Nile from documents Blue Nile has filed with the Securities and Exchange Commission (the “SEC”).

Whether or not you plan to attend the Company Stockholder Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the Company Stockholder Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. The failure of any stockholder to vote will have the same effect as a vote against adopting the Merger Agreement.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote. For this purpose, non-votes will be counted as votes against the Merger Agreement and the Merger. Your affirmative vote is very important regardless of the number of shares of Company Common Stock that you own.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholder toll free phone number: (800) 317-8033

Banks and Brokers collect call phone number: (212) 493-3910

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Harvey Kanter
Chairman, Chief Executive Officer and President

The accompanying proxy statement is dated November [●], 2016 and, together with the enclosed form of proxy card, is first being mailed to stockholders of Blue Nile on or about [●].

Neither the SEC nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

BLUE NILE, INC.

411 First Avenue South

Suite 700

Seattle, Washington 98104

NOTICE OF COMPANY STOCKHOLDER MEETING

To Be Held [●], 2017

Notice is hereby given that a company stockholder meeting (the “Company Stockholder Meeting”) of Blue Nile, Inc., a Delaware corporation (“Blue Nile,” the “Company,” “we,” “us,” or “our”), will be held on [●], 2017, at [●], Pacific Time, at 411 First Avenue South, Suite 210, Seattle, WA 98104, for the following matters:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger, made and entered into as of November 6, 2016 (the “Merger Agreement”), by and among Blue Nile, BC Cyan Parent Inc. (“Parent”), and BC Cyan Acquisition Inc. (“Merger Sub”). Each of Parent and Merger Sub is affiliated with an investor group comprised of funds managed by Bain Capital Private Equity, a leading private equity firm, and Bow Street LLC, a New York-based investment fund (collectively, the “Investor Group”). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Blue Nile and Blue Nile will continue as the surviving corporation of the Merger and a private subsidiary of Parent (the “Merger”);

2. To consider and vote on the proposal to postpone or adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and

3. To consider and vote on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

Only stockholders of record as of the close of business on [●] are entitled to notice of the Company Stockholder Meeting and to vote at the Company Stockholder Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to postpone or adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

All stockholders of record are cordially invited to attend the Company Stockholder Meeting in person. The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock. Whether or not you plan to attend the Company Stockholder Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone.

If you attend the Company Stockholder Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

By the Order of the Board of Directors,

Lauren Neiswender General Counsel and Corporate Secretary

Dated: [●], 2016

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE COMPANY STOCKHOLDER MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ARE A STOCKHOLDER OF RECORD, YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE IT IS VOTED AT THE COMPANY STOCKHOLDER MEETING. If you are a stockholder of record, voting in person by ballot at the Company Stockholder Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Company Stockholder Meeting.

If you fail to (1) return your proxy card; (2) grant your proxy electronically over the internet or by telephone; or (3) attend the Company Stockholder Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Company Stockholder Meeting; and, if a quorum is present, your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the other proposals.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Company Stockholder Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company Common Stock, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholder toll free phone number: (800) 317-8033

Banks and Brokers collect call phone number: (212) 493-3910

i

FORWARD-LOOKING STATEMENTS

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This proxy statement, the documents incorporated by reference in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by terms such as “would,” “could,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “might,” “predict,” “potential,” “targets,” “seek,” or “continue,” the negative of these terms or other variations of such terms. In addition, any statements that refer to the expected completion and timing of the Merger and other expectations relating to the Merger are forward-looking statements. These statements are only predictions based upon assumptions made that are believed to be reasonable at the time and are subject to risk and uncertainties. Therefore, actual events or results may differ materially and adversely from those expressed in any forward-looking statement. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the inability to complete the Merger due to the failure to obtain the requisite vote to adopt the Merger Agreement (as defined in the section captioned “Summary”) by stockholders of Blue Nile or failure to satisfy the other conditions to the completion of the Merger, including the expiration or termination of the applicable waiting period under the HSR Act and the Austrian Cartel Act;

•	the risk that the Merger Agreement may be terminated in circumstances that require Blue Nile to pay Parent (as defined in the section captioned “Summary”) a termination fee of up to $17.4 million, as further described in the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•	the fact that receipt of the all-cash Per Share Price (as defined in the section of this proxy statement captioned “Summary—The Merger and the Per Share Price”) would be taxable to stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

•	the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Blue Nile’s current strategy as an independent company;

•	the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Blue Nile’s assets to one or more as yet unknown purchasers, which would conceivably produce a higher aggregate value than that available to stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, Blue Nile is unable to solicit other acquisition proposals after the Cut-Off Date (as defined in the section captioned “Summary-Acquisition Proposals; Change in the Recommendation of Blue Nile’s Board of Directors”) during the then-remaining pendency of the Merger;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally, including the risk of delays or deferments of certain business decisions by our customers, suppliers and other business partners, the risk that the pendency of the Merger diverts management’s or employees’ attention from ongoing business operations, and the risk that the pendency of the Merger adversely effects our ability to retain or recruit key employees;

•	the inability to pursue alternative business opportunities or make appropriate changes to our business because of requirements of the Merger Agreement and the related equity and debt financing commitments that we conduct our business in the ordinary course of business consistent with past practice and not engage in certain kinds of transactions prior to the completion of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger; and

•	risks that our stock price may decline significantly if the Merger is not completed.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of BC Cyan Acquisition Inc. with and into Blue Nile, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information.” The Agreement and Plan of Merger, made and entered into as of November 6, 2016 (the “Merger Agreement”), by and among Blue Nile, Parent and Merger Sub is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “Blue Nile,” the “Company,” “we,” “our,” “us,” and similar words refer to Blue Nile, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to BC Cyan Parent Inc. as “Parent,” and BC Cyan Merger Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated November 6, 2016, among Blue Nile, Parent and Merger Sub, as the “Merger Agreement.”

Parties Involved in the Merger (Page [●])

Blue Nile, Inc.

Blue Nile is a leading retailer of high-quality diamonds and fine jewelry. In addition to sales of diamonds and fine jewelry, Blue Nile provides education, guidance and support to enable customers to more effectively learn about and purchase diamonds and fine jewelry. Blue Nile, a Delaware corporation based in Seattle, Washington, was formed in March 1999. Blue Nile serves consumers in over forty (40) countries and territories all over the world through its website at www.bluenile.com.

Blue Nile’s common stock is quoted on the NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “NILE”.

Blue Nile’s principal executive office is located at 411 First Avenue South, Suite 700, Seattle, WA 98104, and its telephone number is (206) 336-6700.

BC Cyan Parent Inc.

Parent was formed by funds managed by Bain Capital Private Equity on October 26, 2016 for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger.

BC Cyan Acquisition Inc.

Merger Sub is a wholly-owned direct subsidiary of Parent and was formed by funds managed by Bain Capital Private Equity on October 26, 2016 for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger.

Parent and Merger Sub are affiliated with an investor group comprised of funds managed by Bain Capital Private Equity, a leading private equity firm, and Bow Street LLC, a New York-based investment fund (collectively, the “Investor Group”). Parent, Merger Sub and Blue Nile will cause the Merger to be consummated pursuant to the Delaware General Corporation Law (“DGCL”) by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware to be effective on the date and time specified in the Certificate of Merger (the “Effective Time”). Blue Nile, as the Surviving Corporation, will be indirectly owned by the Investor Group.

Parent and Merger Sub have obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, which will be available to fund the aggregate purchase price and certain other payments contemplated by, and subject to the terms and conditions of, the Merger Agreement. In addition, Bain Capital Fund XI, L.P. (“Bain Capital Fund XI”) has also provided Blue Nile with a limited guaranty in favor of Blue Nile, which guarantees the payment of the Parent Termination Fee that may become payable by Parent under the Merger Agreement.

The Merger and the Per Share Price (Page [●])

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Blue Nile, with Blue Nile continuing as the surviving corporation and as a wholly-owned direct subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, at the Effective Time, Blue Nile will cease to be a publicly traded company and all outstanding shares of Blue Nile common stock (“Company Common Stock”) will be cancelled and converted into the right to receive $40.75 in cash, without interest and less any applicable withholding tax (the “Per Share Price”), and you will no longer own any shares of the capital stock or any other rights or interest in the Surviving Corporation. After the Merger is completed, you will have the right to receive the Per Share Price, but you will no longer have any rights as a stockholder.

Each holder of shares of Company Common Stock will be entitled to receive, upon (i) surrender to the payment agent of a certificate or certificates, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the payment agent (or such other evidence, if any, of transfer as the payment agent would reasonably request) in the case of a book-entry transfer of uncertificated shares, the Per Share Price payable for each share of Company Common Stock represented by a certificate or for each uncertificated share, without interest.

At the Effective Time, each outstanding Company Option, whether unvested or vested, that has an exercise price per share less than $40.75 will be cancelled and converted into the right to receive an amount in cash equal, to $40.75 (less the exercise price per share attributable to such Company Option), multiplied by the total number of shares of Company Common Stock that are issuable upon full exercise of such Company Option, less any applicable tax withholdings. At the Effective Time, each outstanding Company Option, whether unvested or vested, that has an exercise price per share equal to or greater than $40.75 will be cancelled without payment of any consideration.

At the Effective Time, each outstanding RSU that is only subject to time-vesting requirements, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to $40.75, multiplied by the total number of shares subject to such RSUs, less any applicable tax withholdings. At the Effective Time, each outstanding RSU that is subject to time- and performance-based requirements, will be cancelled and converted into the right to receive an amount in cash equal to $40.75, multiplied by the total number of shares determined to be performance vested, with the performance goals deemed achieved at the maximum levels and with the remaining time-vesting requirements deemed satisfied, less any applicable tax withholdings. Amounts payable to the holders of Company Option and RSUs will be payable no later than the second payroll cycle of the Surviving Corporation following the Effective Time.

Material U.S. Federal Income Tax Consequences of the Merger (Page [●])

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of Company Common Stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Company Common Stock for cash in the Merger, unless such Non-U.S. Holder has certain connections to the United States.

Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. tax jurisdiction.

Appraisal Rights (Page [●])

If the Merger is consummated, Blue Nile stockholders who do not vote their shares of Company Common Stock in favor of the adoption of the Merger Agreement, who continuously hold such shares of Company Common Stock through the Effective Time, who properly perfect appraisal of their shares of Company Common Stock and who meet certain other conditions (including relating to the amount of stock ownership) will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that such stockholders would be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of Company Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights,” beginning on page [●].

Conditions to the Merger (Page [●])

Each party’s obligation to consummate the Merger is subject to the satisfaction or (where permitted by applicable law) written waiver of the following conditions:

•	at and as of the Closing, the adoption of the Merger Agreement by the requisite affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote;

•	at and as of the Closing, the expiration or termination of the applicable waiting period under the HSR Act and the Austrian Cartel Act;

•	at and as of the Closing, the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any applicable law or order of any governmental authority;

•

at or prior to the Effective Time, the absence of any continuing change, event, violation, inaccuracy, effect or circumstance at Blue Nile that, individually or in the aggregate, generally: (1) is or would reasonably be expected to be materially adverse to Blue Nile’s business, financial condition or results of operations, taken as a whole; or (2) would reasonably be expected to prevent or materially impair or delay the consummation of the Merger;

•	at or prior to the Effective Time, the accuracy of the representations and warranties of Blue Nile, Parent and Merger Sub in the Merger Agreement, subject to materiality qualifiers, made at and as of the Closing Date or the date in respect of which such representation or warranty was specifically made;

•	at or prior to the Effective Time, the performance in all material respects by Blue Nile, Parent and Merger Sub of their respective covenants and obligations required to be performed by them under the Merger Agreement at or prior to the Closing;

•	at or prior to the Effective Time, receipt of certificates executed by authorized officers of Blue Nile, on the one hand, and Parent and Merger Sub, on the other hand, to the effect that the conditions described in the preceding two bullets have been satisfied; and

•	the absence of any Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) having occurred after the date of Merger Agreement that is continuing.

Financing (Page [●])

The completion of the Merger is not subject to any financing conditions. Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that the Closing of the Merger will not occur earlier than the third Business Day after the expiration of the “marketing period” during which Parent’s debt financing sources will be afforded an opportunity to syndicate portions of their debt financing commitment to other third parties (the “Marketing Period”). Under the terms of the Merger Agreement, the Marketing Period is the first period of twenty (20) consecutive Business Days commencing on the date that is the first Business Day after the later of (a) the date this proxy statement is mailed to stockholders and (b) January 2, 2017 throughout which (y) Parent has received certain financial information from Blue Nile necessary to syndicate any debt financing and (z) certain conditions to the consummation of the Merger are satisfied (other than the requisite stockholder approval, conditions to Blue Nile’s obligations to effect the Merger and other than those conditions by their nature can only be satisfied at Closing). For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Recommendations of the Board of Directors (Page [●])

After considering various factors more fully described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” the Board of Directors of Blue Nile (the “Board of Directors”) has unanimously (1) determined that it is in the best interests of Blue Nile and Blue Nile’s stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (2) approved the execution and delivery of the Merger Agreement by Blue Nile, the performance by Blue Nile of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; and (3) recommended that Blue Nile’s stockholders adopt the Merger Agreement in accordance with the DGCL.

Accordingly, the Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to postpone or adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

Notwithstanding the foregoing, if an Intervening Event (as defined in the Merger Agreement) occurs at any time prior to the adoption of the Merger Agreement by Blue Nile’s stockholders, the Board of Directors may withdraw or change its recommendation regarding the Merger Agreement and the Merger, provided that the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors under the applicable law, as further described and subject to compliance with the obligations described in the section of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of Blue Nile’s Board of Directors.”

In addition, at any time prior to the adoption of the Merger Agreement by Blue Nile’s stockholders, if Blue Nile receives a bona fide written competing acquisition proposal for Blue Nile that was not solicited in material breach of the non-solicitation provisions of the Merger Agreement and that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the acquisition proposal constitutes a Superior Proposal (within the meaning of the Merger Agreement), then the Board of Directors may (i) withdraw or change its recommendation regarding the Merger Agreement and the Merger, or (ii) terminate the Merger Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, provided that in either case the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take the actions described in clauses (i) or (ii) above would be inconsistent with the fiduciary duties of the Board of Directors under the applicable law.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (Page [●])

In connection with the Merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), Blue Nile’s financial advisor, delivered to the Board of Directors a written opinion, dated November 6, 2016, as to the fairness, from a financial point of view and as of the date of the opinion, of the Per Share Price to be received in the Merger by holders of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares (each as defined in the Merger Agreement)). The full text of the written opinion, dated November 6, 2016, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety.

BofA Merrill Lynch provided its opinion to the Board of Directors (in its capacity as such) for the benefit and use of the Board of Directors in connection with and for purposes of its evaluation of the Per Share Price from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Blue Nile or in which Blue Nile might engage or as to the underlying business decision of Blue Nile to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any related matter.

For a more complete description, please see the section of this proxy statement captioned “The Merger—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.”

Interests of Blue Nile’s Directors and Executive Officers in the Merger (Page [●])

When considering the recommendation of the Board of Directors that you vote to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (i) evaluating and negotiating the Merger Agreement; (ii) adopting the Merger Agreement; and (iii) recommending that the Merger Agreement be adopted by Blue Nile’s stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•	accelerated vesting and cash out of Company Options and RSUs at the Effective Time, with the performance conditions applicable to outstanding performance RSUs (including those held by executive officers) deemed to have been achieved at the maximum levels and with the remaining time-vesting requirements deemed satisfied;

•	the entitlement of each executive officer to receive payments and benefits under the 2015 Change of Control Severance Plan and his or her individual participation notice thereunder previously entered into with Blue Nile (each, a “Change of Control Agreement”), upon either (1) an involuntary termination of service other than for “Cause,” death, or disability or (2) voluntary resignation for “Good Reason,” in each case, as set forth in the applicable Change of Control Agreement, and, in each case, occurring within the 12-month period (or 24-month period for Mr. Kanter and Mr. Binder) following the Effective Time. These payments and benefits may include:

•	a lump sum severance payment equal to a percentage of the executive officers’ annual base salary and annual target bonus; and

•	payment of the premium costs for continuing health benefits for a period of time following termination; and

•	continued indemnification and directors’ and officers’ liability insurance.

If the proposal to adopt the Merger Agreement is approved, the shares of Company Common Stock held by our directors and executive officers will be treated in the same manner as outstanding shares of Company Common Stock held by all other stockholders.

Go Shop Period & Non-Solicitation of Competing Acquisition Proposals After Go Shop Period (Page [●])

Go Shop Period

Until 11:59 p.m., Eastern time, on December 6, 2016 (the “Go-Shop Period End Date”), Blue Nile is permitted to:

•	solicit, initiate and encourage, facilitate and assist any proposal or inquiry that constitutes, or is reasonably expected to lead to, a competing acquisition proposal for Blue Nile;

•	subject to the execution of an acceptable confidentiality agreement, furnish to any person non-public information relating to Blue Nile or afford to any such person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Blue Nile, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate and assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, a competing acquisition proposal for Blue Nile or any inquiries or the making of any proposal that would reasonably be expected to lead to any such competing acquisition proposals; or

•	subject to the execution of an acceptable confidentiality agreement, participate or engage in discussions or negotiations with any person with respect to a competing acquisition proposal for Blue Nile or any proposal that would reasonably be expected to lead to a competing acquisition proposal for Blue Nile.

Non-Solicitation After Go Shop Period

Commencing at 11:59 p.m., Eastern time, on December 6, 2017, Blue Nile and its Subsidiaries, and its and their respective directors and officers may not:

•	solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to a competing acquisition proposal for Blue Nile;

•	furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to Blue Nile or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Blue Nile (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, a competing acquisition proposal for Blue Nile or any inquiries or the making of any proposal that would reasonably be expected to lead to a competing acquisition proposal for Blue Nile;

•	participate, engage in or continue discussions or negotiations with any person with respect to a competing acquisition proposal for Blue Nile or inquiry that would reasonably be expected to lead to a competing acquisition proposal for Blue Nile;

•	approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, a competing acquisition proposal for Blue Nile;

•	enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to a competing acquisition proposal for Blue Nile;

•	waive the applicability of all or any portion of any anti-takeover laws in respect of any person (other than Parent and its Affiliates); or

•	resolve or agree to take any of the foregoing actions.

Notwithstanding the foregoing, if any person submits a competing acquisition proposal prior to the Go-Shop Period End Date, then Blue Nile may continue discussions and negotiations with the person that submitted such competing acquisition proposal, provide non-public information to such person, and otherwise facilitate such competing acquisition proposal after the Go-Shop Period End Date.

In addition, under certain circumstances, after the Go-Shop Period End Date and prior to the adoption of the Merger Agreement by the stockholders, Blue Nile may engage in discussions or negotiations with, furnish any non-public information to, or and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Blue Nile to any person that has made or delivered to Blue Nile a bona fide written competing acquisition proposal for Blue Nile after the date of the Merger Agreement, or otherwise facilitate or assist such competing acquisition proposal or assist such person with such competing acquisition proposal, provided that such competing acquisition proposal was not solicited in material breach the foregoing non-solicitation provisions of the Merger Agreement and (i) the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such competing acquisition proposal either constitutes a Superior Proposal (as defined in the Merger Agreement) or is reasonably expected to lead to a Superior Proposal, (ii) the Board of Directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions would be inconsistent with its fiduciary duties pursuant to applicable law; and (iii) Blue Nile makes available to Parent any non-public information that is provided to any such person that was not previously made available to Parent. For more information, see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement; Termination Fees.”

Termination of the Merger Agreement (Page [●])

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of Blue Nile and Parent at any time prior to the Effective Time;

•	by either Blue Nile or Parent if, at any time prior to the Effective Time (whether prior to or after the receipt of the adoption of the Merger Agreement by its stockholders):

•	(1) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (2) any statute, rule, regulation or order that will be enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger;

•	the Effective Time has not occurred by 5:00 p.m., Eastern time, on May 6, 2017 (the “Outside Date”); or

•	stockholders of Blue Nile fail to adopt the Merger Agreement at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

•	by Blue Nile if:

•	(whether prior to or after receipt of the adoption of the Merger Agreement by its stockholders), Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Outside Date or the date that is thirty (30) calendar days following Blue Nile’s delivery of written notice of such breach;

•	at any time prior to receipt of the adoption of the Merger Agreement by its stockholders if (1) Blue Nile has received a Superior Proposal; (2) the Board of Directors has authorized Blue Nile to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (3) Blue Nile has complied in all material respects with the Merger Agreement with respect to such Superior Proposal; (4) prior to or concurrently with such termination Blue Nile pays, or causes to be paid the Company Termination Fee (as defined below) and (5) immediately after such termination Blue Nile enters into an Alternative Acquisition Agreement with respect to such Superior Proposal; or

•	at any time prior to the Effective Time (whether prior to or after receipt of the adoption of the Merger Agreement by its stockholders) if (1) the Merger is not consummated within five Business Days of the first date upon which Parent is required to consummate the Closing pursuant to the Merger Agreement; (2) all mutual, Merger Sub and Parent closing conditions set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at closing, each of which is capable of being satisfied at Closing) are satisfied; (3) Blue Nile has irrevocably notified Parent in writing that it is ready, willing and able to consummate the Closing and that all of Blue Nile’s closing conditions are satisfied or waived; (4) Blue Nile has provided Parent five Business Days written notice prior to the termination stating Blue Nile’s intention to terminate the Merger Agreement if Parent and Merger Sub fail to consummate the Merger on the date required by the Merger Agreement; and (5) Parent and Merger Sub fail to consummate the Merger Sub on the later of (x) the expiration of the five Business Day period contemplated by the foregoing clause, and (y) the date of Closing contemplated by the Merger Agreement.

by Parent if (whether prior to or after the receipt of the adoption of the Merger Agreement by its stockholders):

•	Blue Nile has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the Outside Date or the date that is thirty (30) calendar days following Parent’s delivery of written notice of such breach; or

•	if at any time the Board of Directors has effected a Company Board Recommendation Change.

Termination Fees (Page [●])

Except in specified circumstances, whether or not the Merger is completed, Blue Nile, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their own respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Under the terms of the Merger Agreement, Blue Nile has agreed to pay Parent a termination fee of $7.4 million if Blue Nile terminates the Merger Agreement in connection with entering into an alternative acquisition agreement with an Excluded Party on or prior to the Cut-Off Date. If the termination fee becomes payable under any other circumstance, the amount of the termination fee will be $17.4 million. Additionally, if the Merger Agreement is terminated by either Parent or Blue Nile due to: (i) failure to consummate the Closing by the Outside Date if Blue Nile has not held the Company Stockholder Meeting by that date, or (ii) failure of the Blue Nile stockholders to adopt the Merger Agreement at the Company Stockholder Meeting, Blue Nile must also reimburse Parent for its out-of-pocket expenses up to an aggregate of $5.0 million. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement; Termination Fees.”

Under the terms of the Merger Agreement, Parent has agreed to pay Blue Nile a fee of $32.2 million in the event that (1) the Merger is not consummated within five Business Days of the first date upon which Parent is required to consummate the Closing pursuant to the Merger Agreement; (2) Blue Nile is in compliance with all conditions set forth in the Merger Agreement; (3) Blue Nile has irrevocably notified Parent in writing that it is ready, willing and able to consummate the Closing and has satisfied or is capable of satisfying all conditions laid out in the Merger Agreement that are to be consummated by the Closing; (4) Blue Nile has provided Parent five Business Days written notice stating its intention to terminate the Merger Agreement if Parent and Merger Sub fail to consummate the Merger on the date required by the Merger Agreement; and (5) Parent and Merger Sub fail to consummate the Merger Sub on the later of (x) the expiration of the five Business Day period contemplated by the foregoing clause, and (y) the date of Closing contemplated by the Merger Agreement.

Pursuant to the limited guaranty delivered by Bain Capital Fund XI in favor of Blue Nile, dated as of November 6, 2016 (the “Limited Guaranty”), Bain Capital Fund XI has guaranteed the payment of the Parent Termination Fee if it becomes payable under the Merger Agreement, subject to an aggregate cap equal to $32.2 million.

Remedies

Blue Nile, Parent and Merger Sub agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of the Merger Agreement (including any party failing to take such actions as are required of it thereunder in order to consummate the Merger Agreement) in accordance with its specified terms or otherwise breach such provisions. Parent and Merger Sub, on the one hand, and Blue Nile, on the other hand, will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions thereof. Notwithstanding the foregoing, it is explicitly agreed that Blue Nile will have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of the Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) if and only if (1) the Marketing Period has ended and all conditions to each party’s obligations to effect the Merger and conditions to the obligations of Parent and Merger Sub have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)) at the time when the Closing would have occurred pursuant the Merger Agreement but for the failure of the Equity Financing to be funded, (2) the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letter or the Definitive Agreement if the Equity Financing is funded to fund the Merger at the Closing, and (3) Blue Nile has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing is funded, then the Closing pursuant the Merger Agreement will occur. However, Blue Nile may not be entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance and all or any portion of a termination fee paid by Parent).

Company Stockholder Meeting (Page [●])

Date, Time and Place

The Company Stockholder Meeting of Blue Nile will be held on [●], 2017, at [●], Pacific Time, at 411 First Avenue South, Suite 210, Seattle, WA 98104.

Record Date; Shares of Company Common Stock Entitled to Vote

You are entitled to receive notice of and vote at the Company Stockholder Meeting if you owned shares of Company Common Stock at the close of business on [●], 2016 (the “record date”). You will have one vote at the Company Stockholder Meeting for each share of Company Common Stock that you owned and are entitled to vote at the close of business on the record date. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting.

Purpose

At the Company Stockholder Meeting, we will ask stockholders to vote on proposals to (1) adopt the Merger Agreement; (2) adjourn the Company Stockholder Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

Quorum

As of the record date, there were [●] shares of Company Common Stock outstanding and entitled to vote at the Company Stockholder Meeting. The stockholders of Blue Nile representing a majority of the voting power of the issued and outstanding Company Common Stock of Blue Nile entitled to vote, present in person or represented by proxy, will constitute a quorum for purposes of transacting business at the Company Stockholder Meeting.

Required Vote

The affirmative vote of a majority of the outstanding shares of Company Common Stock of Blue Nile entitled to vote is required to adopt the Merger Agreement. Abstentions and, because the required votes of Blue Nile stockholders are based upon the number of outstanding shares of Company Common Stock with respect to the stockholder approval and not based on the number of shares represented in person or by proxy at the Company Stockholder Meeting, a failure to vote your shares of Company Common Stock or a broker non-vote, will all have the same effect as a vote “AGAINST” the Merger Agreement proposal.

Approval of the proposal to adjourn the Company Stockholder Meeting, if a quorum is present at the Company Stockholder Meeting, requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present or represented by proxy at the Company Stockholder Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, and a failure to vote your shares of Company Common Stock or a broker non-vote will each have no effect on the outcome of the proposal.

Approval, by non-binding, advisory vote, of certain compensation that will or may become payable to Blue Nile’s executive officers in connection with the Merger requires the affirmative vote of the holders of a majority of the shares of Company Common Stock having present or represented by proxy at the Company Stockholder Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the compensation proposal, and a failure to vote your shares of Company Common Stock or a broker non-vote will each have no effect on the outcome of the proposal.

Share Ownership of Our Directors and Executive Officers

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of Company Common Stock, representing approximately [●]% of the shares of Company Common Stock outstanding on the record date. All of our directors and executive officers have informed us that they intend to vote all of their shares of Company Common Stock (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

Voting and Proxies

Any stockholder of record entitled to vote at the Company Stockholder Meeting may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the internet or by telephone, or may vote in person by appearing at the Company Stockholder Meeting. If you are a beneficial owner and hold your shares of Company Common Stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of Company Common Stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Company Stockholder Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a stockholder of record on the record date, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholder Meeting by (1) signing another proxy card with a later date and returning it to us prior to the Company Stockholder Meeting; (2) submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our corporate secretary; or (4) attending the Company Stockholder Meeting and voting in person by ballot.

If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Company Stockholder Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

All shares represented by properly executed proxies received in time for the Company Stockholder Meeting will be voted at the Company Stockholder Meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (1) “FOR” the proposal regarding adoption of the Merger Agreement; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

Shares of Company Common Stock represented at the Company Stockholder Meeting but not voted, including shares of Company Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Company Stockholder Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the proposal regarding adoption of the Merger Agreement, including properly executed proxies that do not contain specific voting instructions, will be counted “FOR” that proposal. If you abstain from voting, it will have the same effect as a vote “AGAINST” the proposal regarding adoption of the Merger Agreement, the proposal to adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement, and the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger. If you do not execute a proxy card and do not attend the Company Stockholder Meeting in person, it will have the same effect as a vote “AGAINST” the proposal regarding adoption of the Merger Agreement, but will not have any effect on the other proposals.

Effect on Blue Nile if the Merger is Not Completed (Page [●])

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, Blue Nile’s stockholders will not receive any payment for their shares of Company Common Stock. Instead, Blue Nile will remain an independent public company, Company Common Stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC. Under specified circumstances, Blue Nile will be required to pay to Parent a termination fee upon the termination of the Merger Agreement.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Company Stockholder Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of Company Common Stock of Blue Nile in connection with the solicitation of proxies to be voted at the Company Stockholder Meeting.

Q:	What am I being asked to vote on at the Company Stockholder Meeting?

A:	You are being asked to vote on the following proposals:

1)	To adopt the Merger Agreement pursuant to which Merger Sub will be merged with and into Blue Nile and Blue Nile will continue as the surviving corporation of the Merger and a private subsidiary of Parent (the “Merger”);

2)	To approve the postponement or adjournment of the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and

3)	To approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

Q:	When and where is the Company Stockholder Meeting?

A:	The Company Stockholder Meeting will take place on [●], 2017, at [●], Pacific Time, at 411 First Avenue South, Suite 210, Seattle, Washington 98104.

Q:	Who is entitled to vote at the Company Stockholder Meeting?

A:	Stockholders as of [●] (the “record date”) are entitled to notice of the Company Stockholder Meeting and to vote at the Company Stockholder Meeting. Each holder of shares of Company Common Stock is entitled to cast one vote on each matter properly brought before the Company Stockholder Meeting for each share of Company Common Stock owned as of the record date.

Q:	May I attend the Company Stockholder Meeting and vote in person?

A:	Yes. All stockholders as of the record date may attend the Company Stockholder Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of Company Common Stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Company Stockholder Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Company Stockholder Meeting.

Even if you plan to attend the Company Stockholder Meeting in person, to ensure that your shares will be represented at the Company Stockholder Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the Company Stockholder Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted by you with respect to the shares so voted in person.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Company Stockholder Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on Blue Nile?

A:	The proposed Merger is the acquisition of Blue Nile by Parent. If the proposal to adopt the Merger Agreement is approved by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Blue Nile with Blue Nile continuing as the Surviving Corporation. As a result of the Merger, Blue Nile will become a private subsidiary of Parent, and Company Common Stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, Company Common Stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive the Per Share Price for each share of Company Common Stock that you own. For example, if you own 100 shares of Company Common Stock, you will receive $4,075.00 in cash in exchange for your shares of Company Common Stock, less any applicable withholding taxes.

Q:	How does the Per Share Price compare to the unaffected market price of the Company Common Stock?

A:	The relationship of the Per Share Price to the trading price of the Company Common Stock constituted a premium of approximately 33.9% to the closing price of $30.44 on November 4, 2016, the last trading day prior to the execution of the Merger Agreement.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the internet or by telephone, so that your shares can be voted at the Company Stockholder Meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the payment agent in order to receive the appropriate cash payment for the shares of Company Common Stock represented by your stock certificates, as described in the section of this proxy statement captioned “The Merger Agreement—Exchange of Certificates and Payment Procedures.” You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name.”

Q:	What happens if I sell or otherwise transfer my shares of Company Common Stock after the record date but before the Company Stockholder Meeting?

A:	The record date for the Company Stockholder Meeting is earlier than the date of the Company Stockholder Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Company Common Stock after the record date but before the Company Stockholder Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Blue Nile in writing of such special arrangements, you will transfer the right to receive the Per Share Price, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Company Stockholder Meeting. Even if you sell or otherwise transfer your shares of Company Common Stock after the record date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors, after considering the various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that it is in the best interests of Blue Nile and Blue Nile’s stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (2) approved the execution and delivery of the Merger Agreement by Blue Nile, the performance by Blue Nile of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; and (3) recommended that Blue Nile’s stockholders adopt the Merger Agreement in accordance with the DGCL.

The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Company Common Stock. Instead, Blue Nile will remain an independent public company, Company Common Stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Please see the section of this proxy statement captioned “The Merger—Effect on Blue Nile if the Merger is Not Completed.”

Under specified circumstances, Blue Nile will be required to pay Parent a termination fee upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement; Termination Fees.”

Q:	What constitutes a quorum?

A:	Stockholders of Blue Nile representing a majority of the voting power of the issued and outstanding Company Common Stock of Blue Nile entitled to vote, present in person, or represented by proxy, will constitute a quorum for the transaction of any business at such meeting. As of the record date, [●] shares of Company Common Stock will be required to obtain a quorum. Abstentions and any broker non-votes are considered as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote is required to adopt the Merger Agreement.

The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) vote in person by ballot at the Company Stockholder Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Company Stockholder Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What vote is required to approve any proposal to adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting?

A:	Approval of the proposal to adjourn the Company Stockholder Meeting requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Company Stockholder Meeting.

The failure of any stockholder of record to: (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Company Stockholder Meeting will not have any effect on the adjournment proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal.

Q:	What vote is required to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger?

A:	Approval, by non-binding, advisory vote, of certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Company Stockholder Meeting.

The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) vote in person by ballot at the Company Stockholder Meeting will not have any effect on the proposal to approve, by non-binding advisory vote, of certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the compensation proposal. Abstentions will have the same effect as a vote “AGAINST” the compensation proposal.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger?

A:	SEC rules require Blue Nile to seek a non-binding, advisory vote regarding certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

Q:	What is the compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger for purposes of this advisory vote?

A:

The compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of Blue Nile’s named executive officers. For further detail, please see the section in this proxy statement captioned “Proposal 3: Advisory, Non-Binding Vote to Approve Certain Merger Related Executive Compensation Arrangements.”

Q:	What will happen if stockholders do not approve the compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger at the Company Stockholder Meeting?

A:	Approval of the compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to the compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger is an advisory vote and will not be binding on Blue Nile or Parent. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger may be paid to Blue Nile’s named executive officers even if stockholders fail to approve the payment of that compensation.

Q:	Are there any other risks to me from the Merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the Merger. For further detail, please see the section of this proxy statement captioned “Forward-Looking Statements.”

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record” as of the record date. In this case, this proxy statement and your proxy card have been sent directly to you by Blue Nile.

If your shares are held through a bank, broker or other nominee as of the record date, you are considered the “beneficial owner” of shares of Company Common Stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Company Stockholder Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Company Stockholder Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. For voting purposes, any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, and as a result, any shares held in “street name” will not be combined for voting purposes with shares that you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for the shares held in each such form, because they are held in a different form of record ownership. Shares of Company Common Stock held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of Company Common Stock are registered in your name with American Stock Transfer & Trust Company, LLC, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Company Stockholder Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company Common Stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Company Stockholder Meeting in person, you are strongly encouraged to vote your shares of Company Common Stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Company Common Stock in person by ballot at the Company Stockholder Meeting even if you have previously voted by proxy. If you are present at the Company Stockholder Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Company Stockholder Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the proposal to adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting, or the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholder Meeting by:

•	signing another proxy card with a later date and returning it to us in accordance with the instructions therein prior to the Company Stockholder Meeting;

•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the corporate secretary; or

•	attending the Company Stockholder Meeting and voting in person by ballot.

If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Company Stockholder Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company Common Stock. The written document describing the matters to be considered and voted on at the Company Stockholder Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.” David Binder and Harvey Kanter are the proxy holders for the Company Stockholder Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Company Stockholder Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please sign, date and return (or grant your proxy electronically over the internet or by telephone) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Company Stockholder Meeting?

A:	Blue Nile intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Company Stockholder Meeting. All reports that Blue Nile files with the SEC are publicly available when filed. Please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of Company Common Stock for cash pursuant to the Merger?

A:	If you are a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Company Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under U.S. Federal non-income tax laws or the laws of any state, local or non-U.S. tax jurisdiction. A more complete description of the material U.S. federal income tax consequences of the Merger is provided in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What will the holders of Company Options and RSUs receive in the Merger?

A:	At the Effective Time, each outstanding Company Option, whether unvested or vested, that has an exercise price per share less than $40.75 will be cancelled and converted into the right to receive an amount in cash equal to $40.75 (less the exercise price per share attributable to such Company Option), multiplied by the total number of shares of Company Common Stock that are issuable upon full exercise of such Company Option, less any applicable tax withholdings. At the Effective Time, each outstanding Company Option, whether unvested or vested, that has an exercise price per share equal to or greater than $40.75, will be cancelled without payment of any consideration.

At the Effective Time, each outstanding RSU that is only subject to time-vesting requirements, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to $40.75, multiplied by the total number of shares subject to such RSUs, less any applicable tax withholdings.

At the Effective Time, each outstanding RSU that is subject to time- and performance-based requirements, will be cancelled and converted into the right to receive an amount in cash equal to $40.75, multiplied by the total number of shares determined to be performance vested, with the performance goals deemed achieved at the maximum levels and with the remaining time-vesting requirements deemed satisfied less any applicable tax withholdings.

Amounts payable to the holders of Company Options and RSUs will be payable no later than the second payroll cycle of the Surviving Corporation following the Effective Time.

Q:	What will happen to the Employee Stock Purchase Plan?

A:	With respect to the 2004 Employee Stock Purchase Plan (the “ESPP”), Blue Nile has no participants in the ESPP, and new enrollments are prohibited under the Merger Agreement.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the first calendar quarter of 2017. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger,” many of which are outside of our control.

Q:	If the Merger is completed, how will I receive the cash for my shares?

A:	If the Merger is completed and your shares of Company Common Stock are held as uncertificated shares, the payment agent will issue and deliver to you a check or wire transfer for your shares without any further action on your part. If you are a stockholder of record with your shares held in certificated form, you will receive a letter of transmittal with instructions on how to send your shares of Company Common Stock to the payment agent in connection with the Merger. The payment agent will issue and deliver to you a check or wire transfer for your shares after you comply with these instructions. Please do not send your stock certificates with your proxy card. Please see the section in this proxy statement captioned “The Merger Agreement—Exchange of Certificates and Payment Procedures.”

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name.”

Q:	Am I entitled to appraisal rights under the Delaware General Corporation Law?

A:	If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement, who continuously hold shares through the Effective Time, and who properly demand appraisal of their shares of Company Common Stock and who meet certain other conditions and statutory requirements described herein will be entitled, provided certain other conditions (including relating to the amount of shares of Company Common Stock owned by stockholders seeking appraisal) are met, to appraisal rights in connection with the Merger under Section 262 of the Delaware General Corporation law (“DGCL”). This means that holders of shares of Company Common Stock may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL). Stockholders who wish to seek appraisal of their shares of Company Common Stock are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement.

Q:	Do any of Blue Nile’s directors or officers have interests in the Merger that differ from those of Blue Nile stockholders generally?

A:	Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) adopting the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Blue Nile’s Directors and Executive Officers of Blue Nile in the Merger.”

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Merger, the Company Stockholder Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company Common Stock, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholder toll free phone number: (800) 317-8033

Banks and Brokers collect call phone number: (212) 493-3910

THE COMPANY STOCKHOLDER MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Company Stockholder Meeting.

Date, Time and Place

We will hold the Company Stockholder Meeting on [●], 2017, at [●], Pacific Time, at 411 First Avenue South, Suite 210, Seattle, Washington 98104.

Purpose of the Company Stockholder Meeting

At the Company Stockholder Meeting, we will ask stockholders to vote on proposals to (i) adopt the Merger Agreement; (ii) adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (iii) approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of [●] (the “record date”) are entitled to notice of the Company Stockholder Meeting and to vote at the Company Stockholder Meeting. A list of stockholders entitled to vote at the Company Stockholder Meeting will be available at our principal executive offices, located at 411 First Avenue South, Suite 700, Seattle, WA 98104, during regular business hours beginning for a period of no less than ten (10) days before the Company Stockholder Meeting and will be made available at the place of the Company Stockholder Meeting during the meeting.

As of the record date, there were [●] shares of Company Common Stock outstanding and entitled to vote at the Company Stockholder Meeting.

Stockholders of Blue Nile representing a majority of the outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Company Stockholder Meeting. In the event that a quorum is not present at the Company Stockholder Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

Each share of Company Common Stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the Company Stockholder Meeting.

The affirmative vote of the holders of a majority of the shares of Company Common Stock issued, outstanding and entitled to vote as of the close of business on the record date is required to adopt the Merger Agreement. Adoption of the Merger Agreement by stockholders is a condition to the Closing of the Merger.

If a quorum is present, the affirmative vote of a majority of the shares of Company Common Stock having voting power present in person or represented by proxy at the Company Stockholder Meeting and entitled to vote on the subject matter will have the power to adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting. If a quorum is not present, then either the chairman of the meeting or the vote of the holders of a majority of the shares represented thereat, present in person or represented by proxy, will have the power to adjourn the Company Stockholder Meeting, but no other business shall be transacted at such meeting. In the event that a quorum is not present at the Company Stockholder Meeting, the Company currently expects that the meeting will be adjourned to solicit additional proxies.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” all other proposals.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the other proposals. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares of Company Common Stock on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares of Company Common Stock. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on the proposals without your instructions.

Shares Held by Blue Nile’s Directors and Executive Officers

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of Company Common Stock, representing approximately [●]% of the shares of Company Common Stock outstanding on the record date. All of our directors and executive officers have informed us that they intend to vote, all of their shares of Company Common Stock (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Company Stockholder Meeting. Additionally, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone. Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Company Stockholder Meeting and wish to vote in person, you will be given a ballot at the Company Stockholder Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Company Stockholder Meeting in person. If you attend the Company Stockholder Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Company Stockholder Meeting will be voted at the Company Stockholder Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

If you submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement. With respect to any other matters properly presented for a vote at the Company Stockholder Meeting, the proxy holders will vote your shares in accordance with their best judgment. If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the Company Stockholder Meeting and vote in person, the effect will be that your shares of Company Common Stock will not be considered for purposes of determining whether a quorum is present at the Company Stockholder Meeting, will have the same effect as a vote against the proposal to adopt the Merger Agreement and will not have any effect on the other proposals.

If your shares of Company Common Stock are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending Company Stockholder Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Company Stockholder Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement, but will not have any effect on the other proposals.

Revocability of Proxies

If you are a stockholder of record on the record date, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholder Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Company Stockholder Meeting;

•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our corporate secretary; or

•	attending the Company Stockholder Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Company Stockholder Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Company Stockholder Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Company Stockholder Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Company Stockholder Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that it is in the best interests of Blue Nile and Blue Nile’s stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (2) approved the execution and delivery of the Merger Agreement by Blue Nile, the performance by Blue Nile of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; and (3) recommended that Blue Nile’s stockholders adopt the Merger Agreement in accordance with the Delaware General Corporation Law (“DGCL”).

The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to postpone or adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Blue Nile. We have retained D.F. King & Co., Inc., a proxy solicitation firm (the “Proxy Solicitor”), to solicit proxies in connection with the Company Stockholder Meeting at a cost of $11,500.00, plus certain expenses. We will also indemnify the Proxy Solicitor against certain losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the internet or by other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be completed in the first calendar quarter of 2017.

Appraisal Rights

If the Merger is consummated, stockholders who do not vote in favor of the adoption of the Merger Agreement, who continuously hold such shares through the Effective Time and who properly perfect appraisal of their shares of Company Common Stock will be entitled, provided certain other conditions (including relating to the aggregate amount of shares of Company Common Stock owned by stockholders seeking appraisal) are met, to appraisal of their shares of Company Common Stock in connection with the Merger under Section 262 of the DGCL. This means that such holders of shares of Company Common Stock may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL), so long as they comply with the procedures established by Section 262 of the DGCL. Due to the complexity of the appraisal process, Blue Nile stockholders who wish to seek appraisal of their shares of Company Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock is determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Per Share Price that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock.

To exercise your appraisal rights, you must (1) submit a written demand for appraisal to Blue Nile before the vote is taken on the adoption of the Merger Agreement; (2) not vote, in person or by proxy, in favor of the proposal to adopt the Merger Agreement; and (3) continue to hold the subject shares of Company Common Stock of record through the time (the “Effective Time”) Parent, Merger Sub and Blue Nile cause the Merger to be consummated pursuant to the DGCL. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Blue Nile stockholders who assert appraisal rights unless (x) the total number of shares of Company Common Stock for which appraisal rights have been pursued and perfected exceeds 1% of Blue Nile’s outstanding shares of Company Common Stock as measured in accordance with subsection (g) of Section 262 of the DGCL or (y) the value of the aggregate Per Share Price in respect of the shares of Company Common Stock for which appraisal rights have been pursued and perfected exceeds $1 million. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of Company Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Other Matters

At this time, we know of no other matters to be voted on at the Company Stockholder Meeting. If any other matters properly come before the Company Stockholder Meeting, your shares of Company Common Stock will be voted in accordance with the discretion of the appointed proxy holders.

Householding of Company Stockholder Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a stockholder of record, you may contact us by writing to Blue Nile, Inc., Attention: Investor Relations, 411 First Avenue South, Suite 700, Seattle, WA 98104. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Company Stockholder Meeting or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Company Common Stock, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholder toll free phone number: (800) 317-8033

Banks and Brokers collect call phone number: (212) 493-3910

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to adopt the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote voting in favor of the proposal to adopt the Merger Agreement. If you abstain from voting or fail to cast your vote, in person or by proxy, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE COMPANY STOCKHOLDER MEETING

We are asking you to approve a proposal for one or more adjournments of the Company Stockholder Meeting, if necessary or appropriate and to the extent permitted by the Merger Agreement, to solicit additional proxies if we have not obtained sufficient affirmative stockholder votes to adopt the Merger Agreement. If the stockholders of Blue Nile approve the adjournment proposal, we could adjourn the Company Stockholder Meeting, and any adjourned session of the Company Stockholder Meeting, and use the additional time to solicit additional proxies.

If, at the Company Stockholder Meeting, the number of shares of Company Common Stock present in person or by proxy and voting in favor of the proposal to adopt the Merger Agreement is not sufficient to approve that proposal, we may move to adjourn the Company Stockholder Meeting in order to enable our directors, officers and employees to solicit additional proxies for the adoption of the Merger Agreement. In that event, we will ask the stockholders of Blue Nile to vote only upon the adjournment proposal, and not the Merger Agreement proposal.

The adjournment proposal relates only to an adjournment of the Company Stockholder Meeting occurring for purposes of soliciting additional proxies to adopt the Merger Agreement in the event that there are insufficient votes to approve that proposal. We retain full authority to the extent set forth in our bylaws and the DGCL (subject to the terms of the Merger Agreement) to adjourn the Company Stockholder Meeting for any other purpose without the consent of any stockholders of Blue Nile.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE TO APPROVE

CERTAIN MERGER RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to Blue Nile’s named executive officers by Blue Nile in connection with the Merger, as disclosed in the section of this proxy statement captioned “The Merger—Interests of Blue Nile’s Directors and Executive Officers in the Merger—Payments Upon Termination In Connection with Change of Control.”

We are asking stockholders to indicate their approval of the various compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger. These payments are set forth in the section of this proxy statement captioned “The Merger—Interests of Blue Nile’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Blue Nile’s overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the compensation discussion and analysis and related sections of our annual proxy statements. These historical arrangements were approved and adopted by the Compensation Committee of the Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms. The compensation that may be provided to the named executive officers in connection with any new employment agreements entered into with Parent is not subject to this advisory, non-binding vote.

Accordingly, we are seeking approval of the following resolution at the Company Stockholder Meeting:

“RESOLVED, that the stockholders of Blue Nile, Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable by Blue Nile to its named executive officers by Blue Nile that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this proxy statement captioned “The Merger—Interests of Blue Nile’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Blue Nile, the Board of Directors or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the merger of BC Cyan Acquisition Inc. with and into Blue Nile, Inc. (the “Merger”) is qualified in its entirety by reference to the Agreement and Plan of Merger, made and entered into as of November 6, 2016 (the “Merger Agreement”) by and among Blue Nile, Inc. (“Blue Nile”), BC Cyan Parent Inc. (“Parent”), and BC Cyan Acquisition Inc. (“Merger Sub”), which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Blue Nile, Inc.

Blue Nile is a leading retailer of high-quality diamonds and fine jewelry. In addition to sales of diamonds and fine jewelry, Blue Nile provides education, guidance and support to enable customers to more effectively learn about and purchase diamonds and fine jewelry. Blue Nile, a Delaware corporation based in Seattle, Washington, was formed in March 1999. Blue Nile serves consumers in over 40 countries and territories all over the world through its website at www.bluenile.com.

Blue Nile’s Company Common Stock is listed on the NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “NILE.”

Blue Nile’s principal executive office is located at 411 First Avenue South, Suite 700, Seattle, WA 98104 and its telephone number is (206) 336-6700.

BC Cyan Parent Inc.

Parent was formed by funds managed by Bain Capital Private Equity on October 26, 2016 for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger.

BC Cyan Acquisition Inc.

Merger Sub is a wholly-owned direct subsidiary of Parent and was formed by funds managed by Bain Capital Private Equity on October 26, 2016 for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger.

Parent and Merger Sub are affiliated with the Investor Group. At the time (the “Effective Time”), Parent, Merger Sub and Blue Nile will cause the Merger to be consummated pursuant to the Delaware General Corporation Law (the “DGCL”) by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, Blue Nile, as the Surviving Corporation, will be indirectly owned by funds managed by Bain Capital Private Equity, a leading private equity firm, and Bow Street LLC, a New York-based investment fund (collectively, the “Investor Group”).

Parent and Merger Sub have obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, which will be available to fund the aggregate purchase price and certain other payments contemplated by, and subject to the terms and conditions of, the Merger Agreement. In addition, Bain Capital Fund XI, LP (“Bain Capital Fund XI”) has also provided Blue Nile with a limited guaranty in favor of Blue Nile, which guarantees the payment of the Parent Termination Fee (as defined below) that may become payable by Parent under the Merger Agreement.

Effect of the Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, if the Merger is completed, Merger Sub will be merged with and into Blue Nile and Blue Nile will continue as the Surviving Corporation of the Merger and a private subsidiary of Parent. As a result of the Merger, Company Common Stock will no longer be publicly traded and will be delisted from NASDAQ. At this time, all of the property, rights, privileges, powers and franchises of Blue Nile, and Merger Sub will vest in the Surviving Corporation; and all debts, liabilities and duties of Blue Nile and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation. In addition, all outstanding shares of Blue Nile common stock (“Company Common Stock”) will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock or any other rights or interest in the Surviving Corporation.

The Effective Time will occur upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as would be specified in the Certificate of Merger.

Effect on Blue Nile if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, Blue Nile’s stockholders will not receive any payment for their shares (or interests in shares) of Company Common Stock. Instead, Blue Nile will remain an independent public company, Company Common Stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Blue Nile operates and risks related to adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of Company Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of Company Common Stock would return to the price at which it trades as of the date of this proxy statement. In addition, stockholders could be exposed to significant new risks that may arise as a result of the pendency of the transactions contemplated by the Merger Agreement or the failure of the Merger to be completed, such as risks associated with a potential deterioration of Blue Nile’s reputation, credibility and standing with customers and commercial partners, and impairment of its ability to retain employees and attract new employees.

Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock. If the Merger is not completed, the Board of Directors of Blue Nile (the “Board of Directors”) will continue to evaluate and review Blue Nile’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Blue Nile’s business, prospects or results of operation will not be adversely impacted.

In addition, upon termination of the Merger Agreement under specified circumstances, Blue Nile will be required to pay Parent a termination fee. If the termination fee becomes payable by Blue Nile due to (x) Blue Nile’s termination of the Merger Agreement on or prior to 11:59 p.m., Eastern time, on December 16, 2016 (the “Cut-Off Date”) with respect to Blue Nile entering into an alternative acquisition agreement with an Excluded Party (as such term is defined in the Merger Agreement), the amount of the termination fee will be $7.4 million, and (y) if the termination fee becomes payable under any other circumstance, the amount of the termination fee will be $17.4 million. For more information please see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement; Termination Fees.”

The Merger Agreement also provides that Parent will be required to pay Blue Nile a reverse termination fee of $32.2 million (the “Parent Termination Fee”) if (i) the Closing does not occur within five (5) Business Days of the first date Parent is required to close; (ii) all mutual, Merger Sub, and Parent closing conditions are satisfied (other than those conditions that their terms are satisfied at the Closing, each of which are capable of being satisfied at Closing); (iii) Blue Nile has irrevocably notified Parent in writing that it is ready, willing and able to close and that all Blue Nile’s closing conditions are satisfied or waived (other than those conditions that their terms are satisfied at the Closing, each of which are capable of being satisfied at Closing); (iv) Blue Nile has given Parent written notice five (5) Business Days prior to termination stating Blue Nile’s intent to terminate the Merger Agreement if Parent and Merger Sub fail to consummate the Merger; and (v) Parent and Merger Sub fail to close on the later of five (5) Business Days of the notice and the date Parent is otherwise required to close. For more information please see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement; Termination Fees.”

The Per Share Price

At the Effective Time, and without any action required by any stockholder, each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares, each as such terms are defined in the Merger Agreement) will be cancelled and extinguished, and automatically converted into the right to receive cash in the amount equal to $40.75 without interest thereon and less any applicable withholding taxes.

After the Merger is completed, you will have the right to receive the Per Share Price, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive a payment for the “fair value” of their shares of Company Common Stock as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “The Merger Agreement—Appraisal Rights”).

For more information regarding the treatment of Company Options and RSUs, please see the section of this proxy statement captioned “—Interests of Blue Nile’s Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards.”

Background of the Merger

The Board of Directors regularly reviews Blue Nile’s business and operations, strategy and prospects as an independent company with a view toward building stockholder value. As part of its evaluation, from time to time the Board of Directors has considered a variety of strategic alternatives to Blue Nile’s business strategies as an independent company, including consideration of potential changes to Blue Nile’s strategy, potential commercial partnerships, potential strategic acquisitions, and a sale of Blue Nile.

From time to time, Blue Nile has received inbound inquiries from, and has held discussions with, third parties regarding the possibility of pursuing commercial partnerships or other strategic transactions involving Blue Nile. More recently, in the summer of 2015, Blue Nile engaged in conversations with Party A, a large jeweler in mainland China, who had been having ongoing discussions with Blue Nile to explore the possibility of a commercial partnership through which Party A would acquire a minority interest in Blue Nile and the two companies would work jointly to expand their collective footprint in China. Blue Nile was introduced to Party A through an individual at an investment firm, who had previously worked at Party B, a Chinese department store, with whom Blue Nile previously held discussions since late 2014 regarding the possibility of Party B acquiring Blue Nile. The conversations in the summer of 2015 also included continued conversations with Party C, a financial sponsor, who had been having ongoing discussions with Blue Nile throughout the previous year to explore the possibility of acquiring both Blue Nile and Party D, a private diamond and jewelry company; separate continued conversations with Party D, who had been having discussions with Blue Nile throughout the previous two years to explore the possibility of Blue Nile acquiring or entering into other strategic transactions with Party D; and continued conversations with Party E, a large department store chain, regarding the possibility of a strategic partnership between the companies or acquisition by Party E of Blue Nile. These discussions also included conversations with financial sponsors, including Party F, with whom members of management held meetings during the summer of 2015, regarding the possibility of Party F acquiring Blue Nile. During this time, management had regular communication with various members of the Board of Directors, including the then lead independent director, Mr. Mike Potter.

Throughout this time, the Board of Directors held various meetings to discuss these inbound inquiries and discussions. More recently, on June 22, 2015, the Board of Directors held a telephonic meeting. At this meeting, management updated the Board of Directors on the various inbound inquiries from, and discussions with, financial sponsors and strategic parties referenced in the preceding paragraph that expressed interest in exploring a potential transaction with Blue Nile. The Board of Directors discussed the advisability of further exploring these commercial partnerships and strategic transactions, including the advisability of exploring a potential sale of Blue Nile at that time. As part of this conversation, the Board of Directors also discussed Blue Nile’s business results, strategic plans and opportunities as a standalone company. Following discussion, the Board of Directors authorized management to continue the discussions with the third parties. In addition, following discussion regarding the capabilities and experience of several financial advisors, the Board of Directors authorized management to engage BofA Merrill Lynch as Blue Nile’s financial advisor in connection with this strategic review. The Board of Directors also held a telephonic meeting on July 24, 2015 with members of management and representatives of BofA Merrill Lynch in attendance and held its regularly scheduled meetings on August 3 and August 4, 2015 with members of management and representatives of BofA Merrill Lynch in attendance. The July 24, 2015 and August 4, 2015 meetings included executive sessions with only the independent directors in attendance. During those meetings the Board of Directors discussed and evaluated the ongoing process, and during the July 24, 2015 meeting, Ms. Neiswender, Blue Nile’s General Counsel, led the Board of Directors in a discussion regarding the Board of directors’ fiduciary duties, among other matters. On August 4, 2015, the Board of Directors authorized representatives of BofA Merrill Lynch to begin contacting third parties regarding possible strategic transactions involving Blue Nile.

In accordance with the Board of Directors’ instructions, commencing in August 2015, representatives of BofA Merrill Lynch contacted representatives of a total of thirteen strategic buyers, including strategic buyers in the e-commerce, retail distribution and jewelry specialty market, as well as one financial sponsor, to gauge their respective interests in exploring a potential acquisition of Blue Nile. These strategic buyers included Party G, a domestic jewelry retailer.

Throughout the second half of 2015, at the direction of the Board of Directors, Mr. Kanter, Blue Nile’s Chief Executive Officer, held further discussions and meetings with Party A to further explore the possibility of a commercial partnership. Party A and Blue Nile exchanged drafts of preliminary indicative term sheets for an investment by Party A in Blue Nile, and the Board of Directors held a telephonic meeting on October 5, 2015 and regularly scheduled meetings on November 2 and November 3, 2015 (with an executive session with only the independent directors in attendance at the November 3, 2015 meeting), at which the Board of Directors discussed and evaluated the potential synergies, opportunities for growth, and potential execution risks of such a commercial partnership, in light of Blue Nile’s stand-alone plan and long-term objectives, including in China. In addition, throughout the second half of 2015, at the direction of the Board of Directors, management had further discussions and meetings with Party C regarding the possibility of Party C acquiring Blue Nile, and Party D regarding the possibility of Blue Nile acquiring Party D. During this time the Board of Directors discussed and evaluated the potential synergies, opportunities for growth, and potential execution risks of an acquisition of Party D at the meetings on October 5, 2015, November 2, 2015 and November 3, 2015 referenced above.

Also in the second half of 2015, Mr. Kanter, at the direction of the Board of Directors, had preliminary conversations with third parties who had previously contacted Blue Nile, or who had been contacted at the direction of the Board of Directors by representatives of BofA Merrill Lynch as part of the August 2015 outreach process, regarding the possibility of an acquisition of Blue Nile.

As part of the foregoing discussions, each of Party A, Party B, Party C, Party D, Party E, Party F and Party G executed a confidentiality agreement in favor of Blue Nile. None of these confidentiality agreements contained standstill provisions with respect to Blue Nile, except for the confidentiality agreement with Party C, which contained a standstill provision that expired in July 2015, and the confidentiality agreements with Party E and Party G, both of which contained standstill provisions that expired in August 2016.

By the end of 2015, all of the third parties who had expressed an interest in the possibility of acquiring Blue Nile had terminated discussions, citing, among other reasons, the difficulty in justifying a premium to Blue Nile’s then current stock price. Further, Party C and Party E each informed Blue Nile of their respective decisions to cease discussions with respect to the possibility of a strategic partnership at that time, citing, among other reasons, the terms of the proposed transactions and their valuation of Blue Nile. However, at the direction of the Board of Directors, management continued discussions with Party A regarding the possibility of a commercial partnership and Party D regarding the possibility of Blue Nile acquiring Party D.

On February 1 and 2, 2016, the Board of Directors held regularly scheduled meetings, with members of management in attendance at the February 1 and 2, 2016 meetings and representatives of BofA Merrill Lynch in attendance at the February 1, 2016 meeting. The February 2, 2016 meeting included an executive session with only the independent directors in attendance. At these meetings, after discussion and consultation with management, the Board of Directors decided that it was not in the best interest of the stockholders to pursue the commercial partnership with Party A at this time, based upon, among other factors, the final terms proposed by Party A for the commercial partnership, the execution risks of such a commercial partnership, and Blue Nile’s stand-alone plan and long-term objectives, including in China. The Board of Directors also discussed the potential acquisition of Party D, including Party D’s supply chain, brand, employee base and customer profile, as well as the potential integration challenges, execution risks and impact on Blue Nile’s other initiatives and uses of capital for pursuing such a transaction. To assist the Board of Directors in evaluating the potential acquisition of Party D, after discussion, the Board of Directors resolved to establish a committee (the “Strategic Committee”) to assist the Board of Directors in evaluating potential acquisition targets. The Strategic Committee was also authorized to assist the Board of Directors in evaluating a potential sale of Blue Nile and other strategic matters. The designated members of the Strategic Committee were Blue Nile directors Ms. Mindy Meads (who, at the February 2, 2016 meeting, was appointed to be Blue Nile’s lead independent director, replacing Mr. Potter in such role) and Messrs. Harvey Kanter, Mike Potter and Robert van Schoonenberg.

On February 29, 2016, the Board of Directors held a telephonic meeting, with members of management in attendance. At this meeting, the Board of Directors discussed the potential acquisition of Party D, including potential synergies, integration, Party D’s valuation, the risks and opportunities associated with acquiring Party D and the potential impact of the transaction on the Company’s business and the Company’s stockholders.

In January of 2016, representatives of Party H, a major supplier and business partner of Blue Nile, introduced Mr. Kanter to Party I, a financial sponsor, which also had a relationship with Party H. In March of 2016, Party H initiated a conversation between Mr. Kanter and Party I, during which there were general discussions about the possibility of Party I pursuing an acquisition of Blue Nile. On April 18 and 19, 2016, Mr. Kanter had additional conversations with Party I about Blue Nile’s business. These conversations also included a discussion of the possibility of Party I pursuing an acquisition of Blue Nile in highly general terms. Party I, however, did not make any proposal to acquire Blue Nile.

On March 3, 16 and 30, 2016 and on April 7, 2016, the Strategic Committee held telephonic meetings. At these meetings, the Strategic Committee discussed, in consultation with management, the potential acquisition of Party D, including the valuation of Party D, the thesis of the transaction, the potential synergies with Party D, the ability to obtain the affirmative vote of the holders of a majority of the shares of Company Common Stock in order to consummate such an acquisition and the benefits and risks of pursuing such an acquisition in light of Blue Nile’s initiatives over the following six to twelve months. During the April 7, 2016 meeting, following discussion, the Strategic Committee decided it was in the best interest of stockholders to cease further discussions with Party D.

On April 12, 2016, Party A attended an in-person meeting with Mr. Kanter and Mr. Binder in Seattle. During the course of this meeting, Party A continued previous discussions regarding the possibility of pursuing strategic transactions between the companies, and, in light of the Board of Directors’ view that the previously proposed commercial partnership would not be in the best interest of Blue Nile’s stockholders, Party A explored the possibility of Party A acquiring Blue Nile. On April 18, 2016, Party A delivered to the Board of Directors a letter, which expressed interest in the possibility of engaging in a take private transaction, strategic investment and/or strategic partnership, but did not provide any indicative terms for any of these proposed transactions.

On April 14, 2016, Party I and Blue Nile executed a confidentiality agreement, which did not include standstill provisions with respect to Blue Nile.

On April 20, 2016, the Strategic Committee held a telephonic meeting. At this meeting, Mr. Kanter updated the Strategic Committee regarding his recent conversations with Party I regarding their interest in exploring a potential acquisition of Blue Nile. The Strategic Committee also discussed the recent meeting between Mr. Kanter and Party A and the April 12, 2016 letter from Party A. The Strategic Committee then discussed the type of transaction or partnership that it believed might be in the best interest of Blue Nile’s stockholders. After discussion, the Strategic Committee instructed management to continue to discuss the terms of a potential strategic transaction or partnership with Party A and Party I.

On May 2 and 3, 2016, the Board of Directors held regularly scheduled meetings. The May 3, 2016 meeting included executive sessions with only the independent directors in attendance. At these meetings, the Board of Directors discussed Blue Nile’s ongoing strategy and the recent discussions with third parties regarding potential strategic alternatives. The Board of Directors also received a report from the Strategic Committee regarding these discussions and the Strategic Committee’s views and recommendation to the Board of Directors that Blue Nile continue discussions with Party A and Party I. Following a discussion, the Board of Directors instructed management to continue the discussions regarding the terms of a potential transaction with Party A and Party I. The Board of Directors also received an update from management regarding Blue Nile’s first quarter financial results.

On the morning of May 5, 2016, Blue Nile announced its first quarter 2016 financial results. Such announcement stated that net sales decreased 3.2% to $103.1 million for the first quarter ended April 3, 2016 compared to $106.5 million for the first quarter ended April 5, 2015; operating income for the quarter totaled $1.2 million, representing an operating margin of 1.2% of net sales, compared to $1.9 million in operating income and 1.8% operating margin for the first quarter 2015; net income totaled $1.1 million, or $0.09 per diluted share versus $1.2 million, or $0.10 per diluted share for the first quarter 2015; and adjusted EBITDA for the quarter totaled $3.6 million compared to $4.0 million for the first quarter 2015. The closing stock price of the Company Common Stock was $25.23 per share on this date, a decline of 4.1% from the closing price of Common Stock of $26.32 on the previous trading day.

On June 13, 2016, representatives of Party H contacted Mr. Kanter to express an interest in introducing Blue Nile to Bow Street LLC (“Bow Street”). On June 14, 2016, Mr. Kanter met with representatives of Party H and Bow Street in New York and had further telephonic meetings with Bow Street on June 21 and 22, 2016. During the course of these meetings, representatives of Bow Street indicated that they were interested in exploring a potential acquisition of Blue Nile and that they intended to submit a preliminary indication of interest to the Board of Directors.

On June 13, 2016, Mr. Kanter received an email introducing Mr. Kanter to the founder of Party J, a financial sponsor, expressing an interest in arranging an in-person meeting to discuss Blue Nile’s business. Mr. Kanter attended an in-person meeting with the founder of Party J on June 15, 2016 in New York. On June 16, 2016, Party J and Blue Nile executed a confidentiality agreement, which did not include standstill provisions with respect to Blue Nile. Mr. Kanter held a further telephonic meeting with representatives of Party J on June 17, 2016. During the course of these meetings, Party J expressed interest in entering into exclusive negotiations to pursue a possible acquisition of Blue Nile, but did not submit any indication of interest or provide any price range or other indicative terms of such a proposal.

On June 21, 2016, the Strategic Committee held a telephonic meeting. At this meeting, Mr. Kanter updated the Strategic Committee regarding current discussions with Party J and Bow Street, including a discussion of Party J’s request for Blue Nile to enter into an exclusivity agreement. After deliberation, the Strategic Committee determined that Blue Nile should not enter into any exclusive relationship with any interested party at that time, instructed management to continue discussions with both Party J and Bow Street and instructed management to negotiate a confidentiality agreement with representatives of Bow Street and to provide Bow Street with preliminary due diligence materials. At this meeting, Mr. Kanter also informed the Strategic Committee that he had not received any communications from Party A since late April 2016. In addition, Mr. Kanter and Mr. Binder updated the Strategic Committee on Blue Nile’s business and financial results.

Also on June 21, 2016, Mr. Kanter, after consulting with members of the Strategic Committee, contacted representatives of Bow Street to discuss process. During the course of this conversation, Mr. Kanter indicated that the Board of Directors would be unlikely to authorize continued discussions at an indicative price of less than $35.00 per share and would be unlikely to be interested in any transaction at a price less than $40.00 per share.

On June 22, 2016, Blue Nile received an initial non-binding written indication of interest from Bow Street, proposing to acquire Blue Nile at an indicative purchase price of $35.00 per share in cash. The proposal indicated that it was subject to due diligence. The closing stock price of the Company Common Stock was $26.48 per share on this date.

On June 22 and 23, 2016, representatives of Party J attended in-person meetings with members of management in Seattle to discuss Blue Nile’s business.

On June 24, 2016, Mr. Kanter, after consulting with members of the Board of Directors, including lead independent director Ms. Meads and Mr. Potter, informed representatives of Party J that Blue Nile had received an indication of interest from another party and requested that Party J submit an indication of interest so that the Board of Directors could consider a formal proposal. Representatives of Party J informed Mr. Kanter that they were not interested in participating in a competitive process.

On June 24, 2016, Bow Street and Blue Nile executed a confidentiality agreement, which did not include standstill provisions with respect to Blue Nile. Shortly thereafter, Bow Street received access to preliminary due diligence materials regarding Blue Nile.

On June 25, 2016, Mr. Kanter emailed the Board of Directors to provide several updates as to the strategic process, including the recent meetings and discussions with Bow Street and Party J, as well as the June 22, 2016 indication of interest from Bow Street, among other matters.

Mr. Kanter, with authorization of the Board of Directors, authorized Party H to enter into discussions with Bow Street to discuss due diligence matters and the possibility of entering into commercial arrangements to facilitate a potential transaction between Blue Nile and Bow Street. To that end, on June 29, 2016, Blue Nile entered into a confidentiality agreement with Party H, which did not include a standstill provision with respect to Blue Nile.

During the months of June through August 2016, Bow Street conducted preliminary due diligence on Blue Nile. With the permission of Blue Nile, Bow Street continued to communicate with Party H throughout the process with respect to a potential transaction with Blue Nile, including due diligence matters and potential commercial arrangements. On July 21, 2016, representatives of Bow Street held an in-person due diligence session in Seattle, with members of management and Party H attending. At these due diligence sessions, representatives of Bow Street indicated that they intended to introduce Blue Nile to additional equity partners as part of the process. On July 29, 2016, representatives of Bow Street and Blue Nile held a subsequent telephonic meeting, with representatives of BofA Merrill Lynch in attendance, to discuss process, during which Bow Street indicated again that they intended to engage potential equity partners to assist in financing a portion of the transaction. On August 1, 2016, Blue Nile provided Bow Street with access to an online data room containing certain limited preliminary information regarding Blue Nile.

During the months of July 2016 and August 2016, with the permission of Blue Nile, Bow Street contacted potential financial sponsors, including Bain Capital Private Equity, LP (“Bain Capital”) and Party K, a financial sponsor, to discuss the possibility of their providing a portion of the equity financing that Bow Street required to consummate a transaction with Blue Nile. Pursuant to the terms of Bow Street’s confidentiality agreement with Blue Nile, Bow Street and Blue Nile provided due diligence materials to Bain Capital and Party K. On August 28 and 29, 2016, Party K attended in-person due diligence sessions with members of management, and on September 1, 2016 was provided access to the data room to evaluate participating in a potential acquisition of Blue Nile. On September 8, 2016, representatives of Bow Street contacted Mr. Kanter to inform him that Party K had declined to participate in a potential transaction, citing their difficulty in justifying a premium to Blue Nile’s then current stock price.

On August 1 and 2, 2016, the Board of Directors held regularly scheduled meetings. The August 2, 2016 meeting included an executive session with only the independent directors in attendance. At these meetings, the Board of Directors discussed the terms of the proposal from Bow Street, including a discussion of the proposed offer price, as well as strategies and methods by which the Board of Directors may be able to extract a higher offer price from Bow Street. The Board of Directors also discussed Blue Nile’s short- and long-term initiatives and the benefits and risks in pursuing Blue Nile’s strategic plan on a stand-alone basis. After discussion, the Board of Directors authorized management to continue discussions with Bow Street regarding the terms of a potential transaction and instructed management to provide Bow Street and its potential equity partners with further due diligence materials. The Board of Directors also discussed Blue Nile’s second quarter financial results, including a comparison to Blue Nile’s forecast, budget and analyst expectations, as well as the industry and competitive landscape.

On the morning of August 8, 2016, Blue Nile announced its second quarter 2016 financial results. Such announcement stated that net sales increased to $113.8 million for the second quarter ended July 3, 2016 compared to $113.7 million for the second quarter ended July 5, 2015; operating income for the quarter totaled $3.3 million, representing an operating margin of 2.9% of net sales, compared to $3.4 million in operating income and 3.0% operating margin for the second quarter 2015; net income totaled $2.1 million, or $0.18 per diluted share versus $2.3 million, or $0.20 per diluted share for the second quarter 2015; and adjusted EBITDA for the quarter totaled $5.6 million compared to $5.7 million for the second quarter 2015. The closing stock price of the Company Common Stock was $29.62 per share on this date, a decline of 1.4% from the closing price of Common Stock of $30.04 on the previous trading day.

On August 24, 2016, representatives of BofA Merrill Lynch delivered to Blue Nile a disclosure letter regarding certain information concerning BofA Merrill Lynch’s material relationships with Bow Street.

On August 25, 2016, Bain Capital received access to preliminary due diligence materials in the data room to evaluate participating in a potential acquisition of Blue Nile in partnership with Bow Street.

On August 26, 2016, representatives of Bow Street and Bain Capital (together, the “Investor Group”) held a telephonic due diligence session with management, which focused on Blue Nile’s financial results and prospects. On August 29, 2016, representatives of the Investor Group and management held an in-person due diligence session, which included a discussion regarding Blue Nile’s operational and strategic history and prospects. Throughout September 2016 and October 2016, the Investor Group continued to engage in its due diligence review of Blue Nile.

On September 13, 2016, after consulting with members of the Board of Directors, including lead independent director Ms. Meads and Mr. Potter, Mr. Kanter had a telephonic meeting with the Investor Group regarding the due diligence process and to discuss the potential transaction process timeline. In the course of this discussion, Mr. Kanter noted that the prior June 22, 2016 offer of $35.00 per share in cash would not be of interest to the Board of Directors and that without an offer of at least $40.00 per share, it was unlikely that the Board of Directors would be willing to continue discussions with the Investor Group or continue to provide them access to due diligence materials, and that the offer price would likely have to be above $45.00 to ultimately be of interest to the Board of Directors.

On September 16, 2016, Blue Nile received a non-binding written indication of interest from the Investor Group, proposing an acquisition price of $40.00 per share in cash. The proposal indicated that it was subject to finalizing legal and accounting due diligence. Further, the proposal described the Investor Group’s expectation that the parties would proceed on an exclusive basis during this process, and a proposed exclusivity agreement was provided to Blue Nile. The closing stock price of the Company Common Stock was $35.99 per share on this date. On September 16, 2016, Mr. Kanter contacted each individual member of the Board of Directors to discuss this indication of interest from the Investor Group.

On September 17, 2016, the Board of Directors held a telephonic meeting. At this meeting, Mr. Kanter updated the Board of Directors on recent developments in the discussions with the Investor group, including the due diligence process and a potential transaction timeline. The Board of Directors then discussed the terms of the proposal from the Investor Group, including a discussion of the proposed offer price, as well as various strategies and methods by which the Board of Directors might seek to maximize stockholder value. The Board of Directors also discussed the possibility of entering into negotiations on an exclusive basis to extract additional value, and ultimately decided to not enter into any exclusive arrangements with potential acquirers at this time. The Board of Directors also discussed Blue Nile’s short- and long-term initiatives and the potential opportunities and risks in pursuing Blue Nile’s strategic plan on a stand-alone basis. During the course of this meeting, Mr. Kanter confirmed that he and other members of management had not engaged in any conversations with the Investor Group or any other party about potential post-transaction employment arrangements. The Board of Directors also discussed the valuation of Blue Nile, including the price ranges at which it would be willing to continue discussions with the Investor Group, and viewed Mr. Kanter as being in the best position to continue price negotiations based on his rapport with representatives of the Investor Group. The Board of Directors then instructed Mr. Kanter to convey the Board of Directors’ response to the Investor Group’s latest proposal.

On September 17, 2016, Mr. Kanter contacted representatives of the Investor Group and, as instructed by the Board of Directors, conveyed that the price of $40.00 per share would only be considered as the beginning of price negotiations and that a price in excess of $45.00 per share would be preferable to the Board of Directors.

On September 19, 2016, the Investor Group distributed to Blue Nile, through representatives of BofA Merrill Lynch, a presentation further explaining their offer and their valuation as set forth in the September 16, 2016 indication of interest. Later on September 19, 2016, representatives of the Investor Group and representatives of BofA Merrill Lynch discussed the valuation presentation and various process related matters.

On September 20 and 21, 2016, representatives of the Investor Group and management held in-person meetings, with Party H attending, where they discussed various matters, including Blue Nile’s business prospects.

On September 23, 2016, the Board of Directors held a telephonic meeting, with representatives of Wilson Sonsini Goodrich and Rosati (“WSGR”), Blue Nile’s outside legal advisors, and representatives of BofA Merrill Lynch in attendance. At this meeting, the Board of Directors discussed, after consultation with management and representatives of BofA Merrill Lynch, the terms of the proposal from the Investor Group, including a discussion of the proposed offer price, as well as various strategies and methods by which the Board of Directors might seek to maximize stockholder value. In the course of this discussion, representatives of BofA Merrill Lynch informed the Board of Directors of their prior conversation with the Investor Group regarding the Investor Group’s valuation presentation. The Board of Directors also discussed, after consultation with management and representatives of BofA Merrill Lynch, Blue Nile’s short- and long-term initiatives and the potential opportunities and risks in pursuing Blue Nile’s strategic plan on a stand-alone basis. After deliberation, the Board of Directors authorized management and representatives of BofA Merrill Lynch to continue negotiating the terms of a potential transaction with the Investor Group and to continue the due diligence process with the Investor Group, but instructed Mr. Kanter to indicate that the Board of Directors preferred a higher price. Following this meeting, Mr. Kanter contacted representatives of the Investor Group to convey the Board of Directors’ position.

On September 26, 2016, representatives of BofA Merrill Lynch delivered to the Board of Directors a supplemental disclosure letter regarding certain information concerning BofA Merrill Lynch’s material relationships with the Investor Group.

On September 27, 2016, the Board of Directors held a telephonic meeting, with representatives of WSGR and representatives of BofA Merrill Lynch in attendance. This meeting included an executive session with only the independent directors in attendance. At this meeting, representatives of BofA Merrill Lynch presented a public market and historical stock performance overview. WSGR then reviewed with the Board of Directors its fiduciary duties, including the legal framework in which the Board of Directors should consider any proposal that may be received from a potential acquirer in light of deal execution risks and Blue Nile’s stand-alone operations and prospects. During the course of this meeting, Mr. Kanter confirmed that he and other members of management had not engaged in any conversations with the Investor Group or any other party about potential post-transaction employment arrangements. The Board of Directors then discussed various strategies and methods by which the Board of Directors might seek to maximize stockholder value, including the parameters of the market check process. Among the topics discussed were the desire to move quickly to a negotiated agreement, the ability of other parties to conduct due diligence on a competitive timeline, and the likely level of interest by other parties in light of the outreach in the summer of 2015 that resulted in no indications of interest. Mr. Binder, Blue Nile’s Chief Financial Officer, then led the Board of Directors in a discussion of the Management Projections (as defined and described further below under the heading “—Management Projections”) and the Upside Case (as defined and described below under the heading “—Management Projections—Sensitivity Cases”) for long-term planning and valuation purposes. Following this discussion, the Board of Directors determined that the Management Projections were the best currently available estimates and good faith judgments of management and the Board of Directors as to the future financial performance of Blue Nile, and instructed representatives BofA Merrill Lynch to use the Management Projections for the purpose of performing its preliminary financial analysis. The Board of Directors also instructed management to create a comparably plausible downside sensitivity case (as compared to the Upside Case) for long-term planning and valuation purposes (described below under the heading “—Management Projections—Sensitivity Cases” as the “Downside Case”) in order to provide the Board of Directors with a balanced view of the illustrative Sensitivity Cases. The Board of Directors instructed representatives of BofA Merrill Lynch to include, solely for illustrative purposes, an appendix to its preliminary financial analysis with the sensitivity cases consisting of both the Downside Case and the Upside Case.

On September 29, 2016, the Board of Directors held a telephonic meeting, with representatives of WSGR and representatives of BofA Merrill Lynch attending. This meeting included an executive session with only the independent directors and WSGR in attendance. Representatives of BofA Merrill Lynch reviewed with the Board of Directors its preliminary financial analysis of the Investor Group’s revised proposal to acquire Blue Nile at a price of $40.00 per share in cash. The Board of Directors then continued its discussion regarding various strategies and methods by which the Board of Directors might seek to maximize stockholder value, including the parameters of the market check process. The Board of Directors also discussed deal execution risks and Blue Nile’s stand-alone operations and prospects and considered whether it was the appropriate time to continue discussions regarding a potential sale of Blue Nile. At this meeting the Board of Directors also discussed the September 26, 2016 disclosure letter from BofA Merrill Lynch, both with representatives of BofA Merrill Lynch and without representatives of BofA Merrill Lynch in attendance during such discussion.

Also on September 29, 2016, Blue Nile and BofA Merrill Lynch executed an indemnification agreement for the benefit of BofA Merrill Lynch.

On October 7, 2016, representatives of the Investor Group sent a preliminary accounting and legal due diligence request list to representatives of Blue Nile.

On October 13, 2016, representatives of BofA Merrill Lynch contacted the Investor Group to request the submission by the Investor Group of an updated proposal, as instructed by the Board of Directors. As of October 14, Mr. Kanter was no longer involved in any direct negotiations with the Investor Group and all negotiations and conversations regarding price and other key deal terms were between representatives of BofA Merrill Lynch, acting at the direction of the Board of Directors, and the Investor Group.

On October 14, 2016, Blue Nile received a revised non-binding written indication of interest from the Investor Group, proposing an acquisition price of $38.50 per share in cash. The indication of interest indicated that the decrease in the proposed acquisition price from the September 16, 2016 offer of $40.00 per share reflected the weak financial trajectory of Blue Nile, including continued year-on-year revenue declines over the past four quarters through the third fiscal quarter of 2016. The closing stock price of the Company Common Stock was $35.43 per share on this date. Further, the proposal described the Investor Group’s expectation that the parties would proceed on an exclusive basis during this process, and a proposed exclusivity agreement was provided to Blue Nile.

On October 14, 2016, the Board of Directors held a telephonic meeting to review the revised indication of interest from the Investor Group, with representatives of WSGR and representatives of BofA Merrill Lynch in attendance. This meeting included an executive session with only the independent directors in attendance. At this meeting, Mr. Binder updated the Board of Directors on Blue Nile’s third quarter 2016 financial results. In addition, at this meeting, representatives of BofA Merrill Lynch reviewed with the Board of Directors its preliminary financial analysis, which had been updated to reflect the current market and the latest proposal from the Investor Group, relating to Blue Nile. The Board of Directors discussed negotiation strategies in the ongoing discussions with the Investor Group and the strategies and methods by which the Board of Directors might seek to maximize stockholder value. These discussions included the possibility of contacting additional parties to gauge their interest in pursuing a potential acquisition of Blue Nile, which, after discussion, the Board of Directors decided not to do at this time. These discussions also included the possibility of agreeing to negotiate on an exclusive basis to extract additional value, which, after discussion, the Board of Directors decided not to do at this time. In addition, following discussion, the Board of Directors authorized lead independent director, Ms. Meads, to formally execute an engagement letter with BofA Merrill Lynch.

On October 16, 2016, representatives of BofA Merrill Lynch had discussions with members of the Board of Directors, including lead independent director Ms. Meads, to discuss process and the Investor Group’s latest proposal. On October 16, 2016, representatives of BofA Merrill Lynch, at the instruction of the Board of Directors, contacted the Investor Group to discuss the terms of their latest proposal. During this call, representatives of BofA Merrill Lynch conveyed the Board of Directors’ response to the Investor Group’s latest proposal. Later on October 16, 2016, representatives of BofA Merrill Lynch received an oral confirmation of a revised indication of interest from the Investor Group, proposing an acquisition price of $39.50 per share in cash. The closing stock price of the Company Common Stock was $35.43 per share on October 14, 2016, the last trading day before this date.

On October 17, 2016, Blue Nile formally engaged BofA Merrill Lynch by executing an engagement letter.

On October 17, 2016, the Board of Directors held a telephonic meeting to review the revised indication of interest from the Investor Group, with representatives of WSGR and representatives of BofA Merrill Lynch attending. This meeting included an executive session with only the independent directors in attendance. At this meeting, representatives of BofA Merrill Lynch reviewed with the Board of Directors its preliminary financial analysis, which had been updated to reflect the current market and the latest proposal from the Investor Group relating to Blue Nile. The Board of Directors discussed negotiation strategies in the ongoing discussions with the Investor Group and the strategies and methods by which the Board of Directors might seek to maximize stockholder value, including the parameters of the market check process. This discussion included deliberation about whether the Board of Directors may be able to extract a higher offer price from the Investor Group by agreeing to negotiate with the Investor Group on an exclusive basis. In light of the Investor Group’s recent reduction in its proposed price, the Board of Directors decided to conduct a targeted market check to determine if any other possible bidders for Blue Nile might have interest in Blue Nile at the price above the Investor Group’s latest proposal. As part of this discussion regarding the market check process, the Board of Directors evaluated each possible acquirer, including Party E, Party G and Party L, an e-commerce company. Following this discussion and taking into account its discussions with representatives of BofA Merrill Lynch, and in light of the prior outreach in the summer of 2015 to a total of thirteen strategic buyers and one financial sponsor, none of which submitted any indication of interest, the Board of Directors instructed representatives of BofA Merrill Lynch to conduct a targeted outreach to the three strategic buyers that, in the view of the Board of Directors, were most likely to be interested in a potential transaction. The Board of Directors also determined that it would not agree to negotiate with the Investor Group on an exclusive basis at this time so that it could continue its outreach to these potential buyers as part of its targeted market check pre-signing to confirm that the Investor Group’s offer continued to be higher than Blue Nile could reasonably expect from other potential buyers.

Commencing on October 17, 2016, as instructed by the Board of Directors, representatives of BofA Merrill Lynch contacted representatives of Party E, Party G and Party L. At this time, as instructed by the Board of Directors, representatives of BofA Merrill Lynch also contacted the Investor Group and conveyed the Board of Directors’ continuing position that the Board of Directors preferred a higher per share price than what was included in the Investor Group’s latest proposal.

On October 17, 2016, representatives of Party E contacted representatives of BofA Merrill Lynch, and indicated that Party E was not interested in an acquisition of Blue Nile, citing, among other reasons, that Party E was unable to justify the EBITDA multiples implied by a transaction in the price range being considered.

On October 17, 2016, representatives of BofA Merrill Lynch received oral confirmation of a further revised indication of interest from the Investor Group, proposing an acquisition price of $40.25 per share in cash. The closing stock price of the Company Common Stock was $35.16 per share on this date.

Later on October 18, 2016, the Board of Directors held a telephonic meeting to review the revised indication of interest from the Investor Group, with representatives of WSGR and representatives of BofA Merrill Lynch attending. Representatives of BofA Merrill Lynch provided an update to the Board of Directors regarding the most recent proposals received from the Investor group. This meeting included an executive session with only the independent directors in attendance. After discussion, the Board of Directors concluded that there did not appear to be any other parties with a likely interest in acquiring Blue Nile that had not already been contacted. The Board of Directors then discussed strategies to achieve the highest price obtainable in the ongoing negotiations with the Investor Group, including the possibility of agreeing to exclusive negotiations, and determined to convey to the Investor Group that the Board of Directors would carefully consider a transaction if the Investor Group raised their price to at or above $40.50 per share in cash.

Later on the evening of October 18, 2016, representatives of BofA Merrill Lynch and the Investor Group discussed the proposed acquisition price, in accordance with the Board of Directors’ instructions. Representatives of the Investor Group indicated orally that, pending internal approvals, their final proposal would be to acquire Blue Nile for $40.75 per share in cash and that, assuming the receipt of such internal approvals, a final indication of interest would follow the next day.

On October 19, 2016, representatives of BofA Merrill Lynch received confirmation from the Investor Group of a final proposed acquisition price of $40.75 per share in cash, and substantially communicated the receipt of the Investor Group’s final proposal to the Board of Directors. The closing stock price of the Company Common Stock was $35.46 per share on this date.

On October 19, 2016, representatives of the Investor Group sent additional due diligence request lists to representatives of Blue Nile. On October 19, 2016, representatives of the Investor Group, Blue Nile, WSGR and Kirkland & Ellis LLP (“Kirkland”), outside counsel to the Investor Group, and representatives of BofA Merrill Lynch held a due diligence process call, after which Blue Nile began to populate the online data room with additional information regarding Blue Nile in response to these requests.

On October 20, 2016, representatives of Party G contacted representatives of BofA Merrill Lynch, and indicated that Party G was not interested in exploring a possible acquisition of Blue Nile, citing, among other reasons, that such a transaction was not a strategic focus of Party G.

On October 20, 2016, representatives of Party L contacted representatives of BofA Merrill Lynch, and indicated that Party L was not interested in exploring a possible acquisition of Blue Nile, citing, among other reasons, concerns over Blue Nile’s growth profile.

On October 24, 2016, Kirkland delivered an initial draft of the Merger Agreement to WSGR, which included a proposed go-shop period of 30 days. Over the next several days, WSGR, in consultation with the Board of Directors, exchanged drafts and negotiated the terms of the Merger Agreement with Kirkland, with a significant focus on the terms of the agreement relating to closing certainty (including certainty of the Investor Group’s financing), the length of the go-shop period and provisions relating to Blue Nile’s ability to entertain and accept superior acquisition proposals that it might receive during the pendency of the transaction (including the termination fees and expense reimbursements that could become payable by Blue Nile in certain circumstances). In addition, over the next several days, the parties had several discussions regarding the confirmatory due diligence of the Investor Group.

On October 29, 2016, representatives of BofA Merrill Lynch and representatives of the Investor Group held a telephonic meeting to discuss the progress of the Investor Group’s due diligence review and to discuss process and a potential transaction timeline. Following this call, representatives of BofA Merrill Lynch held a telephonic meeting with lead independent director, Ms. Meads, and provided an update on these recent discussions with the Investor Group.

On November 1 and November 2, 2016, the Board of Directors held regularly scheduled meetings, during which the Board of Directors considered the terms of the proposed transaction, with members of management and representatives of WSGR and representatives of BofA Merrill Lynch attending the November 2, 2016 meeting. The November 2, 2016 meeting included an executive session with only the independent directors in attendance. At this meeting, WSGR reviewed the key terms of the latest draft Merger Agreement, including with respect to closing conditions, the definition of “material adverse effect”, financing matters, the length of the go-shop period, which would allow for a post-signing market check in addition to the pre-signing process Blue Nile had undergone since 2015, alternative acquisition proposals, termination, termination fees, expense reimbursement and remedies, which had not yet been finalized. WSGR also reviewed with the Board of Directors a proposed amendment to Blue Nile’s bylaws adopting a forum selection clause. After this review, the Board of Directors provided feedback and direction on the remaining unresolved issues in the latest draft Merger Agreement and instructed WSGR to seek to finalize these issues in accordance with its guidance. Later on November 2, 2016, WSGR delivered a revised draft of the Merger Agreement to Kirkland, including, among other provisions, a 45-day go-shop period.

On November 3, 2016, Kirkland delivered a revised draft of the Merger Agreement to WSGR. On November 4, 2016, representatives of BofA Merrill Lynch delivered to the Board of Directors a supplemental disclosure letter regarding certain information concerning BofA Merrill Lynch’s material relationships with the Investor Group.

On November 4, 2016, the Board of Directors held a telephonic meeting to consider the terms of the proposed transaction, with members of management and representatives of WSGR and representatives of BofA

Merrill Lynch attending. This meeting included an executive session with only the independent directors in attendance. At this meeting, WSGR reviewed the key terms of the latest draft Merger Agreement, including with respect to closing conditions, the definition of “material adverse effect”, financing matters, the length of the go-shop period, alternative acquisition proposals, termination, termination fees, expense reimbursement and remedies, which had not yet been finalized. Following this presentation, the Board of Directors discussed the various terms of the Merger Agreement, including the length of the go-shop period. Representatives of BofA Merrill Lynch then reviewed its revised financial analysis of the consideration to be received by Blue Nile stockholders pursuant to the Merger Agreement. After these presentations, the Board of Directors provided feedback and direction on the remaining unresolved issues in the Merger Agreement and instructed WSGR to seek to finalize these issues in accordance with its guidance. At this meeting the Board of Directors also discussed the November 3, 2016 disclosure letter from BofA Merrill Lynch. On November 5, 2016, WSGR delivered a revised draft of the Merger Agreement to Kirkland.

On November 5, 2016, representatives of the Investor Group contacted representatives of BofA Merrill Lynch to discuss the proposed transaction. The Investor Group indicated that Blue Nile’s business fundamentals continued to weaken in their view and that the debt financing market was weaker than they expected, which increased their cost of financing and lowered their expected returns. The Investor Group then explored the possibility of re-opening discussions regarding price and timing and communicated that it would be challenging for them to proceed above a price of $38.00 per share. Representatives of BofA Merrill Lynch stated that they would need to report any revised offer to the Board of Directors but that, based on their discussions with the Board of Directors, they did not expect the Board of Directors to be interested in a transaction below the previous proposed acquisition price. Following this call, representatives of BofA Merrill Lynch held a telephonic meeting with lead independent director, Ms. Meads, and provided an update on these recent discussions with the Investor Group.

On the morning of November 6, 2016, representatives of the Investor Group contacted representatives of BofA Merrill Lynch to orally affirm the prior offer price of $40.75 per share. The representatives of the Investor Group noted, however, that they had limited flexibility on the remaining issues in the Merger Agreement at that price. Kirkland and WSGR negotiated to resolve the remaining open issues in the Merger Agreement.

Later on the morning of November 6, 2016, the Board of Directors held a telephonic meeting to consider the terms of the proposed transaction, with members of management and representatives of WSGR and representatives of BofA Merrill Lynch attending. At this meeting, representatives of BofA Merrill Lynch updated the Board of Directors on its conversations with the Investor Group from the prior evening. WSGR then reviewed the key terms of the latest draft Merger Agreement, including with respect to closing conditions, the definition of “material adverse effect”, financing matters, the length of the go-shop period, alternative acquisition proposals, termination, termination fees, expense reimbursement and remedies, which had not yet been finalized. After these presentations, the Board of Directors provided feedback and direction on the remaining unresolved issues in the Merger Agreement and instructed WSGR to seek to finalize these issues in accordance with its guidance. The Board of Directors decided to reconvene later in the morning to further consider the terms of the proposed transaction.

Later on the morning of November 6, 2016, the Board of Directors held a subsequent telephonic meeting to further consider the terms of the proposed transaction, with members of management and representatives of WSGR and representatives of BofA Merrill Lynch attending. At this meeting, representatives of BofA Merrill Lynch reviewed their latest disclosure letter from November 3, 2016 and led the Board of Directors through a review of the fees paid to BofA Merrill Lynch by the Investor Group. Representatives of BofA Merrill Lynch then reviewed its financial analysis of the Per Share Price and delivered to the Board of Directors an oral opinion, which was confirmed by the subsequent delivery of a written opinion dated November 6, 2016, to the effect that, as of that date and based upon and subject to various assumptions and limitations described in its opinion, the Per Share Price to be received in the Merger by holders of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares), was fair, from a financial point of view, to such holders. For more information about BofA Merrill Lynch’s opinion, see the section of this proxy statement below captioned “—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated”. At this meeting the Board of Directors also discussed the November 3, 2016 disclosure letter from BofA Merrill Lynch. After discussing potential reasons for and against the proposed transaction (see below under the heading “—Recommendation of the Board of Directors and Reasons for the Merger), the Board of Directors unanimously (1) determined that it is in the best interests of Blue Nile and Blue Nile’s stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein, (2) approved the execution and delivery of the Merger Agreement by Blue Nile, the performance by Blue Nile of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and conditions set forth therein, and (3) recommended that Blue Nile’s stockholders adopt the Merger Agreement in accordance with the DGCL. In addition, after discussion, the Board of Directors also unanimously determined that the proposed amendment to Blue Nile’s bylaws adopting a forum selection clause was advisable and in the best interests of Blue Nile and its stockholders, finding that it would mitigate the expense associated with defending cases in multiple forums, the difficulties in managing litigation brought by multiple plaintiffs’ firms concerning the same set of facts, the ability of plaintiffs to “shop” between favorable forums and the risks associated with multiple inconsistent outcomes. Accordingly, the Board of Directors approved the resolution to amend the bylaws to include a forum selection clause.

Later in the day on November 6, 2016, the Board of Directors held another telephonic meeting, with members of management and representatives of WSGR and representatives of BofA Merrill Lynch attending. Representatives of WSGR described the final draft of the Merger Agreement, which included certain revisions to the interim operating covenants. The Board of Directors then confirmed its approval of the final draft of the Merger Agreement and the proposed transaction.

On November 6, 2016, Parent, Merger Sub and the Investor Group also approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

On the evening of November 6, 2016, Blue Nile, Parent and Merger Sub executed the Merger Agreement. Following the execution of the Merger Agreement, on the morning of November 7, 2016, Blue Nile issued a press release announcing the transaction.

On the morning of November 7, 2016, following the issuance of the press release announcing the transaction and at the instruction of the Board of Directors, representatives of BofA Merrill Lynch commenced the go-shop process in accordance with the go-shop provisions in the Merger Agreement.

Also on the morning of November 7, 2016, Blue Nile announced its third quarter 2016 financial results. Such announcement stated that net sales decreased to $105.1 million for the third quarter ended October 2, 2016 compared to $109.9 million for the third quarter ended October 4, 2015; operating income for the quarter totaled $1.8 million, representing an operating margin of 1.7% of net sales, compared to $3.0 million in operating income and 2.8% operating margin for the third quarter 2015; net income totaled $1.3 million, or $0.11 per diluted share versus $2.0 million, or $0.17 per diluted share for the third quarter 2015; and adjusted EBITDA for the quarter totaled $4.2 million compared to $5.3 million for the third quarter 2015.

After the public announcement of the transaction, Bow Street contacted the potential equity partners who had declined to participate in the Investor Group, including Party K, and informed them that, for the avoidance of doubt and notwithstanding any prior arrangements or understandings between them and Bow Street, they were free to participate in the go-shop process and submit an alternative proposal to acquire Blue Nile.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously (1) determined that it is in the best interests of Blue Nile and Blue Nile’s stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (2) approved the execution and delivery of the Merger Agreement by Blue Nile, the performance by Blue Nile of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; and (3) recommended that Blue Nile’s stockholders adopt the Merger Agreement in accordance with the DGCL.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to post-pone or adjourn the Company Stockholder Meeting if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Blue Nile to its named executive officers in connection with the Merger.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with management, its financial advisors and outside legal counsel. In recommending that stockholders vote in favor of the adoption of the Merger Agreement, the Board of Directors considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

•	the fact that the all-cash Per Share Price would provide certainty of value and liquidity to stockholders, while eliminating the effect of long-term business and execution risk to stockholders;

•	the relationship of the Per Share Price to the trading price of the Company Common Stock, including:

•	that the Per Share Price constituted a premium of approximately 33.9% from the closing stock price per share of Company Common Stock of $30.44 on November 4, 2016, the last trading day prior to the execution of the Merger Agreement;

•	that the Per Share Price constituted a premium of approximately 16.8% and 19.1% from the average price per share of Company Common Stock in the one-month period and three-month period, respectively, up to and including November 4, 2016, the last trading day prior to the execution of the Merger Agreement; and

•	that the Per Share Price constituted a premium of approximately 53.9% from the closing stock price per share of Company Common Stock on June 22, 2016, the day Bow Street submitted its first non-binding indication of interest with respect to a potential strategic transaction;

•	the recent and historical market prices of the Company Common Stock;

•	the multiples to adjusted EBITDA, cash earnings per share and free cash flow implied by the Per Share Price;

•	the financial terms of selected precedent transactions of comparable size to the Merger;

•	its belief, based on discussions and negotiations with the Investor Group, that the Per Share Price was the highest price the Investor Group would be willing to pay and the highest price reasonably obtainable, each as of the date of the Merger Agreement;

•	the Board of Directors’ understanding of Blue Nile’s business and operations, and its current and historical results of operations, financial prospects and condition;

•	the Board of Directors’ evaluation of Blue Nile’s strategy, direction, prospects and stand-alone value;

•	the Board of Directors’ evaluation of Blue Nile’s historical financial performance as well as its projected stand-alone financial performance embodied in the Management Projections;

•	the perceived risk of continuing as an independent public company or pursuing other alternatives, including (1) the continuation of Blue Nile’s business plan as an independent enterprise; (2) modifications to Blue Nile’s strategy; and (3) potential expansion opportunities into new business lines through acquisitions and combinations of Blue Nile with other businesses;

•	the competitive landscape and the dynamics of the market for Blue Nile’s products, and the assessment that other alternatives were not reasonably likely to create greater value for stockholders than the Merger, taking into account execution risk as well as business, competitive, industry and market risk;

•	the review of Blue Nile’s strategic and financial alternatives, including:

•	that Blue Nile’s financial advisors had previously contacted a total of thirteen strategic buyers and one financial sponsors beginning in the summer of 2015, and each either declined to proceed with an evaluation of a potential strategic transaction, or declined to submit a transaction proposal for Blue Nile;

•	that Blue Nile’s financial advisors had recently contacted a total of three strategic buyers in an effort to obtain the best value reasonably available to stockholders and each either declined to proceed with an evaluation of a potential strategic transaction, or declined to submit a transaction proposal for Blue Nile; and

•	its belief that it was unlikely that another party would be willing or able to pay more than the Per Share Price in cash.

•	the financial analyses and opinion of BofA Merrill Lynch, dated November 6, 2016, to the Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Per Share Price to be received in the Merger by holders of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares), as more fully described below in the section of this proxy statement captioned “—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated”

•	the terms of the Merger Agreement and the related agreements, including:

•	that the financing contemplated by the Equity Commitment Letter and the Debt Commitment Letter provided in favor of Parent, together with Blue Nile’s cash on hand, were sufficient to fund the aggregate purchase price and the other payments contemplated by, and subject to the terms and conditions of, the Merger Agreement, and that Blue Nile is a named third party beneficiary of the Equity Commitment Letter;

•	Blue Nile’s ability during a go-shop period to actively solicit alternative proposals, and Blue Nile’s ability, under certain other circumstances after the go-shop period, to furnish information to and conduct negotiations with an Excluded Party regarding alternative acquisition proposals;

•	Blue Nile’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to Parent’s right to match such Superior Proposal and subject to paying Parent (x) a termination fee of $7.4 million, with respect to Blue Nile entering into an alternative acquisition agreement with an Excluded Party on or prior to the Cut-Off Date or (y) a termination fee of $17.4 million if payable otherwise;

•	Blue Nile’s entitlement to specific performance to cause the equity financing to be funded if the Marketing Period has ended, all conditions in the Merger Agreement have been satisfied, the debt financing has been or will be funded at the Closing and Blue Nile has confirmed in writing that if specific performance is granted and the equity financing is funded, then the Closing will occur;

•	Blue Nile’s entitlement to specific performance to prevent breaches of the Merger Agreement;

•	Blue Nile’s entitlement to a reverse termination fee from Parent of $32.2 million if (i) the Closing does not occur within five business days of the first date Parent is required to close; (ii) all mutual, Merger Sub and Parent closing conditions are satisfied at the Closing; (iii) Blue Nile has irrevocably notified Parent in writing that it is ready, willing and able to close and that all of Blue Nile’s closing conditions are satisfied or waived; (iv) Blue Nile has given Parent written notice five business days prior to termination stating Blue Nile’s intent to terminate the Merger Agreement if Parent and Merger Sub fail to consummate the Merger; and (v) Parent and Merger Sub fail to close on the later of five business days of the notice and the date Parent is otherwise required to close;

•	that Bain Capital Fund XI provided a Limited Guaranty in favor of Blue Nile that guarantees the payment of the Parent Termination Fee that may become payable by Parent under the Merger Agreement;

•	that the Merger is subject to the approval of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote;

•	the Board of Directors’ view that the Merger Agreement was the product of arm’s-length negotiation and contained customary terms and conditions; and

•	the Board of Directors’ view that the terms of the Merger Agreement would be unlikely to deter interested third parties from making a Superior Proposal, including the Merger Agreement’s terms and conditions as they relate to changes in the recommendation of the Board of Directors and the belief that the termination fee potentially payable to Parent is reasonable in light of the circumstances, and not preclusive of other offers (see the section of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of Blue Nile’s Board of Directors”).

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):

•	the fact that the announcement and pendency of the Merger, or the failure to complete the Merger, could cause substantial harm to Blue Nile’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), vendors, customers and commercial partners and may divert management and employees’ attention away from Blue Nile’s day-to-day business operations;

•	the fact that stockholders will not participate in any future earnings or growth of Blue Nile and will not benefit from any appreciation in value of Blue Nile, including any appreciation in value that could be realized as a result of improvements to our operations or future strategic or other transactions by Blue Nile;

•	the requirement that Blue Nile pay Parent (x) a termination fee of $7.4 million, with respect to Blue Nile entering into an alternative acquisition agreement with an Excluded Party on or prior to the Cut-Off Date or (y) a termination fee of $17.4 million in certain other circumstances, including if the Board of Directors terminates the Merger Agreement to accept a Superior Proposal after the Cut-Off Date;

•	the requirement that Blue Nile pay Parent for its out-of-pocket expenses (including fees and expenses of the Financing Sources, counsel, accountants, investment banks, advisors and consultants of Parent and Merger Sub) up to an aggregate of $5.0 million, if the Merger Agreement is terminated due to the failure to consummate the Closing by 5:00 p.m., Eastern time, on May 6, 2017 or the failure of Blue Nile’s stockholders to adopt the Merger Agreement at the Company Stockholder Meeting;

•

the restrictions on the conduct of Blue Nile’s business prior to the consummation of the Merger, including the requirement that Blue Nile conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent Blue Nile from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Blue Nile might have pursued;

•	the fact that an all cash transaction would be taxable to Blue Nile’s stockholders that are U.S. persons for U.S. federal income tax purposes;

•	the fact that under the terms of the Merger Agreement, Blue Nile is unable to solicit other acquisition proposals after the Go-Shop Period End Date during the pendency of the Merger;

•	the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of management required to complete the Merger, which may disrupt Blue Nile’s business operations;

•	the fact that Blue Nile’s business, sales operations and financial results could suffer in the event that the Merger is not consummated;

•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of the Company Common Stock;

•	the fact that the completion of the Merger will require antitrust clearance in the United States and certain other countries; and

•	the fact that Blue Nile’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Blue Nile’s other stockholders (see below in the section of this proxy statement captioned “—Interests of Blue Nile’s Directors and Executive Officers in the Merger”).

The foregoing discussion is not meant to be exhaustive, but summarizes many, if not all, of the material factors considered by the Board of Directors in its consideration of the Merger. After considering these and other factors, the Board of Directors concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. The Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, based upon the totality of the information presented to and considered by the Board of Directors.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Blue Nile has retained BofA Merrill Lynch to act as Blue Nile’s financial advisor in connection with the Merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Blue Nile selected BofA Merrill Lynch to act as Blue Nile’s financial advisor in connection with the Merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with Blue Nile and its business.

On November 6, 2016, at a meeting of the Board of Directors held to evaluate the Merger, BofA Merrill Lynch delivered to the Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated November 6, 2016, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Per Share Price to be received in the Merger by holders of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the Board of Directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Board of Directors for the benefit and use of the Board of Directors (in its capacity as such) in connection with and for purposes of its evaluation of the Per Share Price from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Blue Nile or in which Blue Nile might engage or as to the underlying business decision of Blue Nile to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i)	reviewed certain publicly available business and financial information relating to Blue Nile;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Blue Nile furnished to or discussed with BofA Merrill Lynch by the management of Blue Nile, including certain base case financial forecasts relating to Blue Nile prepared by the management of Blue Nile (such forecasts, “Management Projections”) and, for reference purposes only, certain growth case financial forecasts relating to Blue Nile prepared by the management of Blue Nile (such forecasts, the “Upside Case”) and certain downside case financial forecasts relating to Blue Nile prepared by the management of Blue Nile (such forecasts, the “Downside Case” and, together with the Upside Case, the “Sensitivity Cases”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Blue Nile with members of senior management of Blue Nile;

(iv)	reviewed the trading history for Company Common Stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(v)	compared certain financial and stock market information of Blue Nile with similar information of other companies BofA Merrill Lynch deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(vii)	considered the results of BofA Merrill Lynch’s efforts to solicit, at the direction of Blue Nile, indications of interest from third parties with respect to a possible acquisition of Blue Nile;

(viii)	reviewed a draft, dated November 5, 2016, of the Agreement (the “Draft Agreement”), and a draft, dated October 31, 2016, of the limited guarantee executed by Bain Capital Fund XI in favor of Blue Nile (such limited guarantee, together with the Agreement, the “Transaction Agreements” and, such drafts, the “Draft Transaction Agreements”); and

(ix)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Blue Nile that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Management Projections and the Sensitivity Cases, BofA Merrill Lynch was advised by Blue Nile, and assumed, that the Management Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Blue Nile as to the future financial performance of Blue Nile, and, at the direction of Blue Nile, BofA Merrill Lynch relied on the Management Projections for purposes of its analyses and opinion. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Blue Nile, nor did it make any physical inspection of the properties or assets of Blue Nile. BofA Merrill Lynch did not evaluate the solvency or fair value of Blue Nile or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Blue Nile, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Blue Nile, Parent or the contemplated benefits of the Merger. BofA Merrill Lynch also assumed, at the direction of Blue Nile, that the final executed Transaction Agreements would not differ in any material respect from the Draft Transaction Agreements reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the Merger (other than the Per Share Price to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the Per Share Price to be received in the Merger by the holders of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Per Share Price. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Blue Nile or in which Blue Nile might engage or as to the underlying business decision of Blue Nile to proceed with or effect the Merger. BofA Merrill Lynch did not express any opinion as to the prices at which Company Common Stock would trade at any time, including following announcement or consummation of the Merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter. Except as described above, Blue Nile imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch.

The discussion set forth below in the sections entitled “Selected Publicly Traded Companies Analysis,” “Selected Precedent Transactions Analysis” and “Discounted Cash Flow Analysis” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Board of Directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Blue Nile Financial Analyses

Selected Publicly Traded Companies Analysis

BofA Merrill Lynch reviewed publicly available financial and stock market information for Blue Nile and the following 10 publicly traded companies in the eCommerce and jewelry retail industries:

•	Cimpress N.V.

•	Shutterfly, Inc.

•	Overstock.com, Inc.

•	U.S. Auto Parts Network, Inc.

•	1-800-Flowers.com, Inc.

•	PetMed Express, Inc.

•	Groupon, Inc.

•	FTD Companies, Inc.

•	Tiffany & Co.

•	Signet Jewelers Limited

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on November 4, 2016, plus debt and preferred stock and minority interests, less cash and cash equivalents, as a multiple of calendar year 2017 estimated adjusted earnings before interest, taxes, depreciations and amortization, commonly referred to as adjusted EBITDA. BofA Merrill Lynch also reviewed the per share equity values of the selected publicly traded companies, based on closing stock prices on November 4, 2016, as a multiple of calendar year 2017 estimated cash earnings per share, and the market capitalization of the selected publicly traded companies, based on closing stock prices on November 4, 2016, as a multiple of calendar year 2017 estimated free cash flow. BofA Merrill Lynch then applied (i) a range of enterprise value to adjusted EBITDA multiples of 7.5x to 13.5x, based on the selected publicly traded companies, to Blue Nile’s calendar year 2017 estimated adjusted EBITDA; (ii) a range of price to cash earnings per share multiples of 14.0x to 27.0x, based on the selected publicly traded companies, to Blue Nile’s calendar year 2017 estimated cash earnings per share; and (iii) a range of price to free cash flow multiples of 10.0x to 20.0x, based on the selected publicly traded companies, to Blue Nile’s calendar year 2017 estimated free cash flow. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Blue Nile were based on the Management Projections. This analysis indicated the following approximate implied per share equity value reference ranges for Blue Nile, rounded to the nearest $0.05, as compared to the Per Share Price:

Implied Per Share Equity Value Reference Ranges for Blue Nile			Per Share Price
(Based on Management Projections)
EV/Adj. EBITDA	P/Cash EPS	P/FCF
$20.25 - $33.70	$16.90 - $32.60	$18.00 - $35.85	$40.75

No company used in this analysis is identical or directly comparable to Blue Nile. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Blue Nile was compared.

Selected Precedent Transactions Analysis

BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 15 selected transactions involving companies in the eCommerce and jewelry retail industries:

Date	Acquiror	Target
Jan. 7, 2016	Hudson Bay Company	Gilt Groupe, Inc.
Aug. 17, 2015	Liberty Interactive Corporation	Zulily, Inc.
July 1, 2015	TSG Consumer Partners, LLC	Backcountry.com, Inc.
May 29, 2015	GameStop Corp.	Geeknet Inc.
July 30, 2014	FTD Companies, Inc.	Providence Commerce
July 2, 2014	The Kroger Co.	Vitacost.com Inc.
Feb. 27, 2014	Essilor International SA	Coastal Contacts Inc.
Feb. 19, 2014	Signet Jewelers Ltd.	Zale Corporation
Jan. 7, 2014	Thomas H. Lee Partners, L.P.	1-800 CONTACTS, Inc.
Dec. 19, 2013	Sycamore Partners	The Jones Group Inc.
Aug. 1, 2013	Blucora, Inc.	Monoprice, Inc.
June 4, 2012	Anthem, Inc.	1-800 CONTACTS, Inc.
April 16, 2012	Fanatics, Inc.	Dreams, Inc.
Mar. 24, 2011	Walgreen Co.	drugstore.com, inc.
Feb. 9, 2011	GSI Commerce Inc.	Fanatics, Inc.

BofA Merrill Lynch reviewed enterprise values as a multiple of the target company’s last twelve month and next twelve month estimated revenue and adjusted EBITDA. BofA Merrill Lynch then applied last twelve month adjusted EBITDA multiples of 10.0x to 18.0x, derived from the selected transactions, to Blue Nile’s last twelve month adjusted EBITDA as of October 2, 2016. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Blue Nile were based on the Management Projections. This analysis indicated the following approximate implied per share equity value reference range for Blue Nile, rounded to the nearest $0.05, as compared to the Per Share Price:

Implied Per Share Equity Value Reference Range for Blue Nile	Per Share Price
(Based on Management Projections)
LTM Adj. EBITDA
$22.70 - $37.95	$40.75

No company, business or transaction used in this analysis is identical or directly comparable to Blue Nile or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Blue Nile and the Merger were compared.

Discounted Cash Flow Analysis

BofA Merrill Lynch performed a discounted cash flow analysis of Blue Nile to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Blue Nile was forecasted to generate from Q4 2016 through calendar year 2021 based on the Management Projections. BofA Merrill Lynch calculated terminal values for Blue Nile by applying a range of perpetuity growth rates of 3.0% to 4.0% to Blue Nile’s calendar year 2021 free cash flow. The free cash flows and terminal values were then discounted to present value as of October 2, 2016 using discount rates ranging from 8.25% to 10.25%, which were based on an estimate of Blue Nile’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference range for Blue Nile, rounded to the nearest $0.05, as compared to the Per Share Price:

Implied Per Share Equity Value Reference Range for Blue Nile	Per Share Price
(Based on Management Projections)
Discounted Cash Flow Analysis
$28.90 - $45.00	$40.75

Other Factors

BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices of Company Common Stock and its performance relative to key market indices during the five-year period ended November 4, 2016;

•	selected analyst revenue estimates, adjusted EBITDA estimates, and cash earnings per share estimates for calendar years 2016 and 2017 for Blue Nile found in recently published, publicly available Wall Street research analysts reports as of November 4, 2016;

•	the premiums paid to the average pre-announcement stock price over a 1-month and 3-month period in selected precedent transactions in the internet and technology industries since 2012; and

•	the illustrative range of per share equity values for Blue Nile derived by performing the analyses described above in the section entitled “Selected Publicly Traded Companies Analysis” using estimated financial data of Blue Nile based on publicly available Wall Street research analysts’ estimates for Blue Nile. This analysis indicated the following approximate implied per share equity value reference ranges for Blue Nile, based on the following respective multiples: (i) EV/Adj. EBITDA—$19.30 to $32.00; (ii) P/Cash EPS—$16.45 to $31.75; and (iii) P/FCF—$17.60 to $35.00.

Miscellaneous

As noted above, the discussion set forth above in the sections entitled “Selected Publicly Traded Companies Analysis,” “Selected Precedent Transactions Analysis” and “Discounted Cash Flow Analysis” is a summary of the material financial analyses presented by BofA Merrill Lynch to the Board of Directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Blue Nile and Parent The estimates of the future performance of Blue Nile in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the Per Share Price and were provided to the Board of Directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Blue Nile.

The type and amount of consideration payable in the Merger was determined through negotiations between Blue Nile and Parent, rather than by any financial advisor, and was approved by the Board of Directors. The decision to enter into the Merger Agreement was solely that of the Board of Directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Board of Directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board of Directors or management with respect to the Merger or the Per Share Price.

Blue Nile has agreed to pay BofA Merrill Lynch for its services in connection with the Merger an aggregate fee of approximately $9 million, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the Merger. Blue Nile also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any of its affiliates, each of its and their respective directors, officers, employees, agents and each other person controlling BofA Merrill Lynch or any of its affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Blue Nile, Parent and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Blue Nile and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain treasury and/or trade management products and services to Blue Nile. From October 1, 2014 to September 30, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from Blue Nile and its affiliates of approximately $1,000,000 for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Bow Street LLC and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain derivatives trading services to Bow Street LLC. From October 1, 2014 to September 30, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from Bow Street LLC and its affiliates of approximately $200,000 for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Bain Capital Private Equity, L.P. (“Bain Capital”) and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Bain Capital and/or certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, book runner for, and/or lender to, Bain Capital and/or certain of its affiliates and portfolio companies in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Bain Capital and/or certain of its affiliates and portfolio companies, (iv) having provided or providing certain treasury and trade management services and products to Bain Capital and/or certain of its affiliates and portfolio companies and (v) having provided or providing certain commodity, derivatives and foreign exchange trading services to Bain Capital and/or certain of its affiliates and portfolio companies. From October 1, 2014 to September 30, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from Bain Capital and its affiliates and portfolio companies of approximately $150,000,000 for investment and corporate banking services.

Management Projections

Blue Nile does not, as a matter of course, publicly disclose financial projections as to its future financial performance. On August 1 and August 2, 2016, Blue Nile’s management provided financial projections to the Board of Directors in connection with its review of Blue Nile’s long-range planning and the strategic review process, which we refer to as the “Management Projections”.

The Management Projections were the only financial projections with respect to Blue Nile provided by Blue Nile to its financial advisor for the purpose of performing its financial analyses, and reflected the best currently available estimates and good faith judgments of the management of Blue Nile and the Board of Directors as to the future financial performance of Blue Nile.

Because the Management Projections were made available to the Board of Directors, Blue Nile’s financial advisor and to the Investor Group and their advisors, they are being included in this proxy statement. However, the inclusion of the Management Projections should not be regarded as an indication that Blue Nile, the Board of Directors or the Investor Group considered, or now considers, such Management Projections to be a reliable prediction of future results or to support or fail to support your decision whether to vote for or against the proposal to adopt the Merger Agreement. No person has made or makes any representation or warranty to any stockholder regarding the information included in the Management Projections.

The following table presents in summary form the Management Projections.

Management Projections

	Projected
($ millions, except per share data)	CY 2016E	CY 2017E	CY 2018E	CY 2019E
Revenue	$480.9	$520.1	$558.8	$594.1
Gross Profit	$94.8	$105.7	$115.7	$124.7
GAAP Net Income	$10.0	$11.0	$13.3	$15.3
Cash Net Income	$12.9	$14.3	$16.9	$19.1
GAAP EPS	$0.85	$0.93	$1.11	$1.27
Cash EPS	$1.10	$1.21	$1.42	$1.59
Adjusted EBITDA	$23.6	$27.2	$31.1	$34.5

Note: Revenue, Gross Profit, GAAP Net Income, GAAP EPS and Adjusted EBITDA were provided by management. Cash Net Income and Cash EPS were calculated with the Board of Director’s authorization from management models. See the reconciliation of the differences between Cash Net Income, Adjusted EBITDA and Cash EPS from the comparable GAAP measures in the section “—Reconciliation of Non-GAAP Metrics” below.

Sensitivity Cases

As part of the strategic review process, on August 1 and August 2, 2016, Blue Nile’s management also provided an illustrative financial scenario to the Board of Directors with more aggressive assumptions for future growth rates than the Management Projections. This scenario, which we refer to as the “Upside Case”, served as a background to discuss greater investments if the business performed at a level higher than forecasted. Since this illustrative financial scenario was included in the materials presented to the Board of Directors at the August 1 and August 2, 2016 meetings, it was also provided to Blue Nile’s financial advisors and potential acquirers.

At the September 27, 2016 meeting of the Board of Directors, the Board of Directors also instructed management to create a comparably plausible downside sensitivity case (as compared to the Upside Case) for long-term planning and valuation purposes in order to provide the Board of Directors with a balanced view of the illustrative Sensitivity Cases. We refer to this sensitivity case as the “Downside Case”. The Downside Case was prepared by management for the Board of Directors and reflected a lower level of growth than the Management Projections.

After discussion, the Board of Directors instructed Blue Nile’s financial advisor to use the Management Projections in its financial analysis as part of the strategic review process. The Board of Directors instructed Blue Nile’s financial advisor to include, solely for illustrative purposes, an appendix to its preliminary financial analysis with the sensitivity cases consisting of the Upside Case and the Downside Case. Blue Nile’s financial advisor did not use or rely on the illustrative analyses based on the Downside Case and the Upside Case for purposes of its opinion. We refer to the Downside Case and the Upside Case together as the “Sensitivity Cases”.

Because the Sensitivity Cases were made available to the Board of Directors and Blue Nile’s financial advisor, and the Upside Case was made available to potential acquirers including the Investor Group in connection with their due diligence review, they are being included in this proxy statement. However, the inclusion of the Sensitivity Cases should not be regarded as an indication that Blue Nile or the Board of Directors, or the Investor Group considered, or now considers, such Sensitivity Cases to be a reliable prediction of future results or to support or fail to support your decision whether to vote for or against the proposal to adopt the Merger Agreement. No person has made or makes any representation or warranty to any stockholder regarding the information included in the Sensitivity Cases.

The following table presents in summary form the Sensitivity Cases.

Downside Case

	Projected
($ millions, except per share data)	CY 2016E	CY 2017E	CY 2018E	CY 2019E
Revenue	$480.9	$507.4	$535.1	$556.2
Gross Profit	$94.8	$102.8	$108.1	$112.3
GAAP Net Income	$10.0	$9.7	$10.1	$10.5
Cash Net Income	$12.9	$13.0	$13.6	$14.1
GAAP EPS	$0.85	$0.82	$0.85	$0.88
Cash EPS	$1.10	$1.10	$1.14	$1.18
Adjusted EBITDA	$23.6	$24.9	$25.7	$26.6

Note: Revenue, Gross Profit, GAAP Net Income, GAAP EPS and Adjusted EBITDA were provided by management. Cash Net Income and Cash EPS were calculated with the Board of Director’s authorization, from management models. See the reconciliation of the differences between Cash Net Income, Adjusted EBITDA and Cash EPS from the comparable GAAP measures in the section “—Reconciliation of Non-GAAP Metrics” below.

Upside Case

	Projected
($ millions, except per share data)	CY 2016E	CY 2017E	CY 2018E	CY 2019E
Revenue	$480.9	$543.9	$640.1	$727.8
Gross Profit	$94.8	$112.1	$133.0	$153.0
GAAP Net Income	$10.0	$12.3	$14.9	$22.3
Cash Net Income	$12.9	$15.7	$19.1	$27.0
GAAP EPS	$0.85	$1.04	$1.25	$1.85
Cash EPS	$1.10	$1.33	$1.60	$2.25
Adjusted EBITDA	$23.6	$29.6	$34.5	$46.7

Note: Revenue, Gross Profit, GAAP Net Income, GAAP EPS and Adjusted EBITDA were provided by management. Cash Net Income and Cash EPS were calculated with the Board of Director’s authorization, from management models. See the reconciliation of the differences between Cash Net Income, Adjusted EBITDA and Cash EPS from the comparable GAAP measures in the section “—Reconciliation of Non-GAAP Metrics” below.

Reconciliation of Non-GAAP Metrics

A reconciliation of the differences between Cash Net Income, Adjusted EBITDA and Cash EPS, which are non-GAAP Metrics, from the comparable GAAP measures is set forth below. Blue Nile did not provide the reconciliation below to the Investor Group in connection with its discussions regarding the proposed transaction. Amounts may not add due to rounding.

Management Projections

	Projected
($ millions, except for diluted and per share data)	CY 2016E	CY 2017E	CY 2018E	CY 2019E
Non-GAAP Adjusted EBITDA	$23.6	$27.2	$31.1	$34.5
Adjustment for:
Depreciation & Amortization	(4.9)	(5.0)	(5.2)	(5.1)
Stock-Based Compensation	(4.4)	(5.2)	(5.6)	(6.0)
Income Tax Expense	(5.0)	(6.3)	(7.3)	(8.4)
Other Income, net	0.7	0.3	0.3	0.3

GAAP Net Income	10.0	11.0	13.3	15.3

Adjustment for:
Amortization, net of Tax	0.0	0.0	0.0	0.0
Stock-Based Compensation, net of Tax	2.9	3.3	3.6	3.8

Cash Net Income	$12.9	$14.3	$16.9	$19.1
Diluted shares	11,751,459	11,832,768	11,932,659	12,034,288

Cash EPS	$1.10	$1.21	$1.42	$1.59

Downside Case

	Projected
($ millions, except for diluted and per share data)	CY 2016E	CY 2017E	CY 2018E	CY 2019E
Non-GAAP Adjusted EBITDA	$23.6	$24.9	$25.7	$26.6
Adjustment for:
Depreciation & Amortization	(4.9)	(4.7)	(4.8)	(4.9)
Stock-Based Compensation	(4.4)	(5.1)	(5.4)	(5.6)
Income Tax Expense	(5.0)	(5.6)	(5.6)	(5.8)
Other Income, net	0.7	0.3	0.3	0.2

GAAP Net Income	10.0	9.7	10.1	10.5

Adjustment for:
Amortization, net of Tax	0.0	0.0	0.0	0.0
Stock-Based Compensation, net of Tax	2.9	3.2	3.4	3.6

Cash Net Income	$12.9	$13.0	$13.6	$14.1
Diluted shares	11,751,459	11,832,768	11,932,659	12,034,288

Cash EPS	$1.10	$1.10	$1.14	$1.18

Upside Case

	Projected
($ millions, except for diluted and per share data)	CY 2016E	CY 2017E	CY 2018E	CY 2019E
Non-GAAP Adjusted EBITDA	$23.6	$29.6	$34.5	$46.7
Adjustment for:
Depreciation & Amortization	(4.9)	(5.0)	(5.2)	(5.1)
Stock-Based Compensation	(4.4)	(5.5)	(6.4)	(7.4)
Income Tax Expense	(5.0)	(7.1)	(8.2)	(12.3)
Other Income, net	0.7	0.3	0.3	0.4

GAAP Net Income	10.0	12.3	14.9	22.3

Adjustment for:
Amortization, net of Tax	0.0	0.0	0.0	0.0
Stock-Based Compensation, net of Tax	2.9	3.5	4.1	4.7

Cash Net Income	$12.9	$15.7	$19.1	$27.0
Diluted shares	11,751,459	11,832,768	11,932,659	12,034,288

Cash EPS	$1.10	$1.33	$1.60	$2.25

Cautionary Statements regarding Management Projections and Sensitivity Cases

The Management Projections and Sensitivity Cases were not prepared with a view toward public disclosure or with a view toward compliance with (1) GAAP, (2) the published guidelines of the SEC regarding projections and forward-looking statements; or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Deloitte & Touche LLP, our independent registered public accountant, nor any other independent accountants, have examined, reviewed, compiled or otherwise performed any procedures with respect to the Management Projections or the Sensitivity Cases, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, they assume no responsibility for, express no opinion on, and disclaim any association with, such information. The Management Projections and Sensitivity Cases included in this proxy statement have been prepared by management on a consistent basis with the preparation of Blue Nile’s financial statements.

Although summaries of the Management Projections and Sensitivity Cases are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by management, taking into account the relevant information available to management at the time. This information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Projections or the Sensitivity Cases not to be achieved include general economic conditions, Blue Nile’s ability to achieve projected sales, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. In addition, the Management Projections and Sensitivity Cases do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, we cannot assure you that the Management Projections or Sensitivity Cases will be realized, and actual results may be materially better or worse than those contained in the Management Projections or Sensitivity Cases. The Management Projections and Sensitivity Cases cover multiple years, and such information by its nature becomes less reliable with each successive year. The inclusion of the Management Projections and the Sensitivity Cases in this proxy statement should not be regarded as an indication that the Board of Directors, Blue Nile, the Investor Group or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the Management Projections or the Sensitivity Cases to be predictive of actual future results. The summary of the Management Projections and Sensitivity Cases is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to adopt the Merger Agreement or any of the other proposals to be voted on at the Company Stockholder Meeting. We do not intend to update or otherwise revise the Management

Projections or Sensitivity Cases to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Management Projections and Sensitivity Cases are shown to be in error or no longer appropriate. In light of the foregoing factors and the uncertainties inherent in the Management Projections and Sensitivity Cases, stockholders are urged to not place undue, if any, reliance on the Management Projections and Sensitivity Cases included in this proxy statement.

The Management Projections and Sensitivity Cases are forward-looking statements. For information on factors that may cause Blue Nile’s future results to materially vary, see the information under the section captioned “Forward-Looking Statements”.

Interests of Blue Nile’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. In (i) evaluating and negotiating the Merger Agreement; (ii) recommending the adoption of the Merger Agreement; and (iii) recommending that the Merger Agreement be adopted by Blue Nile’s stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters.

Insurance and Indemnification of Directors and Executive Officers

During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by DGCL or pursuant to any indemnification agreements with Blue Nile and any of its Subsidiaries in effect on the date of November 6, 2016, each current or former directors and officers of Blue Nile (and any person who becomes a director or officer of Blue Nile or any of its Subsidiaries prior to the Effective Time) (“Indemnified Person”) from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, with respect to any act or omission, or alleged act or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of Blue Nile or any of its Subsidiaries or other Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time (including any matters arising in connection with the Merger Agreement or the Merger).

During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charter, the bylaws and the other similar organizational documents of the Subsidiaries of Blue Nile, as applicable, as of the date of the Merger Agreement that have been made available to Parent. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

The Merger Agreement also provides during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain Blue Nile’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. The

Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by Blue Nile for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as Blue Nile’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, Blue Nile may (and at Parent’s request will) purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as Blue Nile’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If Blue Nile purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

Treatment of Equity-Based Awards

Treatment of Company Options

As of November 18, 2016, there were outstanding options to purchase 520,029 shares of Company Common Stock with an exercise price less than the Per Share Price, of which options to purchase 434,890 shares of Company Common Stock were held by our non-employee directors and executive officers. At the Effective Time and without any action required by any holder of a Company Option, each outstanding Company Option, whether unvested or vested:

(i)	with an exercise price per share less than the Per Share Price, will be cancelled and converted into the right to receive an amount in cash equal to (a) the Per Share Price (less the exercise price per share attributable to such Company Option); multiplied by (b) the total number of shares of Company Common Stock that are issuable upon full exercise of such Company Option, minus (c) any applicable tax withholdings; and

(ii)	with an exercise price per share equal to or greater than the Per Share Price, will be cancelled without payment of any consideration.

Treatment of Restricted Stock Units

As of November 18, 2016, there were outstanding RSUs in respect of 340,729 shares of Company Common Stock, of which there were performance RSUs in respect of 46,448 shares of Company Common Stock (assuming satisfaction of the applicable performance metrics at maximum levels). Of the total number of outstanding RSUs as of November 18, 2016, our non-employee directors and executive officers held RSUs in respect of 246,113 shares of Company Common Stock, of which there were performance RSUs in respect of 46,448 shares of Company Common Stock (assuming satisfaction of the applicable performance metrics at maximum levels).

At the Effective Time, and without any action required by any holder of an RSU, each outstanding RSU, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, equal to (a) the Per Share Price, multiplied by:

(i)	in the case of any RSU that is only subject to time-vesting requirements, (b) the total number of shares subject to such RSU, minus (c) any applicable tax withholdings; and

(ii)	in the case of any RSU that is subject to time- and performance-based requirements, (b) the total number of shares determined to be performance vested, with the performance goals deemed achieved at the maximum levels and with the remaining time-vesting requirements deemed satisfied, minus (c) any applicable tax withholdings.

Amounts payable to the holders of Company Options and RSUs will be payable no later than the second payroll cycle of the Surviving Corporation following the Effective Time.

Treatment of ESPP

Blue Nile has no participants in the ESPP, and new enrollments are prohibited under the Merger Agreement.

Payments Upon Termination In Connection with Change of Control

Change of Control and Severance Agreements with Executive Officers

Change of Control Severance Benefits.

Each of the executive officers is a party to a certain 2015 Change of Control Severance Plan agreement (each, a “Change of Control Agreement”) that provides for “double trigger” benefits if there is both a “Change of Control” (as defined in the applicable Change of Control Agreement) and a termination of the executive officer’s employment with Blue Nile under certain circumstances thereafter. Under each Change of Control Agreement, in the event an executive officer’s service is terminated by Blue Nile other than for “Cause,” death or disability or due to the executive officer’s resignation for “Good Reason” in each case on or within the 12-month period (or, with respect to Mr. Kanter and Mr. Binder, the 24-month period) following a “Change of Control” (each as defined in the applicable Change of Control Agreement) and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), the following severance payments would be made, (i) subject to the execution of a release of claims in favor of Blue Nile and that release becoming effective and irrevocable and (ii) the executive officer’s compliance with applicable restrictive covenants:

•	Mr. Kanter is entitled to: (1) a severance payment equal to 2.0x his Total Cash Compensation, (2) payments equal to Mr. Kanter’s COBRA premiums for a period of 18 months, and (3) full accelerated vesting of his outstanding and unvested equity awards.

•	Mr. Binder is entitled to: (1) a severance payment equal to 2.0x his Total Cash Compensation, (2) payments equal to Mr. Binder’s COBRA premiums for a period of 18 months, and (3) full accelerated vesting of his outstanding and unvested equity awards.

•	Mr. Sainsbury is entitled to: (1) a severance payment equal to 1.0x his Total Cash Compensation, (2) payments equal to Mr. Sainsbury’s COBRA premiums for a period of 12 months, and (3) full accelerated vesting of his outstanding and unvested equity awards.

•	Ms. Neiswender is entitled to: (1) a severance payment equal to 1.0x of her Total Cash Compensation, (2) payments equal to Ms. Neiswender’s COBRA premiums for a period of 12 months, and (3) full accelerated vesting of her outstanding and unvested equity awards

In all cases, in the event of any potential exposure to excise taxes under Section 280G or 4999 of the Internal Revenue Code, the Change of Control Agreements provide that such payments and benefits either will be paid in full or reduced to a level such that the excise taxes are not imposed, whichever provides a better after-tax result for the executive officer. No tax gross-ups are provided for under the Change of Control Agreements.

Cause means any of the following events that has a material negative impact on the business or reputation of Blue Nile: the executive officer’s (i) indictment or conviction of any felony or any crime involving dishonesty or moral turpitude; (ii) dishonesty which is not the result of an inadvertent or innocent mistake by the executive officer with respect to Blue Nile; (iii) continued willful violation of his or her obligations to Blue Nile after there has been delivered to the executive officer a written demand for performance from our Board of Directors which describes the basis for the Board of Directors’ belief that the executive officer has not substantially satisfied his or her obligations to Blue Nile; (iv) violation or breach of any material written Blue Nile policy, agreement with Blue Nile, or any statutory or fiduciary duty; or (v) damaging or misappropriating or attempting to damage or misappropriate any property, including any confidential or proprietary information, of Blue Nile.

Good Reason means any of the following actions taken without the executive officer’s express written consent (i) the material reduction (where material is considered greater than 10%) of the executive officer’s annual base salary; (ii) a material adverse change in the executive officer’s position or responsibilities (including the person or persons to whom the executive officer has reporting responsibilities and including a requirement that an executive officer who reports directly to our Board of Directors instead report to a corporate officer or employee instead of reporting directly to our Board of Directors), provided, however, that becoming the chief executive officer or chief financial officer of a privately-held company will not, by itself, be deemed a material adverse change in the position or responsibilities of our chief executive officer or chief financial officer, respectively; (iii) the executive officer is required to relocate his or her principal place of employment to a location that would increase his or her one way commute distance by more than 25 miles; or (iv) Blue Nile (or its successor) materially breaches its obligations under the 2015 Change of Control Severance Plan or any then-existing employment agreement with the executive officer. To terminate for Good Reason, the executive officer must notify Blue Nile (or its successor) in writing of the existence of the condition which the executive officer believes constitutes Good Reason within thirty (30) days of the initial existence of such condition, Blue Nile (or its successor) must fail to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”); and the executive officer must actually terminate employment within sixty (60) days after the expiration of the Remedial Period.

Total Cash Compensation means the sum of the executive officer’s (i) annual base salary in effect immediately prior to (x) the occurrence of the Change of Control or (y) the date of termination of employment, whichever of (x) or (y) is greater, and (ii) target annual incentive bonus, which the executive officer is eligible to earn in the fiscal year (x) in which the Change of Control occurs or (y) the termination of employment occurs, whichever of (x) or (y) is greater.

Non-Change of Control Severance Benefits.

With respect to Mr. Kanter only, if we terminate his employment without “Cause” (other than as a result of his death or disability), then subject to his execution and non-revocation of Blue Nile’s standard general waiver and release of claims, he would be entitled to: (i) a lump sum cash payment equal to 2.0x his then current salary; (ii) a lump sum cash payment equal to a pro-rata portion of his actual annual bonus (not to exceed his pro-rata target annual bonus) for the fiscal year in which his termination occurs, as determined under the applicable bonus plan, based solely on the achievement of the “Section 162(m) Performance Goal” (as defined in the applicable bonus plan) as of the end of such fiscal year and without the Board of Directors’ exercise of any negative discretion, and based on the number of months of employment during such fiscal year (which full credit for any partial months), payable in the ordinary course; and (iii) up to 18 months of Blue Nile’s payment of the premiums for COBRA benefits for Mr. Kanter and his eligible dependents.

For the purpose of Mr. Kanter’s non-change of control severance benefits, “Cause” means any of the following: (i) Mr. Kanter’s conviction of, or guilty plea or plea of nolo contendere to, a felony under the laws of the United States or of any state, or a crime involving moral turpitude or dishonesty (including, but not limited to, fraud, theft, or embezzlement); (ii) Mr. Kanter’s participation in any fraud or act of dishonesty against Blue Nile; (iii) Mr. Kanter’s willful misconduct, or his material breach of any agreement between him and Blue Nile (including, but not limited to, his offer letter or his Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement); (iv) Mr. Kanter’s conduct that Blue Nile determines, in good faith, demonstrates unfitness for the job; (v) Mr. Kanter’s engagement in any activity that constitutes a material conflict of interest with Blue Nile; or (vi) Mr. Kanter’s significant failure to perform his duties, gross neglect of his duties, or refusal to comply with any lawful directive of the Board of Directors, which conduct, if capable of cure or remedy, is not cured or remedied within thirty (30) days following his receipt of written notice from the Board of Directors.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see “—Payments Upon Termination In Connection with Change of Control” for further information regarding this compensation.

The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger is consummated on November 18, 2016, and that the employment of each of the named executive officers was subject to an involuntary termination on such date (excluding Ms. Yoakum, whose employment was terminated prior to such date). Blue Nile’s named executive officers will not receive pension, non-qualified deferred compensation enhancements, tax reimbursement or other benefits in connection with the Merger.

Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.

Golden Parachute Compensation

	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total Payments ($)(4)
Harvey Kanter	$3,080,400	$5,263,297	$15,876	$8,359,573
David Binder	$1,224,000	$2,364,412	$11,130	$3,599,542
Jonathan Sainsbury	$392,000	$966,741	$7,420	$1,366,161
Lauren Neiswender	$335,598	$745,026	$7,420	$1,088,044
Julie Yoakum(5)	—	—	—	—

(1)	This amount represents the “double-trigger” cash severance payments to which each named executive officer may become entitled under his or her Change of Control Agreement, as described in the section of this proxy statement captioned “—Interest of Blue Nile’s Directors and Executive Officers in the Merger—Payments Upon Termination In Connection with Change of Control”. The amount represents 1.0x (2.0x, in the case of Messrs. Kanter and Binder) the named executive officer’s annual base salary in effect immediately prior to the occurrence of the Change of Control or the date of termination of employment, whichever is greater, plus the named executive officer’s target annual incentive bonus, which the named executive officer is eligible to earn in the fiscal year in which the Change of Control occurs or the termination of employment occurs, whichever is greater.
(2)	This amount represents “single-trigger” payments due with respect to each named executive officer’s Company Options and RSUs under the Merger Agreement. This amount represents the product of (a) the Per Share Price, multiplied by (b) the total number of shares subject to each individual’s outstanding (i) unvested in-the-money options (i.e., options to purchase shares of Company Common Stock with an exercise price of less than $40.75 per share) with such product reduced by the aggregate per share exercise price for the in-the-money options and (ii) RSUs, including performance RSUs (assuming satisfaction of performance conditions at the maximum level).
(3)	This amount equals the estimated value of the “double-trigger” health insurance benefits to which each named executive officer may become entitled under his or her Change of Control Agreement, as described in the section of this proxy statement captioned “—Interest of Blue Nile’s Directors and Executive Officers in the Merger—Payments Upon Termination In Connection with Change of Control”. The amount represents the amount of the named executive officer’s COBRA premiums for a period of 12 months (18 months, in the case of Messrs. Kanter and Binder).

(4)	Under the Change of Control Agreements, amounts are subject to reduction in the event the named executive officer would be better off on an after-tax basis being cutback to a level such that the penalties and excise taxes under Sections 280G and 4999 of the Internal Revenue Code are not imposed as compared to retaining all amounts and paying the excise tax under Section 4999 of the Internal Revenue Code. This table assumes no such reductions are required.
(5)	Ms. Yoakum resigned from her employment with us on May 30, 2016 and will not be receiving any cash or equity compensation payment in connection with the Merger.

Equity Interests of Blue Nile’s Executive Officers and Non-Employee Directors

The following table provides a summary of the outstanding in-the-money options and RSUs (including performance RSUs) that were held by Blue Nile’s non-employee directors and executive officers as of November 18, 2016. No new shares of Company Common Stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

Name	Number of Shares Subject to Outstanding Company Options and RSUs Held (1)	Estimated Total Value of Company Options and RSUs Held (2)
Harvey Kanter	341,271	$6,822,094
David Binder	124,119	$2,966,675
Jon Sainsbury	68,708	$1,470,593
Lauren Neiswender	69,758	$1,367,521
Julie Yoakum (3)	—	—
Mary Alice Taylor (3)	—	—
Elaine Rubin	3,158	$128,689
Leslie Lane	22,715	$291,721
Michael Potter	2,465	$100,449
Robert van Schoonenberg	4,656	$189,712
Chris Bruzzo	26,760	$326,001
Mindy Meads	6,923	$140,327
Scott Howe	10,469	$215,354

(1)	This amount represents the number of shares subject to each individual’s outstanding in-the-money options (i.e., options to purchase shares of Company Common Stock with an exercise price of less than the Per Share Price) and RSUs. The Merger Agreement provides that at the Effective Time and without any action required by any holder of a Company Option, each outstanding Company Option, whether unvested or vested:

a.	with an exercise price per share less than the Per Share Price will be cancelled and converted into the right to receive an amount in cash equal to (i) the Per Share Price (less the exercise price per share attributable to such Company Option); multiplied by (ii) the total number of shares of Company Common Stock that are issuable upon full exercise of such Company Option, minus (iii) any applicable tax withholdings; and

b.	with an exercise price per share equal to or greater than the Per Share Price, will be cancelled without payment of any consideration.

The Merger Agreement also provides that at the Effective Time, and without any action required by any holder of an RSU, each outstanding RSU, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, equal to (i) the Per Share Price, multiplied by:

a.	in the case of any RSU that is only subject to time-vesting requirements, (ii) the total number of shares subject to such RSU, minus (iii) any applicable tax withholdings; and

b.	in the case of any RSU that is subject to time- and performance-based requirements, (ii) the total number of shares determined to be performance vested, with the performance goals deemed achieved at the maximum levels and with the remaining time-vesting requirements deemed satisfied, minus (iii) any applicable tax withholdings.

Please refer to the section of this proxy statement captioned “—Treatment of Blue Nile Stock-Based Awards” for additional details.

(2)	This amount represents the product of (a) the Per Share Price multiplied by (b) the total number of shares subject to each individual’s outstanding (i) in-the-money options (i.e., options to purchase shares of Company Common Stock with an exercise price of less the Per Share Price) and (ii) RSUs, including performance RSUs (assuming satisfaction of performance conditions at the maximum level), which such product reduced by the aggregate per share exercise price for the outstanding in-the-money options.

(3)	Ms. Yoakum resigned from her employment with Blue Nile on May 30, 2016 and will not be receiving any cash or equity compensation payment in connection with the Merger. Ms. Taylor resigned from the Board of Directors on July 20, 2016, and will not be receiving any cash or equity compensation payment in connection with the Merger.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $500 million. This amount includes the funds needed to: (1) pay stockholders the amounts due under the Merger Agreement; (2) make payments in respect of our outstanding equity-based awards pursuant to the Merger Agreement; and (3) pay all fees and expenses payable by Parent and Merger Sub under the Merger Agreement.

Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Parent’s agreement, the Closing of the Merger will not occur earlier than the third Business Day after the expiration of the marketing period (the “Marketing Period”). For more information, please see the section of this proxy statement captioned, “The Merger Agreement—Marketing Period.”

Equity Financing

Pursuant to the Equity Commitment Letter (as such term is defined in the Merger Agreement), Bain Capital Fund XI has agreed to provide Parent with an equity commitment of up to approximately $334 million in cash, which will be available to fund the aggregate purchase price and the other payments contemplated by, and subject to the terms and conditions of, the Merger Agreement.

The Equity Commitment Letter provides, among other things, that: (1) Blue Nile is an express third party beneficiary thereof in connection with Blue Nile’s exercise of its rights related to specific performance under the Merger Agreement; and (2) Blue Nile will be entitled to specific performance in connection with the exercise of such third party beneficiary rights. The Equity Commitment Letter may not be waived, amended or modified except by a written instrument signed by Parent and Bain Capital Fund XI, but any amendment, waiver or modification expected to be adverse to Blue Nile’s third party beneficiary rights shall also require the prior written consent of Blue Nile.

Limited Guaranty

Pursuant to the limited guaranty delivered by Bain Capital Fund XI in favor of Blue Nile, dated as of November 6, 2016 (the “Limited Guaranty”), Bain Capital Fund XI has agreed to guaranty the payment of the Parent Termination Fee that may be payable by Parent under the Merger Agreement.

The obligations of Bain Capital Fund XI under the Limited Guaranty are subject to an aggregate cap equal to $32.2 million. Subject to specified exceptions, the Limited Guaranty will terminate upon the earliest of:

•	the Closing;

•	the valid termination of the Merger Agreement by mutual written consent of Parent and Blue Nile, or under circumstances in which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee under the Merger Agreement; and

•	payment in full by Parent of its payment obligations under the Limited Guaranty.

Debt Financing

In connection with the Merger Agreement, Parent and Merger Sub entered into a debt commitment letter on November 6, 2016 with Goldman Sachs Bank USA (the “Lead Arranger”) pursuant to which the Lead Arranger has committed to provide (i) a $50 million senior secured asset based revolving credit facility and (ii) a $175 million senior secured term loan for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses, subject to the terms and conditions set forth therein (the “Debt Commitment Letter”). The obligation of the Lead Arranger to provide debt financing under the Debt Commitment Letter is subject to a number of customary conditions, including, without limitation, the following (subject to certain exceptions and qualifications as set forth in the debt commitment letter):

•	the substantially simultaneous closing of the Merger in accordance in all material respects with the Merger Agreement;

•	the substantially simultaneous funding of the equity financing;

•	the receipt of certain specified financial statements of Blue Nile and the borrower;

•	the execution and delivery of definitive documentation with respect to the debt financing;

•	the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) since November 6, 2016;

•	the making of certain specified representations and warranties in the Merger Agreement and in the definitive documents with respect to the debt financing; and

•	the delivery by Blue Nile of documentation and other information reasonably requested by the lenders.

The commitment of the lenders under the Debt Commitment Letter expires upon the earliest to occur of (i) the Outside Date (as defined in the Merger Agreement), (ii) the consummation of the Merger without the use of the debt financing, and (iii) the valid termination of the Merger Agreement by Parent prior to the consummation of the acquisition.

Closing and Effective Time of the Merger

The Closing of the Merger will take place on the later of (a) the third Business Day after the satisfaction or waiver of the applicable conditions to the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver in accordance with the Merger Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing; (b) the earlier of (i) a date during the Marketing Period to be specified by Parent on no fewer than three (3) Business Days’ notice to Blue Nile, and (ii) the third Business Day following the final day of the Marketing Period (subject, in the case of each of subclauses (i) and (ii) of this clause (b), to the satisfaction (or waiver in accordance with the Merger Agreement by the party having the benefit of the applicable conditions) of all conditions to the Merger set forth in the Merger Agreement and described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment (or waiver in accordance with the Merger

Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing)); or (c) at such other place, date and time as Blue Nile and Parent may agree in writing. For more information, see the section of this proxy statement captioned “The Merger Agreement—Closing and Effective Time of the Merger,” beginning on page [●]

Appraisal Rights

If the Merger is consummated, Blue Nile stockholders who do not vote in favor of the adoption of the Merger Agreement, who properly demand an appraisal of their shares of Company Common Stock, who continuously hold such shares of Company Common Stock through the Effective Time of the Merger and who otherwise comply with the procedures of Section 262 of the DGCL (including with respect to certain aggregate ownership requirements) will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”). Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” are to a record holder of Company Common Stock.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that Blue Nile stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares of Company Common Stock registered in that holder’s name. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to demand an appraisal of such holder’s shares. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to ensure that appraisal rights are exercised.

Under Section 262, holders of record of shares of Company Common Stock who (1) submit a written demand for appraisal of such stockholder’s shares of Company Common Stock to Blue Nile prior to the vote on the adoption of the Merger Agreement; (2) do not vote in favor of the adoption of the Merger Agreement; (3) continuously are the record holders of such shares of Company Common Stock through the Effective Time; and (4) otherwise comply with the procedures set forth in Section 262 may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery. However, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Blue Nile stockholders who assert appraisal rights unless (a) the total number of shares of Company Common Stock for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Company Common Stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Per Share Price in respect of the shares of Company Common Stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount paid and the “fair value” determined by the Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the stockholder meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Blue Nile’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of Company Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Per Share Price without interest. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, Blue Nile believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Company Common Stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to Blue Nile a written demand for appraisal before the vote on the Merger Agreement at the Company Stockholder Meeting;

•	the stockholder must continuously hold the shares of Company Common Stock from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares of Company Common Stock before the Effective Time); and

•	a stockholder (or any person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Company Common Stock of all stockholders entitled to appraisal within one hundred and twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote his, her or its shares of Company Common Stock.

Filing Written Demand

A stockholder wishing to exercise appraisal rights must deliver to Blue Nile, before the vote on the adoption of the Merger Agreement at the Company Stockholder Meeting at which the proposal to adopt the Merger Agreement will be submitted to the stockholders, a written demand for the appraisal of such stockholder’s shares of Company Common Stock, and that stockholder must not vote, in person or by proxy, in favor of the adoption of the Merger Agreement. A stockholder exercising appraisal rights must hold of record the shares of Company Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Company Common Stock of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger

Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Company Stockholder Meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company Common Stock should be executed by or on behalf of the holder of record, and must reasonably inform Blue Nile of the identity of the holder and state that the stockholder intends thereby to demand an appraisal of such stockholder’s shares of Company Common Stock. If the shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if such shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES OF COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF COMMON STOCK. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Blue Nile, Inc.

411 First Avenue South, Suite 700

Seattle, Washington 98104

Attention: Corporate Secretary

Any holder of shares of Company Common Stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Blue Nile a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Per Share Price within sixty (60) days after the Effective Time.

Notice by the Surviving Corporation

If the Merger is completed, within ten (10) days after the Effective Time, the Surviving Corporation will notify each record holder of shares of Company Common Stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within one hundred and twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of Company Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 (or the beneficial owner of such shares of Company Common Stock) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. Accordingly, any holders of shares of Company Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Common Stock within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.

Within one hundred and twenty (120) days after the Effective Time, any holder of shares of Company Common Stock who has complied with the requirements for an appraisal of such holder’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which Blue Nile has received demands for appraisal, and the aggregate number of holders of such shares of Company Common Stock. The Surviving Corporation must mail this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Company Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of Company Common Stock and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, at the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares of Company Common Stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

The Delaware Court of Chancery will dismiss appraisal proceedings as to all Blue Nile stockholders who assert appraisal rights unless (1) the total number of shares of Company Common Stock for which appraisal rights have been pursued and perfected exceeds 1% of Blue Nile’s outstanding shares of Company Common Stock as measured in accordance with subsection (g) of Section 262; or (2) the value of the aggregate Per Share Price in respect of the shares of Company Common Stock for which appraisal rights have been pursued and perfected exceeds $1 million.

Determination of Fair Value

After the Delaware Court of Chancery determines the holders of shares of Company Common Stock entitled to appraisal, and that at least one of the ownership thresholds above has been satisfied in respect of stockholders of Blue Nile seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the Surviving Corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger v. UOP, Inc., the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, fair value under Section 262 of the DGCL. Although Blue Nile believes that the Per Share Price is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Price. Neither Blue Nile nor Parent anticipates offering more than the Per Share Price to any stockholder exercising appraisal rights, and each of Blue Nile and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Per Share Price. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds above has been satisfied in respect of stockholders of Blue Nile seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged to the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of Company Common Stock entitled to an appraisal.

If any stockholder who demands appraisal of his, her or its shares of Company Common Stock under Section 262 fails to perfect, or loses or validly withdraws, such holder’s right to appraisal, the stockholder’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Price as provided in the Merger Agreement. A stockholder will fail to perfect, or effectively lose, such holder’s right to appraisal if no petition for appraisal is filed with the Delaware Court of Chancery within one hundred and twenty (120) days after the Effective Time, if neither of the ownership thresholds above has been satisfied in respect of stockholders of Blue Nile seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of such holder’s demand for appraisal and an acceptance of the Per Share Price as provided in the Merger Agreement in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time): provided, however, that if no petition for an appraisal is filed within the time provided in Section 262, if neither of the ownership thresholds above has been satisfied in respect of the Blue Nile stockholders seeking appraisal rights, or if such stockholder delivers to the Surviving Corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Per Share Price as provided in the Merger Agreement, either within sixty (60) days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within sixty (60) days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to certain U.S. Holders and Non-U.S. Holders (each as defined below) of shares of Company Common Stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the “Code,” Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Company Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•

tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as banks and other financial institutions; tax-exempt organizations; S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and partners or investors therein); insurance companies; mutual funds; brokers or dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding their shares of Company Common Stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders that received their shares of Company Common Stock on exercise of notes, warrants or options or otherwise in a compensatory transaction;

•	tax consequences to holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders who hold their Company Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	tax consequences to holders who hold their shares as “qualified small business stock” within the meaning of Section 1202 of the Code or Section 1244 Stock for purposes of the Code;

•	tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010;

•	tax consequences to holders who are “controlled foreign corporations,” “passive foreign investment companies” or “personal holding companies” for U.S. federal income tax purposes;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any;

•	any state, local or non-U.S. tax consequences; or

•	tax consequences to holders that do not vote in favor of the Merger.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company Common Stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of Company Common Stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling from the IRS and no opinion of counsel has been or will be obtained regarding the U.S. federal income tax consequences of the Merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAX JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. Gain or loss realized generally must be calculated separately for each block of shares (i.e. shares acquired at the same cost in a single transaction) surrendered pursuant to the Merger. Additionally, certain non-corporate U.S. Holders may also be subject to a 3.8% Federal surtax on “net investment income” as defined in Section 1411 of the Code, which may include capital gain on shares surrendered in the Merger.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Company Common Stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•	such Non-U.S. Holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) and may be offset by certain U.S. source capital losses; or

•	Blue Nile is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code, or the “USRPHC,” at any time within the shorter of the five (5)-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Company Common Stock, or the “Relevant Period,” and, if shares of Company Common Stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of Company Common Stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. We believe that we are not, and have not been, a USRPHC at any time during the five (5)-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a current rate of 28%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on a properly completed IRS Form W-9 (or a substitute or successor form) or (ii) a Non-U.S. Holder that (A) provides a certification of such holder’s foreign status on a properly completed appropriate series of IRS Form W-8 (or a substitute or successor form) or (B) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Regulatory Approvals Required for the Merger

HSR Act and U.S. Antitrust Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), certain acquisition transactions may not be consummated until certain information and documentary material (“Premerger Notification and Report Form”) have been furnished to the U.S. Antitrust Division of the Department of Justice (the “Antitrust Division”) or the Federal Trade Commission (the “FTC” and, together with the Antitrust Division, the “Antitrust Agencies”) and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the Merger.

Under the HSR Act, the Merger may be completed following the expiration of a thirty (30) calendar day waiting period following the filing by Parent and Blue Nile of their Premerger Notification and Report Forms with respect to the Merger with the Antitrust Agencies or the early termination of the waiting period is granted, unless Parent and Blue Nile receives a request for additional information or documentary material (“Second Request”) from the Antitrust Division or FTC. If, within the initial thirty (30) calendar day waiting period, either the Antitrust Division or the FTC issues a Second Request concerning the Merger, then the waiting period will expire thirty (30) calendar days after the date that Parent and Blue Nile certify substantial compliance with the Second Request, unless otherwise extended by court order or with Parent and Blue Nile’s consent. The Antitrust Division or FTC may terminate the additional thirty (30) calendar day waiting period before its expiration. Each of Parent and Blue Nile is required to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of the Merger. Parent and Blue Nile filed their respective Premerger Notification and Report Forms with the Antitrust Agencies on November 18, 2016.

Complying with a Second Request requires a significant amount of time. Before or after the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of substantial assets or businesses of Parent or Blue Nile or their respective subsidiaries. State attorneys general may also bring legal action under both state and federal antitrust laws, as applicable. Private parties may also bring legal actions under the antitrust laws of the United States under certain circumstances. Blue Nile does not believe that the consummation of the Merger will result in a violation of any applicable antitrust laws. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such a challenge is made, what the result would be.

Foreign Competition Laws

The Merger is subject to review by the Austrian Federal Competition Authority (“FCA”). Pursuant to the Austrian Cartel Act, notification to the FCA of the Merger is required and the Merger may not be consummated before the expiration of a four week waiting period, or upon a waiver by the FCA and the Austrian Federal Cartel Prosecutor of their right to file a motion with the Austrian Cartel Court to review the transactions. In the event that the FCA or the Austrian Federal Cartel Prosecutor files a motion with the Austrian Cartel Court to review the Merger, the waiting period may be extended for up to five (5) additional months. There can be no assurance that the FCA will accept the filings, will not extend the deadlines or will not challenge the Merger on competition or other grounds or, if such a challenge is made, of the results thereof. Parent filed the required notice form with the FCA on November 17, 2016.

If the FCA or any foreign governmental authority initiates an action to block the Merger and an order is issued prohibiting the Merger, Parent and Blue Nile may not be obligated to consummate the Merger.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms in this section but not defined in this proxy statement have the meaning ascribed to such terms in the Merger Agreement.

The representations, warranties, covenants and agreements described in this section and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Parent, Blue Nile and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and, in some cases, were qualified by matters disclosed to Parent and Merger Sub by Blue Nile. In addition, the representations and warranties may have been included in the Merger Agreement for the purposes of allocating contractual risk between the parties to the Merger Agreement, rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Blue Nile, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed after the Merger Agreement date and does not purport to be accurate as of the date of this proxy statement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Blue Nile, Parent and Merger Sub because the parties may take certain actions that are either expressly permitted or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide you with any other factual information regarding Blue Nile, Parent, Merger Sub or their respective businesses or affiliates.

Form and Effects of the Merger; Directors and Officers; Articles of Incorporation and Bylaws

Upon the terms and subject to the conditions of the Merger Agreement and the applicable provisions of the DGCL, on the closing date, Merger Sub will be merged with and into Blue Nile and Blue Nile will continue as the Surviving Corporation of the Merger and a private subsidiary of Parent.

At the Effective Time, all of the property, rights, privileges, powers and franchises of Blue Nile and Merger Sub will vest in the Surviving Corporation and debts, liabilities and duties of Blue Nile and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

At Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

At the Effective Time, the Amended and Restated Certificate of Incorporation of Blue Nile as amended (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Blue Nile, Inc.”

At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Closing and Effective Time of the Merger

The consummation of the Merger will take place at a closing to occur at 9:00 a.m., Eastern time, at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, on the later of (a) a date which shall be the third Business Day after the date the conditions to the Merger set forth in the Merger Agreement and described in the section of this proxy statement captioned “—Conditions to the Merger” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver in accordance with the Merger Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing; (b) the earlier of (i) a date during the Marketing Period to be specified by Parent on no fewer than three (3) Business Days’ notice to Blue Nile (which notice may be revoked at Parent’s option), and (ii) the third Business Day following the final day of the Marketing Period (subject, in the case of each of subclauses (i) and (ii) of this clause (b), to the satisfaction (or waiver in accordance with the Merger Agreement by the party having the benefit of the applicable condition) of all conditions to the Merger set forth in the Merger Agreement and described in the section of this proxy statement captioned “—Conditions to the Merger” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment (or waiver in accordance with the Merger Agreement by the party having the benefit of the applicable condition at the Closing)); or (c) at such other place, date and time as Blue Nile and Parent may agree in writing; provided that the Closing Date specified in any notice delivered pursuant to Merger Agreement may be conditioned upon the simultaneous completion of the Debt Financing (as defined in the section of the proxy statement captioned “—Other Covenants Under the Merger Agreement—Financing”), it being understood and agreed that if such Debt Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn. Upon the terms and subject to the conditions set forth in the Merger Agreement, on the closing date, Parent, Merger Sub and Blue Nile will cause the Merger to be consummated pursuant to the DGCL by filing a Certificate of Merger in customary form and substance with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. As of the date of this proxy statement, we expect to complete the Merger in the first calendar quarter of 2017; however, consummation of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger more fully described in the section of this proxy statement captioned “—Conditions to the Merger” and we cannot specify when, or assure you that, Blue Nile and Parent will satisfy or waive all conditions to the Merger. There may be a substantial amount of time between the date of the Company Stockholder Meeting and the consummation of the Merger and it is possible that factors outside the control of Blue Nile or Parent could delay the consummation of the Merger, or prevent the Merger from being consummated; however, we expect to consummate the Merger promptly following the satisfaction or waiver of the conditions more fully described below in the section of this proxy statement captioned “—Conditions to the Merger.”

Marketing Period

The “Marketing Period” means the first period of twenty (20) consecutive Business Days commencing on the date that is the first Business Day after the later of (a) the date this proxy statement is mailed to stockholders or (b) January 2, 2017 throughout which 1i) Parent has received certain financial information from Blue Nile necessary to syndicate any debt financing and (2) certain conditions to the consummation of the Merger are satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date).

Notwithstanding the foregoing, the Marketing Period: (1) will end on any earlier date on which the debt financing is obtained; and (2) will not commence and will be deemed not to have commenced if, on or prior to the completion of such period of twenty (20) consecutive Business Days, (i) auditors have withdrawn, or informed Blue Nile that they intend to withdraw, their audit opinion contained in certain required financing information, in which case the Marketing Period will be deemed not to commence unless and until a new unqualified audit opinion is issued with respect thereto by Blue Nile’s auditors or another independent accounting firm reasonably acceptable to Parent; or (ii) Blue Nile has announced any intention to restate any financial statements or financial information included in the required financing information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable required financing information has been amended or Blue Nile has announced that it has concluded that no restatement will be required, and the requirements described in the immediately preceding sentence would be satisfied on the first day, throughout and on the last day of such new twenty (20) consecutive Business Day period.

The Per Share Price

Effect of the Merger on Blue Nile’s Capital Stock

At the Effective Time, each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares), will be cancelled and extinguished, and automatically converted into the right to receive an amount equal to $40.75 in cash, without interest.

As of the Effective Time, all shares of Company Common Stock and rights or interests will no longer be outstanding and will be cancelled and will cease to exist and will thereafter represent only the right to receive the Per Share Price to be paid in accordance with, and subject to, the conditions of the Merger Agreement. At the Effective Time, each share of Company Common Stock that is (1) held by Blue Nile as treasury stock; (2) owned by Parent or Merger Sub; or (3) owned by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time will be cancelled and extinguished without any conversion thereof or consideration paid therefor. All shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders (as defined in the Merger Agreement) who shall have neither voted in favor of the adoption of the Merger Agreement nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to the Merger Agreement. Such Company Stockholders may be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares (each as defined below) that formerly evidenced such shares of Company Common Stock in the manner provided in the Merger Agreement. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of the Merger Agreement and prior to the Effective Time.

Treatment of Blue Nile Equity-Based Awards

Outstanding Equity Awards

The Merger Agreement provides that Blue Nile’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

Options

At the Effective Time, each outstanding Company Option, whether unvested or vested, that has an exercise price per share less than $40.75 will be cancelled and converted into the right to receive an amount in cash equal to (a) $40.75 (less the exercise price per share attributable to such Company Option); multiplied by (b) the total number of shares of Company Common Stock that are issuable upon full exercise of such Company Option less any applicable tax withholdings.

At the Effective Time, each outstanding Company Option, whether unvested or vested, that has an exercise price per share equal to or greater than $40.75, will be cancelled without payment of any consideration.

RSUs

At the Effective Time, each outstanding RSU that is only subject to time-vesting requirements, whether unvested or vested, will be cancelled and converted into the right to receive an amount in cash, equal to $40.75, multiplied by the total number of shares subject to such RSUs less any applicable tax withholdings.

At the Effective Time, each outstanding RSU that is subject to time- and performance-based requirements, will be cancelled and converted into the right to receive an amount in cash, equal to $40.75, multiplied by the total number of shares determined to be performance vested, with the performance goals deemed achieved at the maximum levels and with the remaining time-vesting requirements deemed satisfied less any applicable tax withholdings.

Amounts payable to the holders of Company Options and RSUs will be payable no later than the second payroll cycle of the Surviving Corporation following the Effective Time.

ESPP

Blue Nile has no participants in the ESPP, and new enrollments are prohibited under the Merger Agreement.

Exchange of Certificates and Payment Procedures

Payment Agent

Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to Blue Nile to act as the payment agent for the Merger and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to Blue Nile, with such payment agent.

Exchange Fund

At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock have become entitled pursuant to the terms of the Merger Agreement. Until disbursed in accordance with the terms and conditions of the Merger Agreement, such cash will be invested by the payment agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (1) there are any losses with respect to any investments of the Exchange Fund; (2) the Exchange Fund diminishes for any reason below the level required for the payment agent to promptly pay the cash amounts owed pursuant to Merger Agreement; or (3) all or any portion of the Exchange Fund is unavailable for Parent (or the payment agent on behalf of Parent) to promptly pay the cash amounts owed pursuant to the Merger Agreement for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the payment agent to make the payments owed pursuant to Merger Agreement. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

Payment Procedure

Promptly following the Effective Time (and in any event within three (3) Business Days of the Closing), Parent and the Surviving Corporation will cause the payment agent to mail to each holder of record (as of immediately prior to the Effective Time) of (1) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”); and (2) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to the Merger Agreement. Upon surrender of Certificates for cancellation to the payment agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate; by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (I) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (II) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The payment agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the payment agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to the Merger Agreement. Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to the Merger Agreement. Notwithstanding anything to the contrary in the Merger Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to the Merger Agreement.

DTC Payment

Prior to the Effective Time, Parent and Blue Nile will cooperate to establish procedures with the payment agent and the Depository Trust Company (“DTC”) with the objective that the payment agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (ii) the Per Share Price.

Transfers of Ownership

If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of Blue Nile, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of Blue Nile, the Per Share Price may be paid to a person other than the person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of Blue Nile only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the person in whose name such Uncertificated Shares are registered.

No Liability

None of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Distribution of Exchange Fund to Parent

Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the Merger Agreement will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to the Merger Agreement. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

No Further Ownership Rights in Company Common Stock

From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with the Merger Agreement, or in the case of Dissenting Company Shares, the rights pursuant to Merger Agreement. The

Per Share Price paid in accordance with the terms described in the section of this proxy statement captioned “The Merger” will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures described herein shall be cancelled and exchanged as described in the section of this proxy statement captioned “The Merger.”

Lost, Stolen or Destroyed Certificates

In the event that any Certificates have been lost, stolen or destroyed, the payment agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable as described herein. Parent or the payment agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Required Withholding

Each of the payment agent, Parent, Blue Nile and the Surviving Corporation will be entitled to deduct and withhold from any cash amounts payable pursuant to the Merger Agreement to any holder or former holder of shares of Company Common Stock, Company Restricted Stock Units or Company Options such amounts as are required to be deducted or withheld therefrom pursuant to any applicable tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

No Dividends or Distributions

No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

Representations and Warranties

The Merger Agreement contains representations and warranties of Blue Nile, Parent and Merger Sub. Some of the representations and warranties in the Merger Agreement made by Blue Nile are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Blue Nile, any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect (1) is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Blue Nile and its Subsidiaries, taken as a whole or (2) would reasonably be expected to prevent or materially impair or delay the consummation of the Merger, provided, however, that, with respect to clause (1) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

•	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

•	changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	changes in conditions in the industries in which Blue Nile and its Subsidiaries conduct business, including changes in conditions in the software industry generally;

•	changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

•	any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	any change, event, violation, inaccuracy, effect or circumstance resulting from the announcement of the Merger Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of Blue Nile and its Subsidiaries with employees, suppliers, customers, partners, vendors or any other third person;

•	the compliance by Parent, Merger Sub or Blue Nile with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement;

•	any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of the Merger Agreement;

•	changes or proposed changes in generally accepted accounting principles, consistently applied, in the United States (“GAAP”) or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);

•	changes in the price or trading volume of Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•	any failure, in and of itself, by Blue Nile and its Subsidiaries to meet (1) any public estimates or expectations of Blue Nile’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub; and

•	any transaction litigation or other legal proceeding threatened, made or brought by any of the current or former stockholders of Blue Nile (on their own behalf or on behalf of Blue Nile) against Blue Nile, any of its executive officers or other employees or any member of the Board of Directors arising out of the Merger or any other transaction contemplated by the Merger Agreement.

In the Merger Agreement, Blue Nile has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing, corporate power and authority and qualification to conduct business with respect to Blue Nile and its Subsidiaries;

•	Blue Nile’s corporate power and authority to execute, deliver and enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Blue Nile’s organizational documents and Blue Nile’s contracts;

•	the organizational documents of Blue Nile and specified subsidiaries;

•	the necessary approval of the Board of Directors;

•	the rendering of BofA Merrill Lynch’s fairness opinion to the Board of Directors;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•	the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to Blue Nile or its Subsidiaries or the resulting creation of any lien upon Blue Nile’s assets due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the capital structure of Blue Nile as well as the ownership and capital structure of its Subsidiaries;

•	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into Company Common Stock of Blue Nile or any of Blue Nile’s subsidiaries;

•	the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Blue Nile’s securities;

•	the accuracy and required filings of Blue Nile’s and its Subsidiaries’ SEC filings and financial statements;

•	Blue Nile’s disclosure controls and procedures;

•	Blue Nile’s internal accounting controls and procedures;

•	Blue Nile’s and its Subsidiaries’ indebtedness;

•	the absence of specified undisclosed liabilities;

•	the conduct of the business of Blue Nile and its Subsidiaries in the ordinary course consistent with past practice and the absence of any change, event, development or state of circumstances that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case since July 3, 2016;

•	the existence and enforceability of specified categories of Blue Nile’s material contracts, and any notices with respect to termination or intent not to renew those material contracts therefrom;

•	real property leased or subleased by Blue Nile and its Subsidiaries;

•	environmental matters;

•	trademarks, patents, copyrights and other intellectual property matters;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	Blue Nile’s compliance with laws and possession of necessary permits;

•	litigation matters;

•	insurance matters;

•	absence of any transactions, relations or understandings between Blue Nile or any of its Subsidiaries and any affiliate or related person;

•	payment of fees to brokers in connection with the Merger Agreement; and

•	compliance with export controls matters and compliance with all Sanctions Laws, Ex-Im Laws, anti-money laundering Laws, the Kimberley Process and other conflict minerals laws (each as defined in the Merger Agreement), and anti-boycott requirements.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Blue Nile that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub and availability of these documents;

•	Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

•	the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent or Merger Sub’s assets due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of litigation, orders and investigations;

•	ownership of capital stock of Blue Nile;

•	payment of fees to brokers in connection with the Merger Agreement;

•	operations of Parent and Merger Sub;

•	the absence of any required consent of holders of voting interests in Parent or Merger Sub;

•	delivery and enforceability of the Limited Guaranty;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	the absence of agreements between Parent and members of the Board of Directors or Blue Nile management;

•	the absence of any stockholder or management arrangements related to the Merger;

•	the solvency of Parent and the Surviving Corporation following the consummation of the Merger;

•	the absence of ownership interests in, or negotiations with, competitors of Blue Nile; and

•	the exclusivity and terms of the representations and warranties made by Blue Nile.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as: (1) expressly contemplated by the Merger Agreement; (2) approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (3) as disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Blue Nile will, and will cause each of its Subsidiaries to:

•	use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable law;

•	subject to the restrictions and exceptions in the Merger Agreement, conduct its business and operations in the ordinary course of business; and

•	use its reasonable best efforts to preserve intact its current business organization, to keep available the services of its current officers and employees, and to preserve its present relationships with customers, suppliers and other persons with which it has material business relationships.

In addition, Blue Nile has also agreed that, except as (1) expressly contemplated by the Merger Agreement; (2) approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (3) as disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Blue Nile will not, and will cause each of its Subsidiaries not to, among other things:

•	amend the Charter, the bylaws or any other similar organizational document;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	issue, sell, deliver or agree to commit to issue, sell or deliver or grant any shares of capital stock or any options, warrants, commitments, subscriptions or rights to purchase any similar capital stock or securities of Blue Nile or any of its Subsidiaries;

•	directly or indirectly acquire, repurchase or redeem any securities of Blue Nile or any of its Subsidiaries;

•	adjust, split, combine, or reclassify any shares of capital stock of Blue Nile or any of its Subsidiaries;

•	declare, set aside or pay any dividend or other distribution;

•	incur or assume any indebtedness (including any long-term or short-term debt) or issue any debt securities;

•	mortgage or pledge any of its and its Subsidiaries’ assets or property, tangible or intangible, or create or suffer to exist any lien thereupon (other than permitted liens or any lien consent to by Parent);

•	make any loans, advances or capital contributions to, or investments in, any other person, except (i) loans, advances or capital contributions to, or investments in, direct or indirect wholly-owned U.S. Subsidiaries of Blue Nile, and (ii) advances to directors, officers and employees for travel and other business-related expenses, in each case, in the ordinary course of business and in an amount not to exceed $100,000;

•	acquire, lease, license, sell, abandon, transfer, assign or exchange any asset in excess of $100,000 individually or $400,000 in the aggregate, other than in the ordinary course of business;

•

(A) enter into, adopt, amend (including accelerating the vesting), modify or terminate any material compensation or benefit plan or arrangement of any former or current director, officer, employee or independent contractor, (B) increase the compensation payable or to become payable or benefits or other similar arrangements provided or pay any special bonus or special remuneration or pay any benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any employee plan as in effect as of the Merger Agreement to former or current directors, officers, employees or independent contractors of Blue Nile or its Subsidiaries (other than, in each case of (A) and (B): (1) as may be required by applicable law; or (2) in connection with any annual review increases in the ordinary course of business and consistent with past practices and for persons whose annual salary is less than $100,000; (C) enter into any change in control, severance or similar arrangement or any retention or similar agreement with any officer, employee, director or independent contractor; or (D) make any change in the key management structure (including each individual with a title of vice president or above) of Blue Nile or its Subsidiaries, including the hiring of additional officers or the termination of existing officers, or the hiring or termination of any employee or independent contractor with target annual cash compensation in excess of $100,000 (excluding terminations for cause);

•	effect certain layoffs without complying with applicable laws;

•	settle, release, waive or compromise any pending or threatened material legal proceeding or other material claim, except for the settlement of any Legal Proceedings or other claim that is (i) reflected or reserved against in the Audited Company Balance Sheet; or (ii) that does not exceed that which is reflected or reserved against in the Audited Company Balance Sheet or any insurance proceeds or for solely out-of-pocket monetary payments of no more than $150,000 individually and $500,000 in the aggregate without an admission of fault;

•	except as required by applicable Law or GAAP, (i) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (ii) make any change in any of its accounting principles or practices;

•	make or change material tax elections or settle, consent to or compromise any material tax claim or assessment or surrender a right to any material Tax refund, offset, or other reduction in liability; (i) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (ii) file an amended income or other material Tax Return; (iii) enter into a closing agreement with any Governmental Authority regarding any Tax; (iv) change any annual accounting period or adopt or change any method of accounting principles or practices (except as may be required under applicable law); (v) incur any material Tax liability (other than in the ordinary course of business); (vi) fail to pay any material Taxes as they become due and payable; or (ix) take or omit to take any other similar action related to Taxes ;

•	incur or commit to incur any capital expenditure(s) other than (i) consistent with the budget previously disclosed to Parent; or (ii) to the extent that such capital expenditures do not exceed $500,000 individually or $1 million in the aggregate;

•	enter into, modify, amend or termination any (i) contract (other than any Material Contracts) (as such term is defined in the Merger Agreement) that if so entered into, modified, amended or terminated would have a Company Material Adverse Effect; or (ii) Material Contract except in the ordinary course of business;

•	maintain insurance at less than current levels or otherwise inconsistent with ordinary course of business;

•	engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of Blue Nile or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•	effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event (as defined in WARN) affecting in whole or in part any site of employment, facility, operating unit or employee;

•	grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

•	waive, release, grant or transfer any right of material value other than in the ordinary course of business

•	acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material equity interest therein or enter into any joint venture, partnership, limited liability corporation or similar arrangement with any third person;

•	except where required by applicable law, enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council or group of employees of Blue Nile or any of its Subsidiaries as the bargaining representative for any employees of Blue Nile or any of its Subsidiaries;

•	adopt or implement any stockholder rights plan or similar arrangement;

•	enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by the Merger Agreement;

•	enter into any contract containing any covenant or other provision by Blue Nile or any of its Subsidiaries (i) to not engage in any material line of business or to not compete with any person in any line of business that is material to Blue Nile; (ii) to not engage in any business that is material to Blue Nile with any third person or levying a fine, charge or other payment for doing so; or (iii) granting “most favored nation” pricing, “exclusivity” status to a third person or minimum purchase, preferred pricing, take or pay, or similar provisions, in each case other than any such contracts that may be cancelled without material liability to Blue Nile or its Subsidiaries upon notice of ninety (90) days or less;

•	enter into any contract containing any standstill or similar agreement pursuant to which Blue Nile or any of its Subsidiaries has agreed not to acquire assets or securities of another person other than Blue Nile;

•	enter into any Contract that involves a joint venture, the creation of a limited liability company or partnership agreement with any person, including any Contracts involving any investment of Blue Nile or its Subsidiaries in any other person; or

•	enter into agreements to do any of the foregoing.

For purposes of this proxy statement and the Merger Agreement, “Contract” means any written or binding oral contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement. For clarity, “Contract” does not include terminated or expired agreements, except to the extent such agreements have material provisions that continue to be binding.

Other Covenants Under the Merger Agreement

Go-Shop Period; Acquisition Proposals; Change in the Recommendation of Blue Nile’s Board of Directors

Go Shop Period

Notwithstanding the below, from the period beginning on November 6, 2016 and continuing until 11:59 p.m., Eastern time, on December 6, 2016 (the “Go-Shop Period End Date”), Blue Nile and its Subsidiaries and their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) may:

•	solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;

•

furnish to any person that has entered into an Acceptable Confidentiality Agreement (as such term is defined in the Merger Agreement) any non-public information relating to Blue Nile or any of its Subsidiaries or afford to any such person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Blue Nile or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; or

•	participate or engage in discussions or negotiations with any person that has entered into an Acceptable Confidentiality Agreement with respect to an Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal, in each case subject to the notice requirements set forth in the Merger Agreement.

Blue Nile will promptly (and in any event within twenty-four (24) hours) following the Go-Shop Period End Date provide Parent a list of Excluded Parties, including the identity of each Excluded Party and a copy of the Acquisition Proposal and any related documents submitted by such person on the basis of which the Board of Directors made the determination that such person shall be an Excluded Party. For the avoidance of doubt, at any time after the Go-Shop Period End Date and until the date which is ten (10) days after the Go-Shop Period End Date (the “Cut-off Date”), Blue Nile may continue to engage in the activities described in this section, and the restrictions below shall not apply to, any Excluded Party (but only for so long as such person or group is an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the Go-Shop Period End Date.

Acquisition Proposals

Notwithstanding the below, from November 6, 2016 until the Cut-off Date, after the Go-Shop Period End Date until Blue Nile’s receipt of the Requisite Stockholder Approval, Blue Nile and its Subsidiaries and its and their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors may:

•	solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;

•	furnish to any person that has entered into an Acceptable Confidentiality Agreement any non-public information relating to Blue Nile or any of its Subsidiaries or afford to any such person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Blue Nile or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; or

•	participate or engage in discussions or negotiations with any person that has entered into an Acceptable Confidentiality Agreement with respect to an Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal.

Except as it relates to an Excluded Party (but only for so long as such person or group is an Excluded Party) until the Cut-Off Date, Blue Nile has agreed not to, and to cause its Subsidiaries and its and their respective Representatives not to:

•	solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;

•	engage in discussions or negotiations regarding, or provide any non-public information to, any person relating to an Acquisition Proposal;

•

furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to Blue Nile or any of its Subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Blue Nile or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal;

•	approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;

•	enter into any letter of intent, memorandum of understanding, Merger Agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than certain permitted confidentiality agreements; or

•	waive the applicability of all or any portion of any anti-takeover Laws (as such term is defined in the Merger Agreement) in respect of any person (other than Parent and its Affiliates).

Notwithstanding the restrictions described above, under certain circumstances, prior to the adoption of the Merger Agreement by stockholders, Blue Nile may, among other things, provide information to, and engage or participate in negotiations or substantive discussions with, a person in respect of an Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person and such Acquisition Proposal was not solicited in breach of Blue Nile’s obligations, as described in the immediately preceding paragraph) if (and only if):

•	such Acquisition Proposal was not solicited in violation of the non-solicitation provisions of the Merger Agreement;

•	the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal or is reasonably expected to lead to a Superior Proposal; and

•	the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take the actions described above would be inconsistent with the fiduciary duties of the Board of Directors under the DGCL.

For more information, please see the section of this proxy statement captioned, “—Termination of the Merger Agreement; Termination Fees.”

Blue Nile is not entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal, unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a five (5) Business Day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.

Blue Nile is also required to provide or make available to Parent any information provided in connection with the receipt of the Superior Proposal described above, to the extent that such information has not been previously provided or made available to Parent, prior to or concurrently with the time such information is provided or made available to a third party (or its representatives or financing sources).

In addition to any obligations set forth in the Merger Agreement with regard to the non-solicitation provisions of the Merger Agreement, Blue Nile has agreed to promptly, and in any event within 24 hours of receipt, advise Parent in the event that Blue Nile or any of its representatives receives any Acquisition Proposal or any inquiries with respect thereto or that could reasonably be expected to lead to an Acquisition Proposal, including the identity of the third party making the Acquisition Proposal or inquiry, the material terms and conditions thereof and an unredacted copy of any written materials, proposals or agreements received in connection therewith, and all correspondence relating thereto, and will keep Parent reasonably informed as to the status (including changes to the terms) of such Acquisition Proposal or inquiry on a reasonably prompt basis, and within 24 hours of any material developments or changes to the material terms thereof. Blue Nile has also agreed to promptly, and in any event within 24 hours of receipt, advise Parent in the event that Blue Nile receives any request for non-public information relating to Blue Nile or any of its Subsidiaries or for access to the business, properties, assets, books or records of Blue Nile or any of its Subsidiaries by any third party that Blue Nile would reasonably be expected to believe may be considering making, or has made, an Acquisition Proposal or inquiry with respect thereto.

Change in the Recommendation of Blue Nile’s Board of Directors

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of Company Common Stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a Company Board Recommendation Change except as described below.

Prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may not take any action described in the following (any such action, a “Company Board Recommendation Change”):

•	withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Blue Nile recommendation in a manner adverse to Parent in any material respect;

•	adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal;

•	fail to publicly reaffirm the Blue Nile recommendation within five (5) Business Days after Parent so requests in writing (it being understood that Blue Nile will have no obligation to make such reaffirmation on more than three separate occasions);

•	take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Board of Directors to Blue Nile’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Board of Directors may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of the Merger Agreement); or

•	fail to include the Blue Nile recommendation in this proxy statement.

Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may effect a Company Board Recommendation Change if (1) there has been an Intervening Event; or (2) Blue Nile has received a bona fide Acquisition Proposal that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, in each case, to the extent a failure to effect a Company Board Recommendation Change would be inconsistent with the Board of Directors’ fiduciary obligations under applicable law.

The Board of Directors may only effect a Board of Directors Recommendation Change for an Intervening Event if:

•	Blue Nile has provided prior written notice to Parent at least five (5) Business Days in advance to the effect that the Board of Directors has (1) so determined; and (2) resolved to effect a Company Board Recommendation Change pursuant to Merger Agreement, which notice must describe the applicable Intervening Event in reasonable detail; and

•	prior to effecting such Company Board Recommendation Change, Blue Nile and its Representatives, during such five (5) Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Board of Directors no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary obligations pursuant to applicable law.

In addition, the Board of Directors may only effect a Company Board Recommendation Change in response to a bona fide Acquisition Proposal that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal if:

•	the Board of Directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•	Blue Nile has provided prior written notice to Parent at least five (5) Business Days in advance to the effect that the Board of Directors has (1) received a bona fide Acquisition Proposal that has not been withdrawn; (2) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (3) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will describe the basis for such Company Board Recommendation Change or termination in reasonable detail, including the identity of the person of “group” of persons making such Acquisition Proposal (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such person or “group” of persons that was in effect on the date of the Merger Agreement), the material terms thereof and copies of all material documents relating to such Acquisition Proposal;

•	prior to effecting such Company Board Recommendation Change or termination, Blue Nile and its Representatives, during the five (5) Business Day notice period describe above, has negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal;

•	in the event of any termination of the Merger Agreement in order to cause or permit Blue Nile or any of its Subsidiaries to enter into an acquisition agreement with respect to such Acquisition Proposal, Blue Nile has validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent a termination fee of $17.4 million ($7.4 million if in connection with entry into a definitive agreement with a person or group that is an Excluded Party at the time of the termination); and

•	Blue Nile has otherwise complied in all material respects with its obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal.

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any material event or development or material change in circumstances with respect to Blue Nile (other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal) that was (1) not known to the Board of Directors as of the date on which the Merger Agreement was executed; or (2) does not relate to any Acquisition Proposal.

Board Obligation to Call a Company Stockholder Meeting

Blue Nile will take all actions necessary in accordance with the DGCL, the Charter, the bylaws and the rules of NASDAQ to establish a record date (and Blue Nile will not change such record date without the prior written consent of Parent), it will duly call, give notice of, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Blue Nile will not be required to convene and hold the Company Stockholder Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders. Unless there has been a Company Board Recommendation Change, Blue Nile will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

Notwithstanding anything to the contrary contained in the Merger Agreement, nothing will prevent Blue Nile from postponing or adjourning the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if (i) there are holders of an insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (provided that, without Parent’s prior written consent, the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i)); (ii) Blue Nile is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff; or (iii) the Board of Directors has determined in good faith (after consultation with outside legal counsel) that it would be inconsistent with its fiduciary duties not to postpone or adjourn the Company Stockholder Meeting, including in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that Blue Nile has sent to the Company Stockholders or otherwise made publicly available to the Company Stockholders (including in connection with a Company Board Recommendation Change); provided that the Company Stockholder Meeting may not be postponed or adjourned pursuant to this clause (iii) on more than two separate occasions or for more than five (5) Business Days for each such postponement or adjournment. Unless the Merger Agreement is validly terminated in accordance with its terms, Blue Nile will submit the adoption of the Merger Agreement to its stockholders at the Company Stockholder Meeting even if the Board of Directors shall have effected a Company Board Recommendation Change. For more information, please refer to the section of this proxy statement captioned, “—Termination of the Merger Agreement; Termination Fees.”

Access to Information; Confidentiality

At all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, subject to certain express exceptions, Blue Nile will afford Parent and its Representatives and the Financing Sources and their respective Representatives reasonable access during normal business hours, upon reasonable advance notice to the properties, books and records and personnel of Blue Nile except that Blue Nile may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or regulation requires Blue Nile to restrict or otherwise prohibit access to such documentation information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which Blue Nile or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between Blue Nile, on the one hand, and Parent and its Affiliates, on the other hand; provided that Blue Nile will use its reasonable best efforts to cooperate on utilizing an alternative method of production of all such information in the event any of the foregoing circumstances apply.

Required Efforts to Consummate the Merger

Subject to certain exceptions described below and the terms of the Merger Agreement, Parent and Blue Nile will (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten (10) Business Days following the date of the Merger Agreement; and (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority pursuant to other applicable antitrust laws in connection with the Merger, with the Parent having primary responsibility for the making of such filings. Parent and Blue Nile will (A) cooperate and coordinate with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the governmental authorities of any other applicable jurisdiction in which any such filing is made; and (D) use reasonable best efforts to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other antitrust laws applicable to the Merger; and (2) obtain any required consents pursuant to any antitrust laws applicable to the Merger, in each case as soon as practicable. If any party receives a request for additional information or documentary material from any governmental authority with respect to the Merger pursuant to the HSR Act or any other antitrust laws applicable to the Merger, then such party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

Anti-Takeover Statutes

Each of Blue Nile, Parent and Merger Sub and their respective authorized representatives will take all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger

Directors’ and Officers’ Indemnification and Insurance

During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by DGCL or pursuant to any indemnification agreements with Blue Nile and any of its Subsidiaries in effect on the date of November 6, 2016, each current or former director and officer of Blue Nile (and any person who becomes a director or officer of Blue Nile or any of its Subsidiaries prior to the Effective Time (“Indemnified Person”) from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, with respect to any act or omission, or alleged act or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of Blue Nile or any of its Subsidiaries or other Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time(including any matters arising in connection with the Merger Agreement or the Merger).

During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charter, the bylaws and the other similar organizational documents of the Subsidiaries of Blue Nile, as applicable, as of the date of the Merger Agreement that have been made available to Parent. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

The Merger Agreement also provides during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain Blue Nile’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. The Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by Blue Nile for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the

Maximum Annual Premium from an insurance carrier with the same or better credit rating as Blue Nile’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, Blue Nile may (and at Parent’s request will) purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as Blue Nile’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If Blue Nile purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect. For more information, please refer to the section of this proxy statement captioned, “The Merger—Interests of Blue Nile’s Directors and Executive Officers in the Merger.”

Employee Benefits

The Merger Agreement provides that for a period of one year following the Effective Time (or, if earlier, the date the applicable employee terminates employment), Parent will either (i) maintain for the benefit of each continuing employee the employee benefit plans (other than change in control, retention, long term incentive, nonqualified deferred compensation, and equity-based compensation or benefits and individual employment or other compensation agreements (except with respect to severance terms in such agreements)) to each continuing employee at benefit levels that, taken as a whole, are substantially comparable in the aggregate to those in effect at Blue Nile or its applicable Subsidiaries on the date of the Merger Agreement; (ii) provide compensation, benefits, and severance payments (other than change in control, retention, long term incentive, nonqualified deferred compensation, and equity-based compensation or benefits and individual employment or other compensation agreements (except with respect to severance terms in such agreements)) to each continuing employee that, taken as a whole, are substantively comparable in the aggregate to the compensation, benefits, and severance payments (other than change in control, retention, long term incentive, nonqualified deferred compensation, and equity-based compensation or benefits and individual employment or other compensation agreements (except with respect to severance terms in such agreements)) provided to such continuing employee immediately prior to the Effective Time; or (iii) provide some combination of current plans and comparable plans (other than change in control, retention, long term incentive, nonqualified deferred compensation, and equity-based compensation or benefits and individual employment or other compensation agreements (except with respect to severance terms in such agreements)) that, taken as a whole, are substantially comparable in the aggregate to the compensation, benefits, and severance payments (other than change in control, retention, long term incentive, nonqualified deferred compensation, and equity-based compensation or benefits and individual employment or other compensation agreements (except with respect to severance terms in such agreements)) provided to such continuing employee immediately prior to the Effective Time. Further, the base compensation and target bonus opportunity will not be decreased for a period of one year following for any continuing employee. In addition, for a period of one year following the Effective Time, Parent will provide severance benefits to eligible employees in accordance with Blue Nile’s severance plans, guidelines, and practices as in effect on the date of the Merger Agreement.

In addition, Parent will use reasonable efforts to cause to be granted for continued employee’s credit for all service with Blue Nile prior to the Effective Time for purposes of eligibility to participate and vesting and for purposes of vacation accrual and severance pay entitlement. Further, each continuing employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage under such plan replaces in the plan year in which the closing occurs, coverage pursuant to a comparable benefit plan sponsored by Blue Nile and to the extent that the applicable waiting period under the Blue Nile plan has been satisfied or waived at or before the Effective Time. Further, with regard to any Surviving Corporation plans providing medical, dental, pharmaceutical, or vision benefits, any pre-existing conditions or exclusions, eligibility waiting periods, evidence of insurability requirements, and actively at work or similar requirements will be waived with respect to the continuing employees and their covered dependents, to the extent waived under the corresponding plan in which the applicable continuing employee participated immediately prior to the Effective Time and the continuing employee will be given full credit pursuant to such Surviving Corporation plan for purposes of satisfying deductible, coinsurance, and maximum out of pocket requirements applicable to such continuing employee and his or her covered dependents for the plan year in which the closing occurs as if such amounts had been paid in accordance with the applicable Surviving Corporation plan. Finally, for the plan year in which the closing occurs, Parent will credit the accounts of continuing employees pursuant to any Surviving Corporation plan that is a flexible spending plan with any unused balance in the account of such continuing employee in the corresponding Blue Nile plan to the extent permitted by applicable law. Any accrued but unused vacation or paid time as of immediately prior to the Effective Time will be credited to the continuing employee.

Financing

Blue Nile has agreed that it will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its and their respective representatives to, assist Parent in the arrangement of any third-party debt financing for the purpose of financing aggregate portion of the Per Share Price, (the “Debt Financing”), subject to certain exceptions described below. The receipt of such Debt Financing and any equity financing are not conditions to the Merger.

Such cooperation will include, without limitation, (A) participating in a reasonable number of meetings, presentations and due diligence sessions (including the participation in such meetings, presentations and due diligence sessions of Blue Nile’s senior management); (B) providing timely assistance with the preparation of materials for lender presentations, bank information memoranda, rating agency presentations and similar documents required in connection with the Debt Financing; (C) furnishing the report of Blue Nile’s auditor on the most recent audited consolidated financial statements of Blue Nile and its Subsidiaries; (D) as promptly as reasonably practicable furnishing Parent and its financing sources with (1) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), equity and cash flows for Blue Nile for the fiscal years ended December 29, 2013, January 4, 2015 and January 3, 2016 and (2) unaudited consolidated balance sheets and related statements of operations, comprehensive income (loss) and cash flows for Blue Nile for the six-month period quarter ended July 3, 2016 and each subsequent fiscal quarter ended on a date that is not a fiscal year end and that is at least forty five (45) days before the closing date, in each case prepared in accordance with GAAP; and (E) furnishing any additional financial statements, schedules or other financial data relating to Blue Nile and its Subsidiaries as reasonably requested by Parent (including such information as is necessary to enable Parent to prepare any pro forma financial statements required pursuant to the Debt Financing).

However, nothing described in this section of the proxy statement will require cooperation to the extent it would (i) unreasonably disrupt the conduct of the business or operations of Blue Nile or its Subsidiaries, (ii) require Blue Nile or any of its Subsidiaries to agree to pay any fees or reimburse any expenses or give any indemnities prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified; or (iii) require Blue Nile or any of its Subsidiaries to take any action pursuant to any certificate, agreement, arrangement, document or instruction (other than customary representation letters and authorization) letters that is not contingent upon or effective prior to the Effective Time.

In addition, Parent will promptly, upon request by Blue Nile, reimburse Blue Nile for all reasonable costs and expenses (including reasonable attorneys’ fees, but not the costs of Blue Nile’s preparation of its annual and quarterly financial statements) incurred by Blue Nile or any of its Subsidiaries or their respective representatives in connection with the Debt Financing. Parent will also indemnify and hold harmless Blue Nile, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except to the extent suffered or incurred as a result of the gross negligence or willful misconduct or material breach of the Merger Agreement by any such persons. Further, Parent and its subsidiaries will be permitted to disclose information about Blue Nile and its Subsidiaries as necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements in connection therewith.

Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Parent’s agreement, the Closing of the Merger will not occur earlier than the third Business Day after the expiration of the marketing period (the “Marketing Period”), which Marketing Period is the first period of twenty (20) consecutive Business Days commencing on the date that is the first Business Day after the later of (a) the date this proxy statement is mailed to stockholders and (b) January 2, 2017 throughout which (y) Parent has received certain required financial information from Blue Nile necessary to syndicate any debt financing and (z) certain conditions to the consummation of the Merger are satisfied.

Notwithstanding the foregoing, the Marketing Period: (1) will end on any earlier date on which the debt financing is obtained; and (2) will not commence and will be deemed not to have commenced if, on or prior to the completion of such period of twenty (20) consecutive Business Days, (i) Blue Nile’s auditors have withdrawn, or informed Blue Nile that they intend to withdraw, their audit opinion contained in the required financing information, in which case the Marketing Period will be deemed not to commence unless and until a new unqualified audit opinion is issued with respect thereto by Blue Nile’s auditors or another independent accounting firm reasonably acceptable to Parent or (2) Blue Nile has announced any intention to restate any financial statements or financial information included in the required financing information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable required financing information has been amended or Blue Nile has announced that it has concluded that no restatement will be required, and the requirements described in the immediately preceding sentence would be satisfied on the first day, throughout and on the last day of such new 20 consecutive Business Day period.

Other Covenants

The Merger Agreement contains other covenants, including those relating to filings with governmental authorities, stock exchange delisting and Exchange Act deregistration, notices of certain events, the resignation of directors of Blue Nile, public announcements, matters related to reporting requirements of the Exchange Act and further assurances.

Conditions to the Merger

The obligations of Parent and Merger Sub, on the one hand, and Blue Nile, on the other hand, to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions at and as of the Closing:

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	the expiration or termination of the applicable waiting period under the HSR Act and the Austrian Federal Competition Authority; and

•	the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, at or prior to the Effective Time:

•	the representations and warranties of Blue Nile relating to organization, good standing, corporate power, enforceability, anti-takeover laws, certain aspects of Blue Nile’s capitalization, brokers and the absence of any Company Material Adverse Effect being generally true and correct in all material respects as of the date on which the closing occurs as if made at and as of such time;

•

the representations and warranties of Blue Nile relating to certain aspects of Blue Nile’s capitalization being generally true and correct in all respects as of the date on which the closing occurs, except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to Blue Nile, Parent and their affiliates, individually or in the aggregate, that is more than $3 million;

•	the other representations and warranties of Blue Nile set forth elsewhere in the Merger Agreement being true and correct as of the date on which the Closing occurs as if made at and as of such time, except for such failures to be true and correct that would not have a Company Material Adverse Effect;

•	Blue Nile having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement and complied with by Blue Nile;

•	the receipt by Parent and Merger Sub of a certificate of Blue Nile, validly executed for and on behalf of Blue Nile and in its name by a duly authorized officer thereof, certifying that the conditions described in the preceding four bullet points above have been satisfied; and

•	the absence of any Company Material Adverse Effect having occurred after the date of Merger Agreement that is continuing.

In addition, the obligation of Blue Nile to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct on and as of the date on which the closing occurs with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to the Merger Agreement;

•	Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent or Merger Sub at or prior to the Closing; and

•	the receipt by Blue Nile of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement; Termination Fees

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of Blue Nile and Parent;

•	by either Blue Nile or Parent if, at any time prior to the Effective Time (whether prior to or after the receipt of the adoption of the Merger Agreement by its stockholder):

•	(1) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (2) any statute, rule, regulation or order that will be enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger;

•	the Effective Time has not occurred by 5:00 p.m., Eastern time, on May 6, 2017 (the “Outside Date”); or

•	stockholders of Blue Nile fail to adopt the Merger Agreement at the Company Stockholder Meeting or any adjournment or postponement thereof at which a vote is taken on the Merger;

•	by Blue Nile if:

•	(whether prior to or after receipt of the adoption of the Merger Agreement by its stockholders), Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Outside Date or the date that is thirty (30) calendar days following Blue Nile’s delivery of written notice of such breach;

•	Parent or Merger Sub has failed to consummate the Closing within five (5) Business Days of the first date upon which Parent is required to consummate the Closing pursuant to the Merger Agreement, provided that Blue Nile has not breached any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement and provided Parent or Merger Sub written notice of five (5) Business Days of its intention to terminate the Merger Agreement; or

•	prior to the adoption of the Merger Agreement by stockholders and so long as Blue Nile is not then in material breach of its obligations related to Acquisition Proposals and Superior Proposals, in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement, subject to Blue Nile paying to Parent a termination fee of $17.4 million ($7.4 million if in connection with entry into a definitive agreement with a person or group that is an Excluded Party at the time of the termination); and

•	by Parent if:

•	Blue Nile has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the Outside Date or the date that is thirty (30) calendar days following Parent’s delivery of written notice of such breach; or

•	if at any time the Board of Directors has effected a Company Board Recommendation Change.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for any willful and intentional breach of the Merger Agreement.

Termination Fee

If the Merger Agreement is terminated in specified circumstances, Blue Nile has agreed to pay Parent a termination fee of $17.4 million (the “Company Termination Fee”).

Parent will be entitled to receive the Company Termination Fee from Blue Nile if the Merger Agreement is terminated:

•

(a) by either Parent or Blue Nile because (i) the Merger closing has not occurred by the Outside Date; or (ii) the stockholders fail to adopt the Merger Agreement; or (b) by Parent because Blue Nile has materially breached its representations, warranties, covenants or agreements in the Merger Agreement, provided, however, that Parent will only be entitled to receive the Company Termination Fee from Blue Nile if (1); any person has made (since the date of the Merger Agreement and prior to its termination) an Acquisition Proposal that is not withdrawn or otherwise abandoned; and (2) Blue Nile enters into an agreement relating to, or consummates, an Acquisition Transaction within 12 months of such termination (provided that, for purposes of the termination fee, all references to “15%” in the definition of “Acquisition Transaction” are deemed to be references to “50%”);

•	by Parent, because the Board of Directors has effected a Company Board Recommendation Change; or

•	by Blue Nile, to enter into a definitive agreement with respect to a Superior Proposal.

Notwithstanding the above, if the Merger Agreement is terminated because Blue Nile terminates on or prior to the Cut-Off Date to enter into an Alternative Acquisition Agreement with a person or group that is an Excluded Party at the time of such termination, Parent will be entitled to receive a termination fee of $7.4 million.

Moreover, if the Merger Agreement is terminated by either Parent or Blue Nile due to: (i) failure to consummate the Closing by the Outside Date; or (ii) failure to obtain the Requisite Stockholder Approval, Blue Nile shall reimburse Parent for its out-of-pocket expenses (including all fees and expenses of the Financing Sources, counsel, accountants, investment banks, advisors and consultants of Parent and Merger Sub) up to an aggregate of $5.0 million.

However, if the Merger Agreement is terminated due to: (i) breach and failure to cure within thirty (30) days of receipt of written notice of such breach by Parent or Merger Sub of their respective representations, warranties, covenants or other agreements; or (ii) failure by Parent or Merger Sub to consummate the Closing within five (5) Business Days of the first date upon which Parent is required to consummate the Closing pursuant to the Merger Agreement, provided that Blue Nile has complied in material respect with all representations, warranties, covenants or other agreements contained in the Merger Agreement, Blue Nile will be entitled to receive from Parent a termination fee equal to $32.2 million (minus the sum of any reimbursement and any indemnification obligations of Parent under the Merger Agreement).

Amendment and Waiver

Amendment

The Merger Agreement may be amended by Parent, Merger Sub and Blue Nile at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Blue Nile (pursuant to authorized action by the Board of Directors, except that in the event that Blue Nile has received the Requisite Stockholder Approval, no amendment may be made to the Merger Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in the Merger Agreement, any amendments, modifications or alterations of the provisions relating to the Financing Sources set forth in the Merger Agreement and the defined terms used therein solely as they relate to such sections) to the extent adversely affecting any of the Financing Sources, shall not be effective with respect to such affected Financing Sources unless the Lenders provide their prior written consent to such amendment, modification or alteration.

Waiver

At any time and from time to time prior to the Effective Time, Parent, Merger Sub and Blue Nile may, to the extent legally allowed and except as otherwise set forth in the Merger Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parent, Merger Sub and Blue Nile, as applicable; (b) waive any inaccuracies in the representations and warranties made to such party contained therein or in any document delivered pursuant thereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such party contained therein. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. Any delay in exercising any right pursuant the Merger Agreement will not constitute a waiver of such right.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Specific Performance

Parent, Merger Sub and Blue Nile have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parent, Merger Sub and Blue Nile do not perform the provisions of the Merger Agreement (including any party failing to take such actions as are required of it in order to consummate the Merger Agreement) in accordance with its specified terms or otherwise breach such provisions. Parent, Merger Sub and Blue Nile acknowledge and agree that, subject to the Merger Agreement, (A) Parent, Merger Sub and Blue Nile will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions thereof; (B) the provisions of the Merger Agreement are not intended to and do not adequately compensate Blue Nile, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of the Merger Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither Blue Nile nor Parent would have entered into the Merger Agreement. Notwithstanding the foregoing, it is explicitly agreed that Blue Nile shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of Bain Capital Fund XI under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) if and only if (1) the Marketing Period has ended and all conditions in the Merger Agreement have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)) at the time when the Closing would have occurred pursuant to the Merger Agreement but for the failure of the Equity Financing to be funded, (2) the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letter or the Definitive Agreements if the Equity Financing is funded to fund the Merger at the Closing, and (3) Blue Nile has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing is funded, then the Closing pursuant to the Merger Agreement will occur.

Blue Nile, Parent and Merger Sub agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement by Blue Nile, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to the Merger Agreement. Any Party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Blue Nile, Parent and Merger Sub irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

Limitation of Liability

The maximum aggregate liability of Parent and Merger Sub for breaches under the Merger Agreement, the Limited Guaranty or the Commitment Letters will not exceed, in the aggregate for all such breaches, an amount equal to $32.2 million. Notwithstanding such limitations of liability, Parent, Merger Sub and Blue Nile will be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.

MARKET PRICES AND DIVIDEND DATA

Company Common Stock is listed on NASDAQ under the symbol “NILE.” As of November 18, 2016 there were 11,722,578 shares of Company Common Stock outstanding, held by approximately 28 stockholders of record.

The following table presents the high and low sales prices of Company Common Stock on NASDAQ during the fiscal quarters indicated:

	Common Stock Prices		Dividend Paid (Per Share)
	High	Low
Fiscal Year 2016
Fourth Quarter (through November 29, 2016)	$41.39	$28.74	$—
Third Quarter	36.90	27.14	—
Second Quarter	29.00	24.04	.70
First calendar quarter	36.44	22.33	—
Fiscal Year Ended January 3, 2016
Fourth Quarter	$39.00	$31.15	$—
Third Quarter	35.41	29.68	—
Second Quarter	31.12	26.62	—
First calendar quarter	35.89	26.59	—
Fiscal Year January 4, 2015
Fourth Quarter	$37.50	$27.57	$—
Third Quarter	30.39	23.10	—
Second Quarter	36.16	27.45	—
First calendar quarter	49.14	32.60	—
Fiscal Year December 29, 2013
Fourth Quarter	$48.56	$36.56	$—
Third Quarter	42.34	35.90	—
Second Quarter	40.44	30.62	—
First calendar quarter	40.54	28.90	—

The closing sale price of Company Common Stock on November 4, 2016, which was the last trading day before the Merger was publicly announced, was $30.44 per share. On November 29, 2016, the latest practicable trading day before the printing of this proxy statement, the closing price for Company Common Stock on NASDAQ was $40.43 per share. You are encouraged to obtain current market quotations for Company Common Stock.

Following the Merger, there will be no further market for Company Common Stock and it will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership as of November 18, 2016 of Company Common Stock by (i) each person who owns beneficially more than 5% of the outstanding shares of Company Common Stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers, and (iv) all current executive officers and directors as a group. This information is based on information received from or on behalf of the named individuals for our executive officers and directors. Information regarding our non-management 5% holders is derived from the most recently available Schedule 13 filings. Unless otherwise indicated, the address of each stockholder listed in the following table is c/o Blue Nile Inc., 411 First Avenue South, Suite 700, Seattle, Washington 98104.

Shareholder	Common Stock
	Number of Shares (#)	Percent of Shares Outstanding(1) (%)
T.Rowe Price Associates, Inc.(2)	2,075,789	17.7
100 E. Pratt Street, Baltimore, MD 21202
Wasatch Advisors, Inc.(3)	1,682,518	14.4
505 Wakara Way, Salt Lake City, UT 84108
BlackRock, Inc.(4)	1,170,079	10.0
55 East 52nd Street, New York, NY 10055
The Vanguard Group(5)	891,222	7.6
100 Vanguard Blvd., Malvern, PA 19355
Capital World Investors(6)	753,000	6.4
333 South Hope Street, 55th Floor, Los Angeles, CA 90071
Mark C. Vadon(7)	580,509	5.0
1201 Western Ave., Suite 406, Seattle, WA 98101

Officers and Directors
Harvey Kanter(8)	249,251	2.1
Lauren Neiswender(9)	91,833	*
David Binder(10)	86,075	*
Jonathan Sainsbury(11)	81,980	*
Julie Yoakum(12)	56,795	*
Michael Potter(13)	47,003	*
Leslie Lane(14)	40,892	*
Christopher Bruzzo(15)	33,747	*
Scott Howe(16)	17,065	*
Mindy Meads(17)	14,198	*
Robert van Schoonenberg(18)	7,141	*
Elaine Rubin(19)	210	*
All current executive officers and directors as a group (11 persons)(20)	669,185	5.7

*	Less than 1%
(1)	Applicable percentage of ownership is based on 11,722,578 shares of common stock outstanding as of November 18, 2016. Beneficial ownership is determined in accordance with the rules of the SEC, and is based on voting and investment power with respect to shares. Shares of common stock subject to options exercisable within sixty (60) days after November 18, 2016, and RSUs that will vest within sixty (60) days after November 18, 2016, are deemed outstanding for purposes of computing the percentage of ownership of the person or group holding such options or RSUs, but are not deemed outstanding for computing percentage of any other person. To our knowledge, unless otherwise indicated or as may be provided by applicable community property laws, each of the persons named above has sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

(2)	This information is as of December 31, 2015 and is based solely on information reported on a Schedule 13G filed on February 11, 2016 on behalf of T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. According to the report, T. Rowe Price Associates, Inc. beneficially owns an aggregate of 2,075,789 shares and T. Rowe Price New Horizons Fund, Inc. beneficially owns an aggregate of 1,816,488 shares. T. Rowe Price Associates, Inc. has sole voting power with respect to 250,201 shares and sole dispositive power with respect to 2,075,789 shares. T. Rowe Price New Horizons Fund, Inc. has sole voting power with respect to 1,816,488 shares and sole dispositive power with respect to 0 shares.
(3)	This information is as of December 31, 2015 and is based solely on information reported on a Schedule 13G filed on February 16, 2016 on behalf of Wasatch Advisors, Inc. According to the report, Wasatch Advisors, Inc. beneficially owns an aggregate of 1,682,518 shares. Wasatch Advisors, Inc. has sole voting and dispositive power with respect 1,682,518 shares.
(4)	This information is as of August 31, 2016 and is based solely on information reported on a Schedule 13G filed on September 9, 2016 on behalf of BlackRock, Inc. According to the report, BlackRock, Inc. beneficially owns an aggregate of 1,170,079 shares. BlackRock, Inc. has sole voting power with respect to 1,142,177 shares and sole dispositive power with respect to 1,170,079 shares.
(5)	This information is as of December 31, 2015 and is based solely on information reported on a Schedule 13G filed on February 10, 2016 on behalf of The Vanguard Group. According to the report, The Vanguard Group beneficially owns an aggregate of 891,222 shares. The Vanguard Group has sole voting power with respect to 25,894 shares, sole dispositive power with respect to 865,928 shares and shared dispositive power with respect to 25,294 shares.
(6)	This information is as of September 30, 2016 and is based solely on information reported on a Schedule 13F filed on November 14, 2016 on behalf of Capital World Investors. According to the report, Capital World Investors beneficially owns an aggregate of 753,000 shares. Capital World Investors has sole voting power with respect to 753,000 shares. As of November 23, 2016, Capital World Investors has not filed a Schedule 13G as to its ownership stake in Blue Nile.
(7)	This information is as of June 24, 2016 and is based solely on information reported on a Schedule 13G filed on June 28, 2016 on behalf of Mark Vadon, Lake Tana LLC and MVHF, LLC. According to the report, Mark Vadon beneficially owns an aggregate of 93,200 shares, Lake Tana LLC beneficially owns an aggregate of 387,000 and MVHF beneficially owns an aggregate of 100,309 shares. Mark Vadon has sole voting and dispositive power with respect to 580,509 shares. Lake Tana, LLC has sole voting and dispositive power with respect to 387,000 shares. MVHF, LLC has sole voting and dispositive power with respect to 580,509 shares. Lake Tana, LLC has sole voting and dispositive power with respect to 100,309 shares.
(8)	This information includes 202,377 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 18, 2016 and no restricted stock units subject to release within 60 days of November 18, 2016.
(9)	This information includes 85,712 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 18, 2016 and no restricted stock units subject to release within 60 days of November 18, 2016.
(10)	This information includes 62,721 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 18, 2016 and no restricted stock units subject to release within 60 days of November 18, 2016.
(11)	This information includes 74,521 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 18, 2016 and no restricted stock units subject to release within 60 days of November 18, 2016.
(12)	This information includes 56,795 shares of common stock as of May 30, 2016, the day Julie Yoakum terminated her employment with Blue Nile.
(13)	This information includes 28,875 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 18, 2016 and 822 restricted stock units subject to release within 60 days of November 18, 2016.

(14)	This information includes 26,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 18, 2016 and 822 restricted stock units subject to release within 60 days of November 18, 2016.
(15)	This information includes 26,545 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 18, 2016 and 822 restricted stock units subject to release within 60 days of November 18, 2016.
(16)	This information includes 7,323 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 18, 2016 and 958 restricted stock units subject to release within 60 days of November 18, 2016.
(17)	This information includes 4,051 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 18, 2016 and 822 restricted stock units subject to release within 60 days of November 18, 2016.
(18)	This information includes no shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 18, 2016 and 1,040 restricted stock units subject to release within 60 days of November 18, 2016.
(19)	This information includes no shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 18, 2016 and no restricted stock units subject to release within 60 days of November 18, 2016.
(20)	This information includes shares held by Blue Nile’s current executive officers and Board of Directors, including the shares described in notes (8) to (19) above, but excluding, for the avoidance of doubt, Julie Yoakum, whose employment was terminated on May 30, 2016.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Blue Nile. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Blue Nile held its 2016 annual meeting of stockholders on May 26, 2016. Blue Nile will hold an annual meeting in 2017 only if the Merger has not already been completed.

Proposals of stockholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2017, if held, must be received by us at our offices at 411 First Avenue South, Suite 700, Seattle, WA 98104, Attention: Corporate Secretary, no later than December 16, 2016 (assuming the meeting date is not advanced by more than thirty (30) days prior to or delayed by more than thirty (30) days after the one (1)-year anniversary of the date of the 2016 annual meeting), and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting.

Stockholders may only present a matter for consideration at our annual meeting in 2017, if held, if certain procedures are followed. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be received by our secretary at our principal executive offices not later than the 90th day nor earlier than the close of business on 120th day prior to the one (1)-year anniversary of the preceding year’s annual meeting, provided, however, that, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

Nominations for the election of directors at an annual meeting may be made only (1) pursuant to the corporation’s notice of meeting of stockholders; (2) by or at the direction of the Board of Directors; or (3) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s, who is entitled to vote at the meeting and who complied with the notice procedures set forth in preceding paragraph. The notice must contain specified information about the nominees and about the stockholder proposing such nominations.

Stockholders may contact the corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Blue Nile filings with the SEC are incorporated by reference:

•	Blue Nile’s Annual Report on Form 10-K for the fiscal year ended January 3, 2016;

•	Blue Nile’s Quarterly Reports on Form 10-Q for the fiscal quarter ended October 2, 2016, July 3, 2016 and April 3, 2016; and

•	Blue Nile’s Current Reports on Form 8-K filed on November 7, 2016 (two reports filed), August 8, 2016, August 4, 2016, July 21, 2016, June 2, 2016, May 9, 2016, May 5, 2016 and February 11, 2016, except to the extent that information therein is furnished to and not filed with the SEC.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the date of the Company Stockholder Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials, other than portions furnished to and not filed with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Blue Nile, Inc.

Attn: Corporate Secretary

411 First Avenue South, Suite 700

Seattle, WA 98104

If you would like to request documents from us, please do so at least five (5) Business Days prior to the Company Stockholder Meeting, to receive them before the Company Stockholder Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.investor.bluenile.com, under “SEC Filings.” The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Company Stockholder Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company Common Stock, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholder toll free phone number: (800) 317-8033

Banks and Brokers collect call phone number: (212) 493-3910

MISCELLANEOUS

Blue Nile has supplied all information in this proxy statement relating to Blue Nile. Parent has supplied all of the information relating to Parent and Merger Sub contained in this proxy statement.

We can assure the accuracy of only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger and the proposals described herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

BC CYAN PARENT INC.,

BC CYAN ACQUISITION INC.

AND

BLUE NILE, INC.

Dated as of November 6, 2016

A-i

(Continued)

A-ii

(Continued)

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 6, 2016, by and among BC Cyan Parent Inc., a Delaware corporation (“Parent”), BC Cyan Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Blue Nile, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party”. All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL.

B. Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a limited guaranty (the “Limited Guaranty”) from Bain Capital Fund XI, L.P., a Cayman Islands limited partnership (the “Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

D. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any counterparty that (a) contains terms no less favorable to the Company than the terms set forth in the

Confidentiality Agreement, (b) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement or restrict the Company from providing any information to Parent to which Parent would be entitled under any provision of this Agreement, and (c) does not provide for the reimbursement by the Company of such counterparty’s costs and expenses.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(a) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(b) any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(c) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 15% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, none of Guarantor nor any private equity fund sponsored or managed by the management company of Guarantor, nor the portfolio companies of Guarantor or any such other private equity funds shall be deemed to be Affiliates of Parent or Merger Sub.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. regulations, statutes, measures, and orders relating to the prevention of corruption and bribery, including, without limitation, the FCPA and the UK Bribery Act of 2010.

“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

“Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of January 3, 2016 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended January 3, 2016.

“Business Day” means each day that is not a Saturday, Sunday or other day on which the Company is closed for business or the Federal Reserve Bank of New York is closed.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor union contract, trade union agreement or other Contract with any labor union, labor organization or works council.

“Company Board” means the Board of Directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) would reasonably be expected to prevent or materially impair or delay the consummation of the Merger; provided, however, that, with respect to clause (a) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business;

(iv) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vii) any Effect resulting from the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Section 3.5);

(viii) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(ix) any action taken or refrained from being taken, in each case which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(x) changes or proposed changes in GAAP or other accounting standards or in any applicable Laws or regulations (or the enforcement or interpretation of any of the foregoing);

(xi) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii) any failure, in and of itself, by the Company and its Subsidiaries to meet (1) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii) the availability or cost of equity, debt or other financing to Parent or Merger Sub; and

(xiv) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by this Agreement, except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi) and (x), to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

“Company Option” means any option to purchase a share of Company Common Stock outstanding pursuant to any of the Company Stock Plans.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

“Company Related Parties” means, collectively, the Company, its Subsidiaries, any of their Affiliates, and the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, and assignees of each of the Company, its Subsidiaries, and any of their Affiliates.

“Company Restricted Stock Unit” means a restricted stock unit (representing the right to receive a number of shares of Company Common Stock) outstanding pursuant to any of the Company Stock Plans.

“Company Stock-Based Award” means each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock that is granted pursuant to any of the Company Stock Plans, Employee Plans or any other arrangements (including performance shares, performance-based units, market stock units, restricted stock, restricted stock units, share appreciation rights, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Company Options.

“Company Stock Plans” means all of the equity plans and arrangements that provide for the issuance of any Company Options or Company Restricted Stock Units, including those set forth in Section 1.1 of the Company Disclosure Letter under the heading “Company Stock Plans”.

“Company Stockholders” means the holders of shares of Company Capital Stock.

“Company Vendor Policies” means, collectively, the Company’s Anti-Money Laundering Compliance Policy; Kimberley Process Policy; Conflict Diamonds Policy; Marange Diamonds Policy; Artificial, Synthetic, and Enhanced Diamonds Policy; Dodd-Frank Act Conflict Minerals Policy; Burmese Gemstones Policy; Guarantee Authenticity of Stone Policy; Continuous Improvement and Transparency Policy; No Dirty Gold Policy; Gift Policy; Health and Safety of Employees Policy; Xnet License Policy; NAFTA Policy; and other policies with respect to compliance with Trade Control Laws, in each case as in effect from time to time.

“Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Contract” means any written or binding oral contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement. For clarity, “Contract” does not include terminated or expired agreements, except to the extent such agreements have material provisions that continue to be binding.

“Data Protection Authority” means any entity responsible for the enforcement of applicable Data Protection Legislation.

“Data Protection Legislation” means any applicable legislation in force from time to time which implements the European Community’s Directive 95/46/EC, Directive 2002/58/EC or any other legal act of the European Community concerning the protection and processing of Personal Information.

“DOJ” means the United States Department of Justice or any successor thereto.

“Environmental Law” means any applicable Law relating to pollution, protection of the environment or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of, or exposure to, any Hazardous Materials, or the investigation, clean-up or remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Party” shall mean any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received prior to the Go-Shop Period End Date a bona fide written Acquisition Proposal that the Company Board determines in good faith (such determination to be made no later than the last day of the Go-Shop Period End Date), after consultation with outside counsel and its financial advisors, is a Superior Proposal or would reasonably be expected to result in a Superior Proposal; provided, however, (a) any Person or group of Persons shall immediately and irrevocably cease to be an Excluded Party if, at any time after the Go-Shop Period End Date, the Acquisition Proposal submitted by such Person or group of Persons is withdrawn or terminated or modified in a manner such that, in the Company Board’s good faith determination after consultation with outside counsel and its financial advisors, as modified it no longer constitutes or is reasonably expected to result in a Superior Proposal and (b) any group of Persons and any member of such group shall immediately and irrevocably cease to be an Excluded Party if, at any time after the Go-Shop Period End Date, those Persons who were members of such group immediately prior to the Go-Shop Period End Date cease to constitute at least 50% of the equity financing of such group.

“Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Financing Sources” means the Persons (including the Lenders) that have committed to provide or arrange the Debt Financing in connection with the Merger and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.

“FTC” means the United States Federal Trade Commission or any successor thereto.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

“Hazardous Material” means any substance, waste, material, chemical or pollutant which is listed or defined under, regulated by or gives rise to standards of conduct or liability, or regulated by a Governmental Authority, pursuant to Environmental Laws, including petroleum or petroleum by-products, asbestos, pesticides, polychlorinated biphenyls, noise, odor, toxic mold or radiation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Company Options” means Company Options with an exercise price per share less than the Per Share Price.

“Indebtedness” means any of the following liabilities or obligations: (a) indebtedness for borrowed money (including any principal, premium, minimum yield payment, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (b) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (c) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (d) liabilities pursuant to capitalized leases; (e) liabilities pursuant to conditional sale or other title retention agreements; (f) liabilities with respect to vendor advances; (g) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (h) liabilities or obligations for severance, nonqualified deferred compensation, change of control payments, stay bonuses, retention bonuses, success bonuses or other similar liabilities; (i) liabilities arising out of earnouts, deferred purchase price related to past acquisitions or other similar contingent payment obligations; (j) liabilities arising out of any commodity swap, hedge or similar agreement or any other arrangement designed to provide protection against fluctuations in commodity prices; (k) surety and appeal bonds, performance bonds and other obligations of a similar nature to the extent required to be classified as indebtedness in accordance with GAAP; (l) indebtedness of the type referred to in clauses (a) through (k) above guaranteed by the Company or any of its Subsidiaries or secured by any lien or security interest on the assets or property of the Company or any of its Subsidiaries; and (m) liabilities arising from any breach of any of the foregoing.

“Intellectual Property” means the rights associated with the following in any jurisdiction in the world: (i) all patents, utility models, inventors’ certificates and other rights in and to inventions and industrial designs and pending applications therefor (“Patents”); (ii) all copyrights, copyrightable works, mask works and other rights of authorship, together will all pending applications, registrations and renewals associated therewith (“Copyrights”); (iii) trademarks, service marks, trade dress rights, trade names, logos, corporate names, trade names, product names, Internet domain name, or other source identifiers of any kind or nature, including all goodwill associated therewith and symbolized thereby, together will all applications, registrations and renewals for any of the foregoing (“Marks”); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in trade secrets and confidential information that is not generally known or readily ascertainable through proper means, including designs, plans, drawings, flow charts, state diagrams, specifications, technology, know-how, methods, designs, concepts and other confidential information that is not generally known or readily ascertainable through proper means, whether or not, in each case, patentable, copyrightable, or reduced to practice; (vi) rights in Software; and (vii) any other intellectual property or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Knowledge” of (a) the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Revenue Officer and Director of Diamond Supply Management and (b) of Parent, with respect to any matter in question, means the actual knowledge of the officers of Parent, in each case after reasonable inquiry of its employees who would reasonably be expected to have actual knowledge of the matter in question. With respect to Intellectual Property, the term “reasonable inquiry” does not require the Company or any individual to obtain, or to have obtained, any freedom-to-operate opinions or similar opinions of counsel or to conduct, or to have conducted, any patent or trademark clearance searches.

“Laws” means any federal, state, provincial, local, supranational or foreign law, statute, ordinance, common law, rule, regulation, judgment, settlement, order, injunction, decree, arbitration award or agency requirement of any Governmental Authority.

“Legal Proceeding” means any claim, action, charge, lawsuit, litigation, or other similarly formal legal proceeding or (to the Knowledge of the Company, as used in relation to the Company) any audit, investigation or similar inquiry, brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

“Marketing Period” means the first period of 20 consecutive Business Days commencing on the date that is the first Business Day after the later of (a) the date that the definitive Proxy Statement is mailed to the Company Stockholders and (b) January 2, 2017 throughout which (i) Parent has all of the Required Financing Information, and (ii) all conditions set forth in Article VII have been satisfied (other than Section 7.1(a), Section 7.3 and other than those conditions that by their nature can only be satisfied at Closing). Notwithstanding the foregoing, (A) the Marketing Period will end on any earlier date on which the Debt Financing is obtained; and (B) the “Marketing Period” will not commence and will be deemed not to have commenced if, on or prior to the completion of such 20 consecutive Business Day period, (1) the Company’s auditors have withdrawn, or informed the Company that they intend to withdraw, their audit opinion contained in the Required Financing Information, in which case the Marketing Period will be deemed not to commence unless and until a new unqualified audit opinion is issued with respect thereto by the Company’s auditors or another independent accounting firm reasonably acceptable to Parent or (2) the Company has announced any intention to restate any financial statements or financial information included in the Required Financing Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Financing Information has been amended or the Company has announced that it has concluded that no restatement will be required, and the requirements described in the immediately preceding sentence would be satisfied on the first day, throughout and on the last day of such new 20 consecutive Business Day period.

“Material Contract” means any of the following Contracts:

(a) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as a whole;

(b) any employment, management, severance, termination, retention, transaction bonus, change in control, consulting, relocation, repatriation, expatriation or similar Contract with any former or current employee, officer, independent contractor, or director of the Company or any of its Subsidiaries that is not terminable at will without liability to the Company or any of its Subsidiaries in excess of $100,000, pursuant to which the Company or any of its Subsidiaries has or may have obligations;

(c) any Collective Bargaining Agreement;

(d) any Contract with any of the 20 largest product suppliers of the Company and its Subsidiaries, taken as a whole, determined on the basis of payments made to the applicable supplier by the Company and its Subsidiaries, taken as a whole, for the fiscal year ended January 3, 2016 (collectively, the “Material Suppliers”) that has a term of greater than one year and is not terminable without penalty upon notice of 90 days or less, other than ordinary-course non-disclosure agreements, quotes, purchase orders, invoices or Contracts ancillary to the main agreement governing the supply relationship between the applicable Material Supplier and the Company;

(e) any Contract with any Person listed under the heading “Material Contract Parties” on Section 1.1 of the Company Disclosure Letter;

(f) any Contract with a material designer for the Company;

(g) any IP Contract;

(h) any Contract containing any covenant or other provision by the Company or any of its Subsidiaries (i) to not engage in any material line of business or to not compete with any Person in any line of business that is material to the Company; (ii) to not engage in any business that is material to the Company with any third Person or levying a fine, charge or other payment for doing so; or (iii) granting “most favored nation” pricing or “exclusivity” status to a third Person, in each case (i)-(iii) other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the Company and its Subsidiaries, taken as a whole;

(i) contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person other than the Company;

(j) any Contract (i) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a value greater than $1,000,000 after the date of this Agreement other than in the ordinary course of business; or (ii) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(k) any mortgages, indentures, guarantees, loans or credit agreements, bonds, debentures, notes, debt securities, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, other than (i) accounts receivables and payables in the ordinary course of business; and (ii) loans to Subsidiaries of the Company in the ordinary course of business;

(l) any Lease or Sublease set forth in Section 3.14(b) of the Company Disclosure Letter;

(m) any Contract or other arrangement accelerating or providing for the payment, funding, increase or vesting of any benefits, compensation or other rights in connection with the Merger;

(n) any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company or its Subsidiaries’ standard forms previously made available to Parent;

(o) any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Company or any of its Subsidiaries after the date of this Agreement; and

(p) any Contract that involves a joint venture, the creation of a limited liability company or partnership agreement with any Person, including any Contracts involving any investment of the Company or its Subsidiaries in any other Person.

“NASDAQ” means The NASDAQ Global Select Market and any successor stock exchange or inter dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.

“Open Source License” means a license recognized by the Open Source Initiative (OSI) as an open source license (opensource.org/licenses) or that meets OSI’s Open Source Definition (opensource.org/osd) (“Open Source License”), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), and the Mozilla Public License (MPL)

“Open Source Software” means Software that is distributed under an Open Source License.

“Non-Recourse Parent Party” means each current, former, or future equityholder, controlling person, Affiliate, member, manager, general or limited partner, stockholder, incorporator, director, officer, employee, agent, attorney, advisor or other Representative, successor, or assignee of any of the Financing Sources, Parent, Merger Sub or the Guarantor (including any Person negotiating or executing this Agreement on behalf of such a party), and any current, former, or future equityholder, controlling person, Affiliate, member, manager, general or limited partner, stockholder, incorporator, director, officer, employee, agent, attorney, advisor or other Representative, successor, or assignee of any of the foregoing.

“Parent Related Parties” means, collectively, the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than Parent, Merger Sub or the Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub, Guarantor or each of their respective Affiliates.

“Permitted Liens” means any of the following: (a) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests that attach as a matter of law that are not yet due or that are being contested in good faith and by appropriate proceedings; (c) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (d) liens imposed by applicable Law (other than Tax Law); (e) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (g) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date of this Agreement; (i) licenses under Company Intellectual Property; (j) any other liens that do not secure Indebtedness or a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a Company Material Adverse Effect; (k) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; or (l) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

“Personal Information” means information identifying an individual that is regulated or protected by one or more applicable federal, state, foreign, or multi-national information privacy or security Laws, including, but not limited to, an individual’s name, address, credit or payment card information, bank account number, email address, date of birth, government-issued identifier, social security number, and “Sensitive Data” as that term is defined in the European Community’s Directive 95/46/EC.

“Registered Intellectual Property” means all United States, international and foreign (a) Patents and Patent applications (including provisional applications) pending as of the date of this Agreement; (b) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks) pending as of the date of this Agreement; and (c) registered Copyrights and applications for Copyright registration pending as of the date of this Agreement.

“Sanctions Laws” means all applicable U.S. and non-U.S. regulations, statutes, measures, and orders relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under applicable Sanctions Laws or Ex-Im Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, the U.S. Department of Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (b) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (a) any national of any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine) (each, a “Sanctioned Country”).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933.

“Software” means computer programs and applications (whether in source code, object or executable code form), including firmware, software compilations, software implementations of algorithms, software tool sets, compilers, software implementations of application programming interfaces, software implementations of databases and software development tools.

“Subsidiary” of any Person means (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member, or holds more than 50% of the membership interest of such Person, and has the power to direct the policies, management and affairs of such company; or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, and the Limited Guaranty, made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

“Tax” means any and all United States federal, state, local and non-United States taxes, assessments, charges, duties, fees, levies, and other governmental charges and impositions in the nature of taxes (including, without limitation, taxes based upon or measured by gross receipts, estimated, privilege, escheat, fuel, ad valorem, customs, duties, license, environmental, alternative minimum, add-on minimum, severance, utility, windfall profits, franchise, capital stock, real property, personal property, tangible withholding, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, workers’ compensation, value-added, and all other taxes of any kind, whether disputed or not), including any liability for the payment of any such amounts as a result of being a member of any affiliated, combined, consolidated, or unitary tax group (within the meaning of Code Section 1504(a) or any similar provision of local, state, or non-United States Law covering any Tax purpose and any Taxes of any kind) or as a result of being liable for another person’s taxes (whether as a transferee or successor or under any written or unwritten tax sharing agreement, under operation of Law or otherwise), interest additions to tax, or penalties with respect to any of the foregoing.

“Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing, other than any Legal Proceedings among the Parties related to this Agreement, the Guaranties or the Commitment Letters.

“Transactional Matters” means, collectively, (a) this Agreement, any agreements or documents executed in connection herewith or contemplated hereby (including the Commitment Letters and the Limited Guaranty),

(b) the negotiation, execution or performance of this Agreement, any agreements or documents executed in connection herewith or contemplated hereby (including any representation or warranty made in connection with, or as an inducement to, this Agreement or such documents), (c) any transactions contemplated by this Agreement or any agreements or documents executed in connection herewith or contemplated hereby, (d) any breach, violation or termination of this Agreement (including the failure of any representation and warranty to be true or accurate) or any agreements or documents executed in connection herewith or contemplated hereby, (e) any failure of the transactions contemplated by this Agreement (including the Merger) or any agreements or documents executed in connection herewith or contemplated hereby to be consummated, or (f) any claims or actions under applicable Laws based upon, arising under, out or by reason of, connected with, or related in any manner to any of the foregoing.

“WARN” means the United States Worker Adjustment and Retraining Notification Act and any similar foreign, state or local Law, regulation or ordinance.

1.2 Additional Definitions . The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(b)
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
Closing	2.3
COBRA	3.18(f)
Commitment Letters	4.11(a)(ii)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company Plans	6.11(c)
Company Restricted Stock Unit Consideration	2.8(a)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Systems	3.16(l)
Company Termination Fee	8.3(b)
Comparable Plans	6.11(c)
Confidentiality Agreement	9.4
Consent	3.6
Copyrights	1.1
Cut-Off Date	5.3(a)
Financing	4.11(a)(ii)
Debt Commitment Letter	4.11(a)(i)
Debt Financing	4.11(a)(i)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
D&O Insurance	6.10(c)

Term	Section Reference
DTC	2.9(d)
Effect	1.1
Effective Time	2.2
Electronic Delivery	9.13
Employee Plans	3.18(a)
Enforceability Limitations	3.2
Equity Commitment Letter	4.11(a)(ii)
Equity Financing	4.11(a)(ii)
ERISA Affiliate	3.18(a)
ESPP	2.8(e)
Exchange Fund	2.9(b)
Expense Reimbursement	8.3(b)(iv)
Fair Value	4.13(e)(i)
Go-Shop Period End Date	5.3(a)
Guarantor	Recitals
Limited Guaranty	Recitals
Indemnified Persons	6.10(a)
International Employee Plans	3.18(a)
Intervening Event	5.3(e)(i)
IP Contracts	3.16(d)
Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1
Material Suppliers	1.1
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.11(d)
Notice Period	5.3(e)(ii)(3)
Old Plans	6.11(d)
Option Consideration	2.8(b)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Maximum Liability Amount	8.3(f)(i)
Party	Preamble
Patents	1.1
Payment Agent	2.9(a)
Permits	3.20
Per Share Price	2.7(a)(ii)
Present Fair Salable Value	4.13(e)
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Representatives	5.3(a)
Required Financing Information	6.6(a)(iv)
Requisite Stockholder Approval	3.4
Surviving Corporation	2.1
Tax Incentive	3.17(i)
Tax Returns	3.17(a)

Term	Section Reference
Trade Control Laws	3.26(a)
Outside Date	8.1(c)
Uncertificated Shares	2.9(c)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(m) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n) No summary of this Agreement or any Exhibit, Schedule or other document delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or other document.

(o) The information contained in this Agreement and in the Company Disclosure Letter and the Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(p) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(q) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at http://www.rrdvenue.com at least one calendar day prior to the execution and delivery of this Agreement.

(r) Any action that the Company Board is authorized to take under this Agreement may be taken by a committee of the Company Board to the extent such committee has been duly authorized to take such action.

(s) When reference is made to the “ordinary course of business” of the Company, such reference includes the Company’s ordinary course of business consistent with past practice.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the

DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at 9:00 a.m., Eastern time, at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, on the later of (a) a date which shall be the third Business Day after the satisfaction or waiver in accordance with this Agreement by the party having the benefit of the applicable condition (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing; (b) the earlier of (i) a date during the Marketing Period to be specified by Parent on no fewer than three Business Days’ notice to the Company (which notice may be revoked at Parent’s option), and (ii) the third Business Day following the final day of the Marketing Period (subject, in the case of each of subclauses (i) and (ii) of this clause (b), to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions set forth in Article VII as of the date determined pursuant to this Section 2.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing)); or (c) at such other place, date and time as the Company and Parent may agree in writing; provided that the Closing Date specified in any notice delivered pursuant to subclause (b)(i) immediately above may be conditioned upon the simultaneous completion of the Debt Financing, it being understood and agreed that if such Debt Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn.

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Amended and Restated Certificate of Incorporation of the Company as amended (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be the name of the Company.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $40.75, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (1) held by the Company as treasury stock; (2) owned by Parent or Merger Sub; or (3) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii) The Company will give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares. Parent shall have the right to control all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands in respect of Dissenting Company Shares.

2.8 Equity Awards.

(a) Company Restricted Stock Units. Unless otherwise agreed to in writing by the Parent and the Company, at the Effective Time, each Company Restricted Stock Unit outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price; multiplied by (ii) (1) with respect to Company Restricted Stock Units that are only subject to time-vesting requirements, the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit and (2) with respect to Company Restricted Stock Units that are subject to time- and performance-vesting requirements, the total number of shares of Company Common Stock determined to be performance vested with the performance goals deemed achieved at maximum levels and with the remaining time-vesting requirements deemed satisfied (in all cases, the “Company Restricted Stock Unit Consideration”). The payment of the Company Restricted Stock Unit Consideration will be subject to withholding for all required Taxes.

(b) Company Options. Unless otherwise agreed to in writing by the Parent and the Company, at the Effective Time, each Company Option (or portion thereof) that is outstanding, whether vested or unvested as of immediately prior to the Effective Time and that is an In-the-Money Company Option will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company Option); multiplied by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”). Notwithstanding anything to the contrary in this Agreement, all Company Options that are not In-the-Money Company Options will be cancelled without any cash payment being made in respect thereof. The payment of the Option Consideration will be subject to withholding for all required Taxes.

(c) Payment Procedures. No later than the second payroll cycle of the Surviving Corporation following the Effective Time, the Company or the Surviving Corporation shall pay to the applicable holders of Company Restricted Stock Units and In-the-Money Company Options, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of such Company Restricted Stock Units or In-the-Money Company Options that are cancelled and converted pursuant to Section 2.8(a) and Section 2.8(b), as applicable. All such payments will be less any applicable withholding Taxes. Notwithstanding the foregoing, if any payment owed to a holder of Company Restricted Stock Units or In-the-Money Company Options pursuant to Section 2.8(a) and Section 2.8(b), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the time the applicable payments that are made through the payroll system. All such payments will be less any applicable withholding Taxes.

(d) Further Actions. The Company will pass resolutions necessary to effect the cancellation and exchange, as applicable, of Company Restricted Stock Units and Company Options upon the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act), and except as otherwise mutually agreed by the Parties as provided in Section 2.8(a) through Section 2.8(a), terminate all Company Restricted Stock Units, all Company Options and all Company

Stock Plans as of the Effective Time, and terminate the provisions in any other Employee Plan, Contract or arrangement providing for the issuance or grant or vesting of any other interest in respect of the capital stock of the Company or any of its Subsidiaries as of the Effective Time without any liability to Parent, the Company, and Merger Sub. The Company will ensure that, following the Effective Time, no participant in any Company Stock Plan or other Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

(e) Treatment of Employee Stock Purchase Plan. With respect to the Company’s 2004 Employee Stock Purchase Plan (the “ESPP”), as soon as practicable following the date of this Agreement, the Company Board will adopt resolutions or take all other actions as may be required to provide that (i) no new participants will commence participation after the date of this Agreement; (ii) no participant will be allowed to increase his or her payroll contribution rate in effect as of the date of this Agreement or make separate non-payroll contributions on or following the date of this Agreement; (iii) no new Offering (as defined in the ESPP), Purchase Period or purchase period will commence or be extended pursuant to the ESPP, in each case, after the date of this Agreement; and (iv) the ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger).

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock have become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (1) there are any losses with respect to any investments of the Exchange Fund; (2) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts owed pursuant to Section 2.7; or (3) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts owed pursuant to Section 2.7 for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments owed pursuant to Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (1) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”); and (2) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate; by (y) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (I) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (II) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (ii) the Per Share Price.

(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Restricted Stock Units or Company Options such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13 No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.14 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the Company SEC Reports, filed or furnished with the SEC pursuant to the Exchange Act on or after December 30, 2013 and prior to the date of this Agreement (other than any exhibits, schedules, or other documents incorporated therein by reference or any disclosures contained or referenced therein under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”) (it being (i) understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report that it is applicable to such section of the Company Disclosure Letter; and (ii) acknowledged that nothing disclosed in the Recent SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Section 3.7 or Section 3.12(a)(ii)); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to date. The Company is not in violation of the Charter or the Bylaws.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (1) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (2) is subject to general principles of equity (the “Enforceability Limitations”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL

(collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement.

(b) Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Advisor”), to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions and limitations set forth therein, the Per Share Price to be received in the Merger by the holders of shares of Company Common Stock (other than Owned Company Shares or Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

3.4 Requisite Stockholder Approval. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary pursuant to applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company (a) in connection with the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Common Stock; and (ii) 5,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on November 4, 2016 (such time and date, the “Capitalization Date”), (1) 11,697,428 shares of Company Common Stock were issued and outstanding (which excludes the shares of Company Common Stock relating to the Company Restricted Stock Units, Company Options and shares reserved under the ESPP, as referred to in clauses (i), (ii) and (iii) of Section 3.7(b) and the shares held by the Company as treasury shares); (2) no shares of Company Preferred Stock were issued and outstanding; and (3) 10,151,517 shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date, the Company has not issued or granted any Company Securities. Other than Company Restricted Stock Units, there are no Company Stock-Based Awards.

(b) Stock Reservation. As of the Capitalization Date, the Company has reserved 2,050,512 shares of Company Common Stock for issuance pursuant to the Company Stock Plans and the ESPP. As of the Capitalization Date, there were outstanding (i) Restricted Stock Units representing the right to receive up to 360,148 shares of Company Common Stock (assuming the achievement of all applicable performance goals at maximum levels and including unvested dividend equivalents); (ii) Company Options to acquire 815,243 shares of Company Common Stock, 531,087 of which are In-the-Money Company Options with a weighted average price of $31.83; and (iii) a maximum of 1,000,000 shares of Company Common Stock issuable under the ESPP.

(c) Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date there were (i) other than the Company Capital Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect. The Company does not have any declared, but unpaid, dividends or distributions outstanding with respect to any Company Securities.

(d) Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

(e) Indebtedness. Section 3.7(e) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the Capitalization Date, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the latest Quarterly Report on Form 10-Q in the Company SEC Reports.

(f) Option Grants. Each Company Option (i) was granted with an exercise price equal to or greater than the fair market value of such underlying Company Security on the date of grant in compliance with Section 409A of the Code, (ii) has not had its exercise date or grant date delayed or “back-dated,” and (iii) has been issued in compliance in all material respects with the applicable Company Stock Plan under which it was granted and all applicable Laws. Section 3.7(f) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of: (1) each outstanding Company Option, including (A) the name of the holder thereof, (B) the number of shares of Company Common Stock issuable upon exercise of such Company Option, (C) the exercise price with respect thereto, (D) the applicable grant date thereof, (E) the expiration date thereof, (F) the vesting conditions thereto, and (G) the Company Stock Plan under which it was issued; and (2) each Company Restricted Stock Unit, including (A) the name of the holder thereof, (B) the total number of shares of Company Common Stock that may be received pursuant thereto, (C) the applicable grant date thereof, (D) the vesting conditions thereof, and (E) the Company Stock Plan under which it was issued.

3.8 Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, capitalization, and schedule of stockholders of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for director’s qualifying or similar shares described on Section 3.8(b) of the Company Disclosure Letter, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d) Other Investments. Except for equity interests held in the ordinary course of business as passive investments as part of the Company’s cash management or compensation programs, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person, which securities, interests or investments have a value of at least $500,000.

3.9 Company SEC Reports. Since December 30, 2013, the Company has filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished with the SEC, including all exhibits thereto and information incorporated by reference therein, pursuant to applicable laws prior to the date of this Agreement (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-K or Form 10-Q with respect to any financial statements filed on such form); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended January 3, 2016, and such assessment concluded that such system was effective. The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of January 3, 2016. Since January 3, 2016, to the Knowledge of the Company, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and conclude, after such assessment, that such system was effective. Since December 30, 2013, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act.

Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (1) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (2) any fraud or alleged fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business on or after July 3, 2016; or (d) that would not have a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since the date of the Audited Company Balance Sheet, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since July 3, 2016, the Company has not taken any action that would be prohibited by Section 5.2 (other than subsections 5.2(c), 5.2(i), 5.2(j), 5.2(n), 5.2(o), and 5.2(w) (to the extent related to the foregoing subsections)), if taken or proposed to be taken after the date of this Agreement.

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date hereof (other than any Material Contracts contemplated by clause (a) of the definition of Material Contract and any Material Contracts listed in Section 3.18(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent.

(b) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be valid and binding or in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect.

(c) Notices from Material Suppliers. To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date of this Agreement, the Company has not received any notice in writing from any Person indicating that such Person intends to terminate, or not renew, any Material Contract with any Material Supplier, except for such notices to terminate or not renew any Material Contract with any Material Supplier that would not have a Company Material Adverse Effect.

3.14 Real Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments, extensions, renewals, guaranties and supplements thereto). With respect to each Lease and except as would not have a Company Material Adverse Effect or materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) to the Knowledge of the Company, there are no disputes with respect to such Lease; (iii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iv) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach of or default pursuant to any Lease. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Company.

3.15 Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) the Company is, and has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required pursuant to Environmental Laws that for the operation of the business of the Company, including its occupation of the Leased Real Property, (b) there are no Legal Proceedings or orders pending or, to the Knowledge of the Company, threatened against the Company alleging or regarding violations of or liability under any Environmental Law or relating to Hazardous Materials, (c) the Company has not manufactured, distributed, treated, stored, transported, disposed of, arranged for or permitted the disposal of, released, exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials (including any products containing Hazardous Materials), that has given rise to or would give rise to liabilities under Environmental Laws, and (d) the Company has not assumed, provided an indemnity with respect to, or otherwise become subject to any liability of any other Person relating to Environmental Laws or Hazardous Materials. The Company has furnished to Parent all environmental, health or safety assessments, audits, reports and any other documents relating to environmental, health or safety matters, relating to the Company or any of its past or current properties, facilities or operations, which are in its possession, custody or control.

3.16 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 3.16(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all (i) Company Registered

Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been applied for, issued or registered; (ii) all unregistered Company Intellectual Property, other than trade secrets and confidential information, material to the operation of the business of the Company and its Subsidiaries; and (iii) Legal Proceedings before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) related to any Company Registered Intellectual Property that remain unresolved as of the date of this Agreement. The Company has maintained all material Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices. Except as specified in Section 3.16(a)(ii) of the Company Disclosure Letter, none of the Company Registered Intellectual Property is jointly owned with any third Person.

(b) No Order. No material Company Intellectual Property is subject to any Legal Proceeding or outstanding order issued by a Governmental Authority with respect to the Company restricting in any material manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries of such Company Intellectual Property or any of the Company’s or its Subsidiaries’ products.

(c) Absence of Liens. The Company or one of its Subsidiaries owns each item of material Company Intellectual Property free and clear of any liens (other than Permitted Liens).

(d) IP Contracts. Section 3.16(d) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Contracts to which the Company or any of its Subsidiaries is a party (i) with respect to Company Intellectual Property that is licensed to any third Person other than any (1) non-disclosure agreements, and (2) non-exclusive licenses (including software as a service or “SaaS” license) granted by the Company or its Subsidiaries in the ordinary course of business or in connection with the marketing, advertising, provision, or sale of services and products by the Company or its Subsidiaries to customers, distributors, or marketing or advertising associates; or (ii) pursuant to which a third Person has licensed any Intellectual Property to the Company or any of its Subsidiaries that is material to the operation of the business of the Company or its Subsidiaries, other than any (1) non-disclosure agreements, (2) employee invention assignment agreements and similar agreements with independent contractors (except to the extent material Intellectual Property was developed by such independent contractors) entered into in the ordinary course of business; (3) non-exclusive licenses of unmodified, commercially available technology (including software as a service or “SaaS”) for which the Company and its Subsidiaries pay less than $75,000 in the aggregate in licensing, maintenance, and other fees; and (4) Open Source Licenses (all such Contracts, the “IP Contracts”).

(e) Changes. Except as would not have a Company Material Adverse Effect, the consummation of the Merger will not under any IP Contract result: (i) in the termination of any license of Intellectual Property to the Company by a third Person; (ii) the granting by the Company of any license or rights to any Company Intellectual Property; or (iii) the release from escrow of any source code for any Software owned by the Company or any of its Subsidiaries.

(f) No Government Funding; No Standards Bodies. The Company is not under any obligation to license any material Company Intellectual Property to any Governmental Authority because it has received funding to develop such Company Intellectual Property from a Governmental Authority. Neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or other right to any material Company Intellectual Property.

(g) No Infringement. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as such business currently is conducted (including the manufacture and sale of the Company’s and its Subsidiaries’ products) as of the date of this Agreement does not infringe, misappropriate or otherwise violate (and has not, since December 30, 2013, infringed, misappropriated, or otherwise violated) the Intellectual Property of any third Person or constitute unfair competition or unfair trade practices pursuant to the laws of any jurisdiction in a manner that has or could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(h) No Notice of Infringement. Since December 30, 2013, neither the Company nor any of its Subsidiaries has received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of the Company or any of its Subsidiaries or of the Company’s or any of its Subsidiaries’ products infringes, misappropriates or otherwise violates the Intellectual Property of any third Person or constitutes unfair competition or unfair trade practices pursuant to the laws of any jurisdiction in a manner that has or could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(i) No Third Person Infringement. Except as would not have a Company Material Adverse Effect, since December 30, 2013, (i) neither the Company nor any of its Subsidiaries has provided any third Person with written notice claiming that such third Person is infringing, misappropriating or otherwise violating any material Company Intellectual Property and the matter remains unresolved as of the date of this Agreement; and (ii) to the Knowledge of the Company, no such activity is occurring that has resulted in a material liability to the Company and its Subsidiaries, taken as a whole.

(j) Proprietary Information. The Company and each of its Subsidiaries has taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in the Company’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third Persons provided to the Company or any of its Subsidiaries, in each case that are material to the business. Without limiting the foregoing, since January 1, 2013, each of the Company and its Subsidiaries has in place a practice requiring each officer, employee, consultant, independent contractor, or other personnel engaged in the development of any material Intellectual Property or technology for the Company or its Subsidiaries to execute a proprietary information and confidentiality agreement, which, to the extent permitted by Law, assigns ownership of all material Intellectual Property developed or created by such personnel for the Company or its Subsidiaries under the applicable agreement to the Company or its Subsidiaries.

(k) Data Security and Privacy. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) maintains policies and procedures regarding the security and privacy of Personal Information collected by the Company and each of its Subsidiaries that are, in the Company’s discretion, commercially reasonable, and (ii) is in compliance in all material respects with such policies and any applicable laws (including both U.S. and foreign), rules and regulations of Governmental Authorities pertaining to data privacy and data security (including those relating to the cross-border transfer, handling, or processing of any Personal Information). Since December 30, 2013, to the Knowledge of the Company, except as would not be material to the Company and its Subsidiaries, taken as a whole, there have been no losses or thefts of, unauthorized access to or acquisition of, or security breaches with respect to Personal Information in the possession, custody or control of the Company or any of its Subsidiaries. Since December 30, 2013, to the Knowledge of the Company, except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not been required to give notice to any customer, supplier, payment card issuer, Governmental Authority, data subject, or other Person of any actual or alleged data security breaches or data security failures or noncompliance pursuant to any applicable Law or Contract. Without limiting the foregoing, except as would not have a Company Material Adverse Effect, since December 30, 2013, the Company and its Subsidiaries have complied in all material respects with all applicable requirements (including notification, consent and transfer requirements) of the Data Protection Legislation. Since December 30, 2013, to the Knowledge of the Company, (A) neither the Company nor any of its Subsidiaries (1) has received any formal notice alleging non-compliance by the Company or any of its Subsidiaries with the Data Protection Legislation (including any enforcement notice, deregistration notice or transfer prohibition notice) from any Data Protection Authority, or (2) is or has been the subject of any formal complaint, investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offence or alleged offence by the Company or any of its Subsidiaries under Data Protection Legislation, and (B) no such investigation, inquiry or proceedings have been threatened or are pending.

(l) Source Code. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, all of the computer hardware, firmware, databases, Software, systems, information technology infrastructure, and other similar or related items of automated, computerized and/or software systems and infrastructure used, controlled, or relied upon by the Company and the Subsidiaries in the operation of their business (whether or not outsourced) (collectively, the “Company Systems”) are sufficient in all material respects for the current needs of the business of the Company and its Subsidiaries. The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies material Company Intellectual Property to any Person other than consultants bound by non-disclosure obligations who are authorized to use the source code solely for the benefit of the Company or its Subsidiaries.

(m) Open Source Software. To the Knowledge of the Company, all Open Source Software distributed by the Company and its Subsidiaries is distributed in material compliance with the applicable Open Source License, except as would not have a Company Material Adverse Effect. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, neither the Company nor its Subsidiaries have used and distributed any Open Source Software in a manner that would obligate the Company or its Subsidiaries to distribute, provide, or otherwise make available any source code that embodies Company Intellectual Property to any third party.

3.17 Tax Matters.

(a) Tax Returns. The Company and each of its Subsidiaries have timely filed (taking into account valid extensions) all United States federal, state, local and non-United States returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them, and all such filed Tax Returns are true, correct, and complete except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired.

(b) Taxes Paid. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries has timely paid (or withheld, with respect to any employee, shareholder, creditor, and other third Persons (and paid over any amounts withheld to the appropriate Tax authority)) all Taxes (whether or not shown as due on any Tax Return) required to be paid or withheld, except with respect to matters contested in good faith for which adequate reserves have been established on the face of the Audited Company Balance Sheet (as opposed to the notes thereto and in accordance with GAAP) through the date of the Audited Company Balance Sheet. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements.

(c) No Audits. No audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress nor have any Tax authorities asserted or proposed in writing any pending audit or examination with respect to Taxes of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such pending audits or other examinations have been threatened or proposed other than in writing. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction and, to the Knowledge of the Company, no such claim has been made other than in writing.

(d) Spin-offs and Similar Transactions. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code or been involved in a transaction governed by a similar provision of state, local, or non-U.S. law.

(e) No Listed Transaction. Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(f) Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(g) Income Inclusion. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to a transaction entered into on or prior to the Closing Date; (v) installment sale or open transaction made on or prior to the Closing Date; (vi) transaction occurring prior to the Closing Date under Section 951 of the Code (or any similar provision of state, local, or non-U.S. law); (vii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (viii) any election to defer cancellation of indebtedness income under Section 108(i) of the Code made on or prior to the Closing Date.

(h) PFIC. No Subsidiary of the Company has been a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i) No Special Arrangements. There are no material Tax holidays, concessions, exemptions, incentives, credits, rebates, “tax amnesty,” or formal or informal agreements (including an agreement for the deferred payment of any Tax liability) (any such item, a “Tax Incentive”) with any authority responsible for administering Taxes outside of the U.S. All Tax Incentives enjoyed by the Company or any of its Subsidiaries have been in compliance with all applicable laws and are not subject to reduction, revocation, cancellation, or any other changes (including retroactive changes) in the future, except through published changes to applicable law. No written notice with respect to the Company or any of its Subsidiaries has been received that indicates that any Tax Incentive with respect thereto may be repealed, cancelled, revoked, or required to be returned, and, to the Knowledge of the Company, no such notice or claim has been made other than in writing.

(j) Transfer Pricing. Any and all material transactions between and among the Company and its Subsidiaries have been and are on arm’s-length terms for purposes of relevant transfer pricing laws and have not been determined with a purpose of Tax avoidance, and all related material documentation required by any laws applicable to transfer pricing has been timely prepared or obtained and, if necessary, retained.

(k) Value-Added Tax (VAT). The Company and each of its Subsidiaries has materially complied with all applicable registration requirements, statutory provisions, rules, regulations, orders, and directions in respect of any value-added Tax, maintains and has obtained full and accurate records, invoices, and other documents appropriate or required for value-added Tax purposes, has never been subject to any material interest, forfeiture, surcharge, or penalty related to value-added Tax, and has not been required to make any adjustments pursuant to the European Union capital goods scheme for value-added Tax purposes.

3.18 Employee Plans.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Employee Plans. For purposes of this agreement, “Employee Plans” means: (i) all

“employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other employment, bonus, phantom stock, restricted stock, stock appreciation right, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control, fringe, welfare or other material benefit or compensation plans, programs, agreements, Contracts, policies or arrangements (whether or not in writing) maintained, sponsored or contributed to or required to be contributed to by the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) that at any relevant time would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code (an “ERISA Affiliate”) or under or with respect to which the Company or any of its Subsidiaries has any material liability, contingent or otherwise. With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (1) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (2) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (3) the plan documents and summary plan descriptions; (4) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (5) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan; and (6) with respect to each Employee Plan that is maintained in any non-United States jurisdiction (the “International Employee Plans”), to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (B) any document comparable to the determination letter referenced pursuant to clause (2) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable Tax treatment.

(b) Absence of Certain Plans. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has previously maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or otherwise has any current or contingent liability or obligation under or with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a defined benefit pension plan or a plan that is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Compliance. Each Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a current favorable determination letter from the IRS, and to the Knowledge of the Company nothing has occurred that could reasonably be expected to adversely affect the qualification of such Employee Plan. To the Knowledge of the Company, with respect to each Employee Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(d) Employee Plan Legal Proceedings. There are no Legal Proceedings or audits pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the

Code or Section 406 of ERISA) that would result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code or any breach of fiduciary duty (as determined under ERISA), in each case applicable to the Company, any of its Subsidiaries or any Employee Plan, or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f) No Welfare Benefit Plan. No Employee Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law (“COBRA”) and for which the recipient pays the entire premium cost. Each of the Company and its Subsidiaries has complied and are in compliance in all material respects with the requirements of COBRA.

(g) No Additional Rights. Neither the execution nor delivery of this Agreement nor the consummation of the Merger will, directly or indirectly, or either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment or provision, funding or vesting of, any payment (whether in cash, property or the vesting of property and including any severance, change in control, stay or retention bonus or otherwise), benefit or other right becoming due to any former or current employee, officer, director or independent contractor under any Employee Plan (including any arrangement that would be an Employee Plan if in effect on the date hereof) or otherwise; (ii) increase any compensation, benefits or other rights otherwise payable or provided to any former or current employee, officer, director or independent contractor under any Employee Plan (including any arrangement that would be an Employee Plan if in effect on the date hereof) or otherwise; (iii) result in the forfeiture of compensation or benefits under any Employee Plan (including any arrangement that would be an Employee Plan if in effect on the date hereof); (iv) trigger the funding, setting aside of assets or any other obligation under, or result in the breach or violation of, any Employee Plan (including any arrangement that would be an Employee Plan if in effect on the date hereof); or (v) limit or restrict the right of Parent to merge, amend or terminate any Employee Plan on or after the Effective Time and without liability.

(h) Section 280G. No payment, benefit or other right that could be made or provided by the Company or any ERISA Affiliate will be characterized as a parachute payment within the meaning of Section 280G of the Code, and neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(i) Section 409A. Each Employee Plan has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code, and neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any such Tax.

(j) International Employee Plans. Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable laws. Furthermore, no International Employee Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as required by applicable law, no condition exists that would prevent the Company or any of its Subsidiaries from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company or its Subsidiaries (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

3.19 Labor Matters.

(a) Union Activities. Neither the Company nor any of its Subsidiaries is a party to or bound by any Collective Bargaining Agreement. There are no pending or, to the Knowledge of the Company, threatened activities or proceedings of any labor or trade union to organize or represent any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries, and no such activities or proceedings have occurred within the past three years. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, work stoppage, material grievance, material labor arbitration, unfair labor practice charge or other material labor dispute against or affecting the Company or any of its Subsidiaries, and no such labor disputes have occurred within the past three years.

(b) Compliance with Labor and Employment Laws. The Company and its Subsidiaries have complied in all material respects with applicable Laws with respect to labor and employment (including, without limitation, applicable Laws regarding wage and hour requirements (including the classification of independent contractors and exempt and non-exempt employees)), terms and conditions of employment, disability rights or benefits, equal opportunity, plant closures and layoffs (including, but not limited to, WARN), affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, immigration status, discrimination in employment, employee health and safety, and collective bargaining), except for instances of such noncompliance that would not have a Company Material Adverse Effect. Except as would not result in material liability to the Company and its Subsidiaries: (i) the Company and its Subsidiaries have paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and independent contractors under applicable Law, Contract or policy of the Company or its Subsidiaries; and (ii) neither the Company nor its Subsidiaries is liable for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(c) Withholding. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

3.20 Permits. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries comply with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect.

3.21 Compliance with Laws. Since December 30, 2013, the Company and each of its Subsidiaries has been in compliance with all Laws and orders that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for noncompliance that would not have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.21 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Law, which is exclusively addressed by Section 3.5, (c) compliance with applicable Tax Laws, which is exclusively addressed by Section 3.17 and Section 3.18; (d) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 3.18; (e) compliance with Laws and orders relating to privacy, data security, or Personal Information, which is exclusively addressed by Section 3.16(k), (f) compliance with labor law matters, which is exclusively addressed by Section 3.19; or (g) compliance with Trade Control Laws and the FCPA, which is exclusively addressed by Section 3.26.

3.22 Legal Proceedings; Orders.

(a) No Legal Proceedings. Since December 30, 2013, there have not been any material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its

Subsidiaries or, as of the date of this Agreement, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such.

(b) No Orders. Since December 30, 2013, neither the Company nor any of its Subsidiaries has been subject to any material order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.23 Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that the Company believes is adequate for the operation of the business of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect.

3.24 Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25 Brokers. Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger. Section 3.25 of the Company Disclosure Letter sets forth the Company’s estimate of all amounts payable to the Advisor in connection with this Agreement and the transactions contemplated hereby (including the Merger).

3.26 Trade Controls; FCPA; Compliance.

(a) Trade Control Laws. The Company and each of its Subsidiaries has conducted its transactions in compliance with all Sanctions Laws, Ex-Im Laws, anti-money laundering Laws, the Kimberley Process and other conflict minerals Laws, and antiboycott requirements (collectively, “Trade Control Laws”). Neither the Company nor any Subsidiary, nor any officer, director, or employee, nor, to the knowledge of the Company, any agent or other Person acting on behalf of the Company or any Subsidiary is or has been within the past five years (i) a Sanctioned Person, (ii) organized, resident, or located in a Sanctioned Country, or (iii) otherwise in violation of applicable Trade Control Laws.

(b) Anti-Corruption Laws. During the past five years, none of the Company, any of its Subsidiaries or, any officer, director, or employee, or, to the knowledge of the Company, any agent or other Person acting on behalf of the Company or any Subsidiary, has, directly or indirectly, (i) taken any action in furtherance of or that would cause them to be in violation of any provision of Anti-Corruption Laws; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees; or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in furtherance of a violation of, or in violation of, Anti-Corruption Laws.

(c) Investigations. During the five years prior to the date hereof, neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any audit or material internal investigation concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(d) Vendor Compliance. The Company has made available to Parent true and complete copies of the Company Vendor Policies and the Company’s Vendor Standards Manual. (i) The Company and each of its Subsidiaries has conducted its transactions in compliance in all material respects with its Company Vendor Policies and (ii) to the Knowledge of the Company, suppliers and other business partners of the Company and its Subsidiaries have (1) complied in all material respects with the Company Vendor Policies and (2) complied in all material respects with the other provisions of the Company’s Vendor Standards Manual.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by the Parent and Merger Sub to Company on the date of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document. The certificate of incorporation, bylaws or other similar organizational document of Parent and Merger Sub are in full force and effect on the date of this Agreement.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6 Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the Knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has owned any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the two years prior to the date of this Agreement.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing, the Limited Guaranty and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.10 Limited Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company its duly executed Limited Guaranty. The Limited Guaranty is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to the Enforceability Limitations. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantor pursuant to the Limited Guaranty.

4.11 Financing.

(a) Commitment Letters.

(i) Parent has delivered to the Company as of the date of this Agreement a true and complete copy of an executed debt commitment letter (including all related exhibits, schedules, annexes and term sheets), dated as of the date of this Agreement (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.5(a), the “Debt Commitment Letter”), from the lenders party thereto (including any lenders who become party thereto by joinder or otherwise, collectively, the “Lenders”), pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein and (b) the fee letter associated therewith (redacted to omit the fee amounts and other economic terms and the “market flex” provisions thereof, none of which would adversely affect the amount, conditionality or availability of the Debt Financing contemplated thereby) (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.5(a), the “Fee Letter”). The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing”.

(ii) Parent has delivered to the Company as of the date of this Agreement a true and complete copy of an executed equity commitment letter, dated as of the date of this Agreement (as amended from time to time after the date of this Agreement in compliance with Section 6.5(a), the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) from the Guarantor pursuant to which the Guarantor has agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein. The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement, in each case, subject to the terms and conditions thereof. The cash equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Equity Financing”. The Equity Financing and the Debt Financing are collectively referred to as the “Financing”.

(b) Conditions Precedent. Except as set forth in the copies of the Commitment Letters (or in the unredacted portions of the Fee Letter) delivered to Parent pursuant to Section 4.11(a)(i) and (ii), as of the date of this Agreement, there are no conditions precedent to the obligations of the Lenders and the Guarantors to provide the full amount of the Financing. Assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2 and the completion of the Marketing Period, as of the date of this Agreement, Parent does not have any reason to believe that it or Merger Sub will be unable to satisfy on a timely basis all material conditions to be satisfied by it in any of the Commitment Letters at the time it is required to consummate the Closing hereunder, nor does Parent have Knowledge, as of the date of this Agreement, that any of the Lenders or Guarantors will not perform their respective funding obligations under the Commitment Letters in accordance with their respective terms and conditions.

(c) Sufficiency of Financing. Assuming the satisfaction of the conditions set forth in Article VII, the net proceeds of the Financing, if funded in accordance with the Commitment Letters, together with cash and cash equivalents of the Company and its Subsidiaries, shall provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of Parent’s and Merger Sub’s payment obligations under this Agreement, including the payment of the Merger consideration contemplated in Article II and any fees and expenses required to be paid by Parent, Merger Sub or the Surviving Corporation in connection with the Merger, in each case at the Closing (such amount, the “Required Financing Amount”).

(d) Validity. As of the date of this Agreement, the Commitment Letters are valid, binding and in full force and effect, subject to the Enforceability Limitation, and, as of the date of this Agreement, neither Parent nor Merger Sub has Knowledge that any event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or Merger Sub under the terms and conditions of the Commitment Letters. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters and the Fee Letter on or before the date of this Agreement. As of the date hereof, (i) none of the Commitment Letters has been modified, amended or altered and (ii) none of the respective commitments under any of the Commitment Letters have been withdrawn or rescinded.

(e) No Exclusive Arrangements. As of the date of this Agreement, none of Guarantor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

4.12 Stockholder and Management Arrangements. As of the date of this Agreement, none of Guarantor, Parent or Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of the Guarantor or any of its Affiliates), director, officer, or employee of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal or (iii) such stockholder, director, officer, or employee of the Company has agreed to provide, directly or indirectly, any equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any of their respective Subsidiaries. Each of Parent and Merger Sub is solvent as of the date of this Agreement. On the Closing Date immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger, the Financing being entered into in connection therewith and all related fees and expenses paid in connection therewith) and assuming (x) satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth herein, (y) the accuracy of the representations and warranties of the Company set forth in Article III, and (z) that any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that are reasonable:

(a) the Fair Value of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis shall be greater than the total amount of their recorded liabilities (determined in accordance with GAAP consistently applied, and including contingent liabilities that would be recorded in accordance with GAAP);

(b) the Present Fair Saleable Value (determined on a going concern basis) of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis shall be greater than the total amount of their recorded liabilities (determined in accordance with GAAP consistently applied, and including contingent liabilities that would be recorded in accordance with GAAP);

(c) the Surviving Corporation and its Subsidiaries on a consolidated basis shall be able to pay their respective debts and obligations in the ordinary course of business as they become due; and

(d) the Surviving Corporation and its Subsidiaries on a consolidated basis shall have adequate capital to carry on their businesses.

(e) For the purposes of this Section 4.13, the following terms have the following meanings:

(i) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Surviving Corporation and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(ii) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Surviving Corporation and its Subsidiaries are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

4.14 No Other Negotiations. As of the date of this Agreement, none of Guarantor, Parent, Merger Sub or any of their respective Affiliates own, directly or indirectly, or are involved in substantive negotiations with respect to the acquisition of, any business that would reasonably be deemed to be competitive with the businesses of the Company and its Subsidiaries.

4.15 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by or discussions with the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as contemplated by Section 5.2; or (d) as approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (iii) use its respective reasonable best efforts to (1) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (2) keep available the services of its current officers and key employees; and (3) preserve the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.

5.2 Forbearance Covenants. Except (x) as set forth in Section 5.2 of the Company Disclosure Letter; (y) as approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (z) as expressly contemplated by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a) amend the Charter, the Bylaws or any other similar organizational document;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except (i) for the issuance and sale of shares of Company Common Stock pursuant to Company Options or Company Restricted Stock Units outstanding as of the Capitalization Date in accordance with their terms; or (ii) in connection with agreements in effect on the date of this Agreement, in each case, which have been made available to Parent prior to the date hereof;

(d) directly or indirectly acquire, repurchase or redeem any securities of the Company or any of its Subsidiaries;

(e) (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (iii) pledge or encumber any shares of its capital stock or other equity or voting interest; or (iv) modify the terms of any shares of its capital stock or other equity or voting interest;

(f) (i) incur or assume any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business and (2) for loans or advances to direct or indirect wholly owned U.S. Subsidiaries of the Company; or (ii) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned U.S. Subsidiaries of the Company;

(g) mortgage or pledge any of its and its Subsidiaries’ assets or property, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens or any lien consented to by Parent);

(h) make any loans, advances or capital contributions to, or investments in, any other Person, except for (i) loans, advances or capital contributions to, or investments in, direct or indirect wholly-owned U.S. Subsidiaries of the Company, and (ii) advances to directors, officers and employees for travel and other business-related expenses, in each case, in the ordinary course of business and in an amount not to exceed $100,000 in the aggregate;

(i) acquire, lease, license, sell, abandon, transfer, assign or exchange any assets, tangible or intangible, in each case in excess of $100,000 individually and $400,000 in the aggregate, other than in the ordinary course of business and any capital expenditures permitted by (or consented to by Parent) under Section 5.2(n);

(j) except as required by applicable Law, take any action to (i) enter into, adopt, amend (including accelerating the vesting or time of payment of funding of), modify, trigger an increase in or terminate any bonus, profit sharing, compensation, severance, change in control, retention, termination, option, appreciation right, performance unit, stock equivalent, unit-based, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Plan or employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any former or current director, officer, employee or independent contractor in any manner; (ii) increase the compensation, benefits or other rights of any former or current director, officer, employee or independent contractor, pay any special bonus or special remuneration to any former or current director, officer, employee or independent contractor, or pay or provide any benefit or other right not required by (or accelerate the time of payment, funding or vesting of any payment, benefit or other right becoming due under) any Employee Plan (including any arrangement that would be an Employee Plan if in effect as of the date of this Agreement), except in the case of clause (ii) annual review increases in the ordinary course of business for individuals with annual cash and bonus compensation of less than

$100,000; (iii) enter into any change in control, severance or similar agreement or any retention or similar agreement with any former or current officer, employee, director or independent contractor; or (iv) make any change in the key management structure (including each individual with a title of vice president or above) of the Company or its Subsidiaries, including the hiring of additional officers or the termination of existing officers, or the hiring or termination of any employee or independent contractor with target annual cash compensation in excess of $100,000 (excluding terminations for cause);

(k) settle, release, waive or compromise any pending or threatened material Legal Proceeding or other material claim, except for the settlement of any Legal Proceedings or other claim that is (i) reflected or reserved against in the Audited Company Balance Sheet; (ii) that does not exceed that which is reflected or reserved against in the Audited Company Balance Sheet or any insurance proceeds or for solely out-of-pocket monetary payments of no more than $150,000 individually and $500,000 in the aggregate without an admission of fault; or (iii) settled in compliance with Section 6.15;

(l) except as required by applicable Law or GAAP, (i) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (ii) make any change in any of its accounting principles or practices;

(m) (i) make or change any material Tax election; (ii) settle, consent to or compromise any material Tax claim or assessment or surrender a right to any material Tax refund, offset, or other reduction in liability; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iv) file an amended income or other material Tax Return; (v) enter into a closing agreement with any Governmental Authority regarding any Tax; (vi) change any annual accounting period or adopt or change any method of accounting principles or practices (except as may be required under applicable law); (vii) incur any material Tax liability (other than in the ordinary course of business); (viii) fail to pay any material Taxes as they become due and payable; or (ix) take or omit to take any other similar action related to Taxes;

(n) incur or commit to incur any capital expenditure(s) other than (i) consistent with the capital expenditure budget set forth in Section 5.2(n) of the Company Disclosure Letter; or (ii) to the extent that such capital expenditures do not exceed $500,000 individually or $1,000,000 in the aggregate;

(o) enter into, modify, amend or terminate any (i) Contract (other than any Material Contract) that if so entered into, modified, amended or terminated would have a Company Material Adverse Effect; or (ii) Material Contract except in the ordinary course of business;

(p) maintain insurance at less than current levels or otherwise in a manner inconsistent with ordinary course of business;

(q) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(r) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event (as defined in WARN) affecting in whole or in part any site of employment, facility, operating unit or employee;

(s) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

(t) waive, release, grant or transfer any right of material value other than in the ordinary course of business;

(u) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, partnership, limited liability corporation or similar arrangement with any third Person;

(v) except where required by applicable law, enter into any Collective Bargaining Agreement or recognize or certify any labor union, labor organization, works council or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(w) adopt or implement any stockholder rights plan or similar arrangement;

(x) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2;

(y) enter into any Contract containing any covenant or other provision by the Company or any of its Subsidiaries (i) to not engage in any material line of business or to not compete with any Person in any line of business that is material to the Company; (ii) to not engage in any business that is material to the Company with any third Person or levying a fine, charge or other payment for doing so; or (iii) granting “most favored nation” pricing, “exclusivity” status to a third Person or minimum purchase, preferred pricing, take or pay, or similar provisions, in each case (i)-(iii) other than any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less;

(z) enter into any Contract containing any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person other than the Company;

(aa) enter into any Contract that involves a joint venture, the creation of a limited liability company or partnership agreement with any Person, including any Contracts involving any investment of the Company or its Subsidiaries in any other Person; or

(bb) take any action that is identified as a prohibited action as described on Section 5.2(bb) of the Company Disclosure Letter.

5.3 Go-Shop; No Solicitation.

(a) Go-Shop Period. Notwithstanding Section 5.3(b), during the period beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern time, on December 6, 2016 (the “Go-Shop Period End Date”), the Company and its Subsidiaries and their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) may (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person that has entered into an Acceptable Confidentiality Agreement any non-public information relating to the Company or any of its Subsidiaries or afford to any such Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; or (iii) participate or engage in discussions or negotiations with any Person that has entered into an Acceptable Confidentiality Agreement with respect to an Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal, in each case subject to the notice requirements of Section 5.3(f). The Company will promptly (and in any event within 24 hours) following the Go-Shop Period End Date provide Parent a list of Excluded Parties, including the identity of each Excluded Party and a copy of the Acquisition Proposal and any related documents submitted by such Person on the basis of which the Company Board made the determination that such Person shall be an Excluded Party. For the avoidance of doubt, at any time after the Go-Shop Period End Date and until the date which is ten days after the Go-Shop Period End Date (the “Cut-off Date”), the Company may continue to engage in the activities described in this Section 5.3(a) with respect to, and the restrictions in Section 5.3(b) shall not apply to, any Excluded Party (but only for so long as such Person or group is an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the Go-Shop Period End Date.

(b) No Solicitation or Negotiation. Subject to the terms of Section 5.3(c), except as may relate to any Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party) until the Cut-off Date, after the Go-Shop Period End Date, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 5.3(b), request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person and will (i) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives and financing sources; and (ii) terminate all access granted to any such Person and its Representatives to any physical or electronic data room. Subject to the terms of Section 5.3(c), except as may relate to any Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party) until the Cut-off Date, after the Go-Shop Period End Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries and its and their respective directors and officers will not, and the Company will not instruct, authorize or knowingly permit any of its or its Subsidiaries’ other respective Representatives to, directly or indirectly, (1) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (2) furnish to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (3) participate, engage in or continue discussions or negotiations with any Person with respect to an Acquisition Proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3 and clarifying the terms of such an Acquisition Proposal); (4) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (5) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); (6) waive the applicability of all or any portion of any anti-takeover Laws in respect of any Person (other than Parent and its Affiliates); or (7) resolve or agree to take any of the foregoing actions.

(c) Superior Proposals. Notwithstanding anything to contrary set forth in this Section 5.3, except as may relate to any Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party) until the Cut-off Date, after the Go-Shop Period End Date until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board may, directly or indirectly through one or more of their Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company a bona fide written Acquisition Proposal after the date of this Agreement, or otherwise facilitate or assist such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that was not solicited in material breach of Section 5.3(b); provided, however, that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(c) would be inconsistent with its fiduciary duties pursuant to applicable law; and provided further, however, that the Company will promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e), at no time after the date of this Agreement may the Company Board :

(i) (1) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (2) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (3) fail to publicly reaffirm the Company Board Recommendation following the public disclosure of an Acquisition Proposal within five Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two separate occasions); (4) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (5) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (1) through (5), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (A) the determination by the Company Board that an Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal or (B) the delivery by the Company to Parent of any notice contemplated by Section 5.3(e) will, in and of itself, constitute a Company Board Recommendation Change or violate this Section 5.3; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i) other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal (which, for the avoidance of doubt, is governed exclusively by clause (ii) below), the Company Board may effect a Company Board Recommendation Change in response to any effect, event, development, occurrence or change in circumstances with respect to the Company that (A) was not known to the Company Board as of the date of this Agreement and (B) does not relate to any Acquisition Proposal (each such event, an “Intervening Event”), if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:

(1) the Company has provided prior written notice to Parent at least five Business Days in advance to the effect that the Company Board has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i), which notice will describe the applicable Intervening Event in reasonable detail; and

(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such five Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law; or

(ii) if the Company has received a bona fide Acquisition Proposal that the Company Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (x) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (y) authorize and cause the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(1) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3) (A) the Company has provided prior written notice to Parent at least five Business Days in advance (the “Notice Period”) to the effect that the Company Board has (I) received a bona fide Acquisition Proposal that has not been withdrawn; (II) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (III) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will describe the basis for such Company Board Recommendation Change or termination in reasonable detail, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all material documents relating to such Acquisition Proposal; and (B) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be two Business Days); and

(4) in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii).

The Company shall keep confidential any proposals made by Parent to modify the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required by applicable Law to be disclosed in any Company SEC Reports.

(f) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and in any event within 24 hours) notify Parent if any inquiries, offers or proposals that constitute, or are reasonably expected to lead to, an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations. The Company shall promptly (and in any event within 24 hours) following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(g) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board has determined to make in good faith in order to comply with applicable law, it being understood that any such statement or disclosure made by the Company Board pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board to effect a Company Board Recommendation Change other than in accordance with Section 5.3(e). Any disclosure by the Company or the Company Board relating to an Acquisition Proposal shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such disclosure.

(h) Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any of its Representatives that, if taken by the Company, would be a breach of this Section 5.3, then such action will be deemed to be a breach of this Section 5.3 by the Company.

(i) Waiver. The Company may waive or fail to enforce any standstill or similar provision in any confidentiality or other agreement it has entered into with any Person, whether prior to or after the date hereof, solely in order to permit non-public Alternative Proposals to be made to the Company Board and otherwise only, if in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts (x) to take (or cause to be taken) all actions; (y) do (or cause to be done) all things; and (z) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

(i) using its reasonable best efforts to cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii) using its reasonable best efforts to (1) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii) using its reasonable best efforts to obtain all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger.

(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger; or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, none of Parent, the Company, nor any of their respective Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

6.2 Antitrust Filings.

(a) Filing Under the HSR Act and Other Applicable Antitrust Laws. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will, to the extent required in the reasonable judgment of counsel to Parent and the Company, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within 10 Business Days following the date of this Agreement; and (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority pursuant to other applicable Antitrust Laws in connection with the Merger, with the Parent having primary responsibility for the making of such filings. Each of Parent and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use reasonable best efforts to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Merger, in each case as soon as practicable. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable Laws, (i) promptly notify the other parties hereto of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other substantive written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other parties reasonably informed with respect to the status of any such submissions and filings to any Governmental

Authority in connection with the Merger and any material, substantive developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any substantive meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information; provided, however, that before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis each of the Company, Parent and Merger Sub may redact any information (A) to remove references concerning valuation of the Company, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Proxy Statement. Promptly (and in no event later than 15 Business Days) following the date of this Agreement, the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement.

(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Other Required Parent Filing. If Parent, Merger Sub or any of their respective Affiliates determines that it is required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Company Filing may contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Company Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(e) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(g) Dissemination of Proxy Statement. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of NASDAQ to establish a record date for (and the Company shall not change such record date without the prior written consent of Parent), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (provided that, without Parent’s prior written consent, the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i)); (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff or (iii) the Company Board has determined in good faith (after consultation with outside legal counsel) that it would be inconsistent with its fiduciary duties not to postpone or adjourn the Company Stockholder Meeting, including in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made publicly available to the Company Stockholders (including in connection with a Company Board Recommendation Change); provided that the Company Stockholder Meeting may not be postponed or adjourned pursuant to this clause (iii) on more than two separate occasions or for more than five Business Days for each such postponement or adjournment. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company shall submit the adoption of this Agreement to its stockholders at the Company Stockholder Meeting even if the Company Board shall have effected a Company Board Recommendation Change.

6.5 Financing.

(a) No Amendments to Commitment Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any material provision or remedy pursuant to, or any replacement of, the Commitment Letters or the Fee Letter if such amendment, modification, waiver or replacement would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing below the Required Financing Amount (calculated net of the cash and cash equivalents of the Company and its Subsidiaries); (ii) impose new or additional conditions to the receipt of the Financing or otherwise expand, adversely amend or modify any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (A) materially delay or prevent the Closing Date; or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur when required pursuant to the terms hereof; or (iii) materially and adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the Guarantor under the Equity Commitment Letter or the ability of Parent and Merger Sub to enforce their rights under the Debt Commitment Letter (it being understood that inter alia Parent and Merger Sub may: (x) modify pricing and implement or exercise any of the “market flex” provisions exercised by the Lenders in accordance with the Debt Commitment Letter and (y) add additional lenders and Financing Sources (including in replacement of a Lender) to the Debt Commitment Letter (or all or a portion of the commitments may be assigned to new or existing lenders and Financing Sources) and reallocate commitments or assign or re-assign titles and roles to or among parties to the Debt Commitment Letter. Within two Business Days of receipt, Parent and Merger Sub will provide the Company with copies of any amendment, modification, waiver or replacement of the Commitment Letters or Fee Letter made in accordance with this Section 6.5(a). In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (other than a breach by the Company of this Agreement which prevents or renders impracticable the consummation of the Financing) Parent will use its reasonable best efforts to (A) arrange alternative debt financing (the “Alternative Debt Financing”) from the same or alternative sources in an amount sufficient to pay the Required Financing Amount on terms and conditions taken as a whole (including any “market flex” provisions in the Fee Letter), that are not less favorable to Parent and Merger Sub or that are otherwise acceptable to Parent; and (B) to obtain one or more new financing commitment letters with respect to such Alternative Debt Financing and Parent shall promptly provide the Company with a copy of such new financing commitment letters with respect to such Alternate Debt Financing (and any fee letter in connection therewith; provided, such fee letter may be redacted to omit the fee amounts, original issue discount, pricing caps and other economic terms and the “market flex” provisions thereof, none of which would adversely affect the amount, conditionality or availability of the Debt Financing contemplated thereby (other than through the operation of the original issue discount)); provided that in no event shall the reasonable best efforts of Parent be deemed or construed to require Parent to (A) pay any fees, taken as a whole, in excess of those contemplated by the Debt Commitment Letter and Fee Letter as in effect on the date hereof, or (B) agree to conditionality or economic terms of the Alternative Debt Financing that taken as a whole are less favorable than those contemplated by the Debt Commitment Letter or the Fee Letter (including any flex provisions therein). Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Commitment Letters as amended, modified, waived or replaced, and any Alternative Debt Financing obtained, in compliance with this Section 6.5; and (2) the “Commitment Letters” and the Fee Letter will include such documents as amended, modified, waived or replaced, or any Alternative Debt Financing obtained, in compliance with this Section 6.5. Upon the reasonable request of the Company, Parent shall use reasonable best efforts to keep the Company reasonably informed of the status of its efforts to arrange the Financing, including promptly notifying the Company of the receipt by Parent or Merger Sub of any written notice or other written communication from any Financing Source with respect to any (i) breach or default which would permit any party to a Commitment Letter to terminate its obligations thereunder or (ii) any termination or repudiation by any party to a Commitment Letter, which termination or repudiation would result in Parent and Merger Sub not having the Required Financing Amount on the Closing Date.

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain the Financing on the terms and conditions described in the Commitment Letters and the Fee Letter, including using its reasonable best efforts to (i) maintain in effect the Commitment Letters in accordance with the terms and subject to the conditions thereof until the initial funding of the Financing; (ii) negotiate definitive agreements with respect to the Debt Financing on terms and conditions as specified in the Debt Commitment Letters and (iii) satisfy on a timely basis all conditions to funding the Financing that are applicable to Parent and Merger Sub in the Commitment Letters and the Fee Letter; (iii) if all of the conditions to the Financing and in Article VII of this Agreement have been satisfied or waived, consummate the Financing to the extent necessary to consummate the Merger at Closing; and (iv) comply with its obligations pursuant to the Commitment Letters.

(c) Enforcement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to other than with respect to any Alternative Debt Financing, seek the Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Commitment Letters.

(d) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. If the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger at the time contemplated by Section 2.3.

6.6 Financing Cooperation.

(a) Cooperation. Prior to the Effective Time, the Company will, and cause each of its Subsidiaries to, use its reasonable best efforts and the Company and each of its Subsidiaries will cause their respective Representatives, to assist Parent and Merger Sub in arranging the Debt Financing, including without limitation:

(i) prior to and during the Marketing Period, participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the Debt Financing;

(ii) in advance of the Marketing Period, assisting Parent and the Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, lenders presentations and similar documents required in connection with the Debt Financing; and (B) providing financial information as reasonably requested by Parent and Merger Sub for Parent and Merger Sub to prepare forecasts, projections, budgets and other customary forward looking information of the Surviving Corporation for one or more periods following the Closing Date;

(iii) assisting Parent in connection with the preparation and registration of any guarantee, pledge and security documents, currency or interest hedging arrangements and other definitive financing documents, instruments and certificates as may be reasonably requested by Parent or the Financing Sources (including using reasonable best efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing), and otherwise reasonably facilitating the provisions of guarantees, pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(iv) furnishing Parent, Merger Sub and the Financing Sources, as promptly as practicable, with (A) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries required pursuant to the Debt Commitment Letter, including the historical financial statements referred to in clause (c) of Exhibit D to the Commitment Letter and the financial information and other Company related information necessary for Parent to prepare the pro forma financial statements referred to in clause (d) of Exhibit D to the Debt Commitment Letter; and (B) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is of the type and form customarily included in a bank information memoranda (all such information and documents in this Section 6.6(a)(iv), together with the authorization and representation letter in Section 6.6(a)(viii), the “Required Financing Information”); provided, however, that if the Company in good faith reasonably believes that it has delivered the Required Financing Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed any such delivery), in which case the Company shall be deemed to have delivered the Required Financing Information as of the date of delivery of such notice, unless Parent in good faith reasonably believe that the Company has not completed delivery of the Required Financing Information and, within three Business Days after the delivery of such notice to the Parent, the Parent delivers a written notice to the Company to that effect (stating with specificity which Required Financing Information the Company has not delivered); provided further, however, that such Required Financing Information will be deemed to not have been delivered if, at any point prior to the completion of the Debt Financing, (a) such Required Financing Information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make such Required Financing Information, in the light of the circumstances under which they were made, not misleading; or (b) the Company’s auditors have withdrawn any audit opinion with respect to any financial statements contained in the Required Financing Information;

(v) cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance as contemplated by the Debt Commitment Letter or reasonably requested by Parent;

(vi) taking all reasonable actions necessary to (A) permit the prospective lenders and their Representatives involved in the Debt Financing to evaluate the Companies’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, including conducting customary “asset based lending” field examinations and appraisals; (B) complete a customary “borrowing base” certificate in connection with any asset-based portion of the Debt Financing; and (C) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing

(vii) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at least three Business Days prior to Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness, in each case as reasonably requested by Parent;

(viii) providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources (A) that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities and (B) as to the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing;

(ix) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time;

(x) delivering a certificate from the chief financial or other officer of the Company with respect to solvency matters as of the Closing in the form attached as Annex I to Exhibit D to the Debt Commitment Letter;

(xi) if requested by Parent or a Financing Source at least nine Business Days prior to the Effective Time, promptly (and in any event no later than four Business Days prior to the Effective Time) furnishing Parent and the Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent relating to applicable “know your customer” and anti-money laundering rules and regulations; and

(xii) providing Parent and the Financing Sources with such other documents, certificates, information or other assistance contemplated by the Debt Commitment Letter or of the kind that is customarily provided in connection with a syndicated credit facility or that is otherwise reasonably and timely requested by Parent or the Financing Sources; provided, in no event, shall this clause (xii) require the Company, its Subsidiaries or any of their respective Representatives to take any action or provide any document, certificate or other information that violates the terms of this Agreement or that is inconsistent with the foregoing clauses (i) through (xi).

(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is promptly reimbursed pursuant to Section 6.6(e) or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement that is effective prior to the Effect Time; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; or (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective

Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.6 will require (i) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate ((1) unless such officer or Representative is indemnified pursuant to this Agreement and (2) such officer or Representative is only required to sign in his or her capacity as an officer or Representative and not in any individual capacity) or opinion or take any other action that could reasonably be expected to result in personal liability to such officer or Representative or (ii) the Company Board to approve any financing or Contracts related thereto.

(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos and other trademarks in connection with the Debt Financing so long as such logos (i) are used solely in a manner that does not harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company, its business and products or the Merger or such other customary manner that does not violate the terms of the foregoing clause (i).

(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective financing sources and other financial institutions and investors that may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; and (ii) are subject to other customary confidentiality agreements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda or other undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.6; provided, however, that Parent shall not be responsible for reimbursing any such costs and expenses if such costs and expenses would have been incurred by the Company or its Subsidiaries in the performance of their respective obligations pursuant to other provisions of this Agreement or other than expenses related to the Company’s preparation of its regular annual and quarterly financial statements.

(f) Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith, except to the extent suffered or incurred as a result of the gross negligence or willful misconduct of this Agreement by the Company, its Subsidiaries or their respective Representatives.

(g) No Exclusive Arrangements. Until the Company’s receipt of the Requisite Stockholder Approval, unless approved by the Company Board in advance, in no event will the Guarantor, Parent, Merger Sub or any of their respective Affiliates enter into any Contract (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) expressly prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction involving the Company or any of its Subsidiaries or in connection with the Merger.

6.7 Anti-Takeover Laws. The Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will afford Parent and its Representatives and the Financing Sources and their respective Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided that the Company will use its reasonable best efforts to cooperate on utilizing an alternative method of production of all such information in the event any of the foregoing circumstances apply. Nothing in this Section 6.8 will be construed as an independent basis to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company, or another Person designated in writing by the Company.

6.9 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries and any of their respective current or former directors or officers (and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time) (collectively, the “Indemnified Persons”) for any acts or omissions by such Indemnified Persons occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement that have been made available to Parent. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (1) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (2) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (3) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (4) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O

Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may (and at Parent’s request shall) purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at law or in equity).

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 will be joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of the Employee Plans will occur as of the Effective Time.

(b) Existing Arrangements. Subject to Section 6.11(c) below, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any Employee Plans or compensation or severance arrangements in accordance with their terms or if required pursuant to applicable law.

(c) Employment; Benefits. For a period of one year following the Effective Time (or, if earlier, until the date of termination of the relevant Continuing Employee), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans (other than change in control, retention, long term incentive, nonqualified deferred compensation and equity-based compensation or benefits and individual employment or other compensation agreements (except with respect to the severance terms contained therein)) (the “Company Plans”) at benefit levels that, taken as a whole, are substantially comparable in the aggregate to those in effect at the Company or its applicable Subsidiaries on the date of this Agreement, and provide compensation and benefits (other than change in control, retention, long term incentive, nonqualified deferred compensation and equity-based compensation or benefits and individual employment or other compensation agreements (except with respect to severance terms contained therein)) to each Continuing Employee pursuant to such Company Plans; (ii) provide compensation, benefits and severance payments (other than change in control, retention, long term incentive, nonqualified deferred compensation and equity-based benefits and individual employment or other compensation agreements except with respect to severance terms contained therein)) to each Continuing Employee that, taken as a whole, are substantially comparable in the aggregate to the compensation, benefits and severance payments (other than change in control, retention, long term incentive, nonqualified deferred compensation and equity-based benefits and individual employment or other compensation agreements (except with respect to the severance terms contained therein)) provided to such Continuing Employee immediately prior to the Effective Time under the Company Plans (“Comparable Plans”); or (iii) provide some combination of Company Plans and Comparable Plans such that each Continuing Employee receives compensation, benefits and severance payments (other than change in control, retention, long term incentive, nonqualified deferred compensation and equity-based benefits and individual employment or other compensation agreements (except with respect to the severance terms contained therein)) that, taken as a whole, are substantially comparable in the aggregate to the compensation, benefits and severance payments (other than change in control, retention, long term incentive, nonqualified deferred compensation and equity-based benefits and individual employment or other compensation agreements (except with respect to the severance terms contained therein)) provided to such Continuing Employee immediately prior to the Effective Time under the Company Plans. In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period. For a period of one year following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on the date of this Agreement and that have been made available to Parent prior to the date hereof.

(d) New Plans. To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will use reasonable best efforts to cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting and for purposes of vacation accrual and severance pay entitlement to the same extent such service was recognized under such Company Plan (or, in the case of a Comparable Plan, under the similar Company Plan), except that such service need not be credited to the extent that it would result in duplication of coverage or compensation or benefits or for any purpose under any equity-based plan. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans and other than any equity-based plan) (such plans, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces in the plan year in which the Closing occurs coverage pursuant to a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”) and to the extent that the applicable waiting period under the Old Plan had been satisfied or waived at or before the Effective Time; (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee in the plan year in which the Closing occurs, the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the same extent such waiting periods, exclusions, and requirements were waived under the corresponding Old Plan, and the Surviving Corporation will for the plan year in which the Closing occurs cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan in which the Effective Time occurs and ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the plan year in which the Closing occurs as if such amounts had been paid in accordance with such New Plan; and (iii) for the plan year in which the Closing occurs credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee in the corresponding Old Plan to the extent permitted by applicable Law. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture (except to the extent that such limits or forfeitures applied under the Company Plans in effect as of the date of this Agreement).

(e) No Third Party Beneficiary Rights. This Section 6.11 will not be deemed to (i) guarantee employment or service for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment or service of any Continuing Employee or any other Person at any time and for any or no reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or any other benefit or compensation plan, program, agreement, Contract, policy or arrangement or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit or compensation plan, program, agreement, policy, Contract or arrangement.

6.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Notification of Certain Matters.

(a) Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.13(a).

(b) Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.13(b).

6.14 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will each be reasonably acceptable to the other Party. Thereafter, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, except that the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (iii) solely to the extent related to a Superior Proposal or Company Board Recommendation Change.

6.15 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.18 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.19 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.20 FIRPTA Affidavit. Prior to Closing, the Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent and Merger Sub an affidavit, under penalty of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation §1.897- 2(h) and §1.1445-2(c)(3), so that each of Parent and Merger Sub is exempt from withholding any portion of the consideration payable pursuant to this Agreement, together with an executed notice to the IRS reasonably satisfactory to Parent and Merger Sub in accordance with the provisions of Treasury Regulation §1.897-2(h)(2) and an authorization reasonably satisfactory to Parent and Merger Sub authorizing Parent to provide such affidavit and notice to the IRS on behalf of the Company. In the absence of such an affidavit, notice to the IRS and authorization being delivered prior to Closing, the Payment Agent, Parent, Merger Sub, and the Company will be entitled to deduct and withhold from cash amount payable pursuant to this Agreement amounts as required pursuant to applicable Tax Laws in accordance with Section 2.12.

6.21 Stockholder and Management Arrangements. Until the Company’s receipt of the Requisite Stockholder Approval, unless approved by the Company Board in advance, in no event will Guarantor, Parent, Merger Sub or any of their respective Affiliates enter into any Contract, or authorized, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of the Guarantor or any of its Affiliates), director, officer, or employee of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (ii) such stockholder, director, officer, or employee of the Company other than the Guarantor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions at and as of the Closing:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been received at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act and the other Antitrust Laws set forth in Section 7.1(b) of the Company Disclosure Letter will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained.

(c) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any “Company Material Adverse Effect”, “in all material respects” or other “materiality” qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(c), Section 3.7(d), Section 3.7(e), Section 3.7(f), Section 3.12(a)(ii) and Section 3.25 that (1) are not qualified by “Company Material Adverse Effect”, “in all material respects” or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (2) that are qualified by “Company Material Adverse Effect”, “in all material respects” or other “materiality” qualifications will be true and correct in all respects (without disregarding such “Company Material Adverse Effect”, “in all material respects” or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date).

(iii) The representations and warranties set forth in Section 3.7(a), Section 3.7(b) and Section 3.7(c) will be true and correct in all respects as of the Closing Date (in each case (1) without giving effect to any “Company Material Adverse Effect”, “in all material respects” or other “materiality” qualifications set forth therein; and (2) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $3,000,000.

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of the Agreement that is continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law)

prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statue, rule, regulation or order;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 5:00 p.m., Eastern time, on May 6, 2017 (the “Outside Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (1) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g) or (2) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Outside Date; or (B) the failure of the Effective Time to have occurred prior to the Outside Date;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Outside Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured);

(f) by Parent, if at any time the Company Board has effected a Company Board Recommendation Change;

(g) by the Company (whether prior to or after receipt of the Requisite Stockholder Approval), if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Outside Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured);

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; (iv) prior to or concurrently with such termination the Company pays, or causes to be paid, the Company Termination Fee due to Parent in accordance with Section 8.3(b) (it being understood that any purported termination of this Agreement pursuant to this Section 8.1(h) shall be null and void if the Company shall not have paid the Company Termination Fee prior to or concurrently with such termination); and (v) immediately after such termination the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal referenced in clause (i); or

(i) by the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) the Merger shall not have been consummated within five Business Days of the first date upon which Parent is required to consummate the Closing pursuant to Section 2.3; (ii) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (iii) the Company has irrevocably notified Parent in writing that (A) it is ready, willing and able to consummate the Closing, and (B) all conditions set forth in Section 7.3 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 7.3;

(iv) the Company has given Parent written notice at least five Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) if Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.3; and (v) Parent and Merger Sub fail to consummate the Merger on the later of (x) the expiration of the five Business Day period contemplated by foregoing clause (iii) and (y) the date required pursuant to Section 2.3.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable; provided that, notwithstanding the foregoing, (i) no such termination shall relieve any Party of its obligation to pay the Company Termination Fee, Expense Reimbursement or the Parent Termination Fee, if, as and when required pursuant to Section 8.3; (ii) subject to the limitations set forth in Section 8.3, no such termination shall relieve any Party for liability for such Party’s willful and intentional breaches of this Agreement prior to its termination or for fraud; and (iii) Section 6.6(e), Section 6.6(f), Section 6.14, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Limited Guaranty, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms. Notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to cause the Equity Financing to be funded or to consummate the Merger or other transactions contemplated by this Agreement survive termination of this Agreement.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger; provided, for the avoidance of doubt, that any Taxes imposed on income or gains as a result of the transactions contemplated by this Agreement shall be for the account of the applicable Company Stockholder or holder of Company Options or Company Restricted Stock Units.

(b) Company Payments.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B) at the time of such termination, the conditions set forth in Sections 7.1(b) and Section 7.1(c) have been satisfied or are capable of being satisfied prior to the Outside Date and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), an Acquisition Proposal for an Acquisition Transaction has been publicly announced or shall have been made known to the Company Board and not withdrawn or otherwise abandoned; and (D) within one year following the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will concurrently with or promptly (and in any event within two Business Days) after the earlier of the consummation of such Acquisition Transaction and execution of such definitive agreement pay, or cause to be paid, to Parent an amount equal to $17,400,000 (the “Company Termination Fee”), less the amount of any Expense Reimbursement previously paid pursuant to Section 8.3(b)(iv), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent;

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent; provided, that if such Company Termination Fee is payable in connection with a termination of this Agreement on or prior to the Cut-off Date by the Company pursuant to Section 8.1(h) with respect to the Company entering into an Alternative Acquisition Agreement with a Person or group that is an Excluded Party at the time of such termination, then the Company Termination Fee shall be $7,400,000.

(iv) If this Agreement is validly terminated by (A) either Parent or the Company pursuant to Section 8.1(c) (if the Requisite Stockholder Approval has not been obtained or meeting not held by the time of such termination) or (B) either Parent or the Company pursuant to Section 8.1(d), then the Company shall reimburse Parent for its out-of-pocket expenses (including all fees and expenses of the Financing Sources, counsel, accountants, investment banks, advisors and consultants of Parent and Merger Sub) up to an aggregate of $5,000,000 (the “Expense Reimbursement”), by wire transfer of immediately available funds on the second Business Day following the date of such termination of this Agreement.

(v) If this Agreement is validly terminated by Parent pursuant to Section 8.1(e), then the Company shall, upon the election of Parent, pay the Expense Reimbursement to Parent by wire transfer of immediately available funds on the second Business Day following the date of such election.

(c) Parent Payments. If this Agreement is validly terminated by the Company pursuant to Section 8.1(g) or Section 8.1(i), then Parent must promptly (and in any event within two Business Days) following such termination pay, or cause to be paid to the Company a fee in an amount equal to $32,200,000 (minus the sum of any reimbursement and indemnification obligations of Parent under this Agreement) (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d) Single Payment Only. The Parties acknowledge and agree that in no event will either the Company or the Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Payments. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement.

(f) Sole and Exclusive Remedy.

(i) Under no circumstances will the collective amounts payable by Parent, Merger Sub and any of their Affiliates for breaches under this Agreement, the Limited Guaranty or the Commitment Letters exceed an amount equal to $32,200,000 in the aggregate for all such breaches (the “Parent Maximum Liability Amount”). Notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub fails to effect the Closing when required by Section 2.3 for any reason or no reason or otherwise breaches this Agreement or fails to perform under this Agreement, then (x) a decree or order of specific performance or an injunction or injunctions or other equitable relief if and solely to the extent permitted by Section 9.8(b) or (y) the termination of this Agreement pursuant to Section 8.1(g) or Section 8.1(i) and the receipt of payment of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) (including, without duplication, the Company’s right to enforce the Limited Guaranty with respect thereto and receive the Parent Termination Fee from Guarantor), will be the sole and exclusive remedies (whether in contract, tort, equity, law or granted by statute or otherwise) of Company Related Parties for any breach, cost, loss, expense or damages suffered as a result thereof or otherwise relating to or arising out of any Transactional Matters, and in no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain in connection therewith (1) any other remedies or (2) in the case of monetary recovery or monetary award, any amounts or award of any kind (including consequential, special, indirect or punitive damages) in excess of the Parent Maximum Liability Amount in the aggregate against Parent, Merger Sub, Guarantor and the Parent Related Parties. Upon payment of the Parent Termination Fee to the extent owed to the Company hereunder, none of the Parent Related Parties will have any further liability or obligation to the Company, the other Company Related Parties, their respective Affiliates or any other Person relating to or arising out of this Agreement, any other documents (including the Commitment Letters and the Limited Guaranty), or any other Transactional Matters, whether at law or equity, in contract, in tort or otherwise. Other than the Guarantor’s obligations under the Limited Guaranty and other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person other than the Guarantor, Parent and Merger Sub have any liability for monetary damages to the Company, the other Company Related Parties, their respective Affiliates or any other Person relating to or arising out of this Agreement, the Merger or the other Transactional Matters.

(ii) If Parent elects to receive and actually receives the Expense Reimbursement pursuant to Section 8.3(b)(v), such Expense Reimbursement, together with any Company Termination Fee payable pursuant to Section 8.3(b), will be the only monetary recovery Parent and Merger Sub and each of their respective Affiliates may recover from the Company Related Parties in such circumstances in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of such termination, and upon payment of such Expense Reimbursement and any Company Termination Fee payable pursuant to Section 8.3(b) in such circumstances, (1) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination; and (2) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement).

(g) Acknowledgement Regarding Specific Performance. It is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b), under no circumstances shall the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.8(b) and any monetary damages, including the Parent Termination Fee pursuant to this Agreement or the Limited Guaranty.

(h) Non-Recourse Parent Party. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may only be enforced against the named parties, and in no event shall the Company or any Company Related Parties seek or obtain, nor will they permit any of their respective Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award (whether in contract, tort, equity, law or granted by statute, and whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) against any Non-Recourse Parent Party relating to or arising out of any Transactional Matters, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or the Guarantor to the extent expressly provided for in the Limited Guaranty and the Equity Commitment Letter.

8.4 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board , except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, any amendments, modifications or alterations of the provisions relating to the Financing Sources set forth in Section 8.3(f), Section 8.3(h), Section 8.6, Section 9.3, Section 9.6, Section 9.10(b), Section 9.11 and this Section 8.4 (and the defined terms used therein solely as they relate to such sections) to the extent adversely affecting any of the Financing Sources, shall not be effective with respect to such affected Financing Sources unless the Lenders provide their prior written consent to such amendment, modification or alteration.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

8.6 No Liability of Financing Sources. None of the Financing Sources will have any liability to the Company, any Company Stockholders or any of their respective Affiliates relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided, that nothing in this Section 8.6 shall limit the rights of the Company, any Company Stockholders and their respective Affiliates from and after the Effective Time under the Debt Commitment Letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All such notices or communications hereunder must be in writing and shall be deemed to have been delivered and received: (a) if delivered in person (with a written or electronic confirmation of delivery), on the day of such delivery, (b) if by electronic mail, on the day on which such electronic mail was sent; provided, that confirmation of receipt is obtained, (c) if by certified or registered mail (return receipt requested), on the third Business Day after the mailing thereof, or (d) if by reputable overnight delivery service, on the first Business Day after the sending thereof, in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

c/o Bain Capital Private Equity, LP

John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Attn: David Humphrey

        Ryan Cotton

        David Hutchins

E-mail: dhumphrey@baincapital.com

             rcotton@baincapital.com

             dhutchins@baincapital.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle St.

Chicago, IL 60654

Attn: Jeffrey W. Richards, P.C.

E-mail: jrichards@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

United States

Attn: Sarkis Jebejian, P.C.

E-mail: sarkis.jebejian@kirkland.com

(b)	if to the Company (prior to the Effective Time) to:

Blue Nile, Inc.

411 First Avenue South, Suite 700

Attn: General Counsel

E-mail: legal@bluenile.com

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati PC

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Attn: Michael S. Ringler

E-mail: mringler@wsgr.com

Any notice received by electronic mail, or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties (including Financing Sources) to the Equity Commitment Letter or the Guarantor pursuant to the Limited Guaranty; or (ii) impede or delay the consummation of the Merger or otherwise impede the rights of the holders of shares of Company Common Stock, Company Restricted Stock Units and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Bow Street LLC and the Company have previously executed a Confidentiality Agreement, dated June 24, 2016 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if Parent and Merger Sub were parties thereto. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Limited Guaranty and the Commitment Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.6 Third Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; (b) the rights of the Parent Related Parties and Non-Recourse Parent Parties under Section 8.3; and (c) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company Restricted Stock Units and Company Options to receive the merger consideration set forth in Article II. The provisions of Section 8.3(f), Section 8.3(h), Section 8.4, Section 8.6, Section 9.3, Section 9.10(b), Section 9.11 and this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns).

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages (including the payment of the Parent Termination Fee), under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance and all or any portion of the Parent Termination Fee).

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.6, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of the Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) if and only if (1) the Marketing Period has ended and all conditions in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)) at the time when the Closing would have occurred pursuant to Section 2.3 but for the failure of the Equity Financing to be funded, (2) the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letter or the Definitive Agreements if the Equity Financing is funded to fund the Merger at the Closing, and (3) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing is funded, then the Closing pursuant to Article II will occur.

(ii) Subject to 9.8(b)(i), the Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9 Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Limited Guaranty, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Limited Guaranty or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Limited Guaranty or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Limited Guaranty or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b) Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing, any applicable debt commitment letter or credit agreement to which Parent or any of its Affiliates is a party or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT,

TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE LIMITED GUARANTY, THE COMMITMENT LETTERS, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the party’s intent or the effectiveness of such signature. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

BC CYAN PARENT INC.

By:	/s/ David Humphrey
Name: David Humphrey
Title: Authorized Signatory

BC CYAN ACQUISITION INC.

By:	/s/ David Humphrey
Name: David Humphrey
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

BLUE NILE, INC.

By:	/s/ Harvey Kanter
Name: Harvey Kanter
	Title:	Chief Executive Officer, President and Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

Global Corporate & Investment Banking

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Annex B

November 6, 2016

The Board of Directors

Blue Nile, Inc.

411 First Avenue South

Suite 700

Seattle, WA 98104

Members of the Board of Directors:

We understand that Blue Nile, Inc. (“Blue Nile”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among Blue Nile, BC Cyan Parent Inc. (“Parent”), an affiliate of Bow Street LLC (“Bow Street”) and Bain Capital Private Equity, LP (“Bain Capital”), and BC Cyan Acquisition Inc., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Blue Nile (the “Merger”) and each outstanding share of the common stock, par value $0.001 per share, of Blue Nile (“Blue Nile Common Stock”), other than Owned Company Shares and Dissenting Company Shares (each as defined in the Agreement), will be converted into the right to receive $40.75 in cash (the “Consideration”). Concurrently with the execution of the Agreement, we understand that Bain Capital Fund XI, L.P. (the “Guarantor”), an affiliate of Bain Capital, proposes to enter into a limited guarantee in favor of Blue Nile pursuant to which the Guarantor will guarantee certain obligations of Parent in connection with the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Blue Nile Common Stock (other than Owned Company Shares and Dissenting Company Shares) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Blue Nile;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Blue Nile furnished to or discussed with us by the management of Blue Nile, including certain base case financial forecasts relating to Blue Nile prepared by the management of Blue Nile (such forecasts, “Blue Nile Base Case Forecasts”) and, for reference purposes only, certain growth case financial forecasts relating to Blue Nile prepared by the management of Blue Nile (such forecasts, the “Blue Nile Growth Case Forecasts”) and certain downside case financial forecasts relating to Blue Nile prepared by the management of Blue Nile (such forecasts, the “Blue Nile Downside Case Forecasts” and, together with the Blue Nile Base Case Forecasts and the Blue Nile Growth Case Forecasts, the “Blue Nile Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Blue Nile with members of senior management of Blue Nile;

(iv)	reviewed the trading history for Blue Nile Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Blue Nile with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)	considered the results of our efforts on behalf of Blue Nile to solicit, at the direction of Blue Nile, indications of interest from third parties with respect to a possible acquisition of Blue Nile;

The Board of Directors

Blue Nile, Inc.

(viii)	reviewed a draft, dated November 5, 2016, of the Agreement (the “Draft Agreement”), and a draft, dated October 31, 2016, of the limited guarantee executed by the Guarantor in favor of Blue Nile (such limited guarantee, together with the Agreement, the “Transaction Agreements” and, such drafts, the “Draft Transaction Agreements”); and

(ix)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Blue Nile that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Blue Nile Forecasts, we have been advised by Blue Nile, and have assumed, that the Blue Nile Base Case Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Blue Nile as to the future financial performance of Blue Nile, and, at the direction of Blue Nile, have relied on the Blue Nile Base Case Forecasts for purposes of our analyses and opinion. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Blue Nile, nor have we made any physical inspection of the properties or assets of Blue Nile. We have not evaluated the solvency or fair value of Blue Nile or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Blue Nile, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Blue Nile, Parent or the contemplated benefits of the Merger. We also have assumed, at the direction of Blue Nile, that the final executed Transaction Agreements will not differ in any material respect from the Draft Transaction Agreements reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Blue Nile Common Stock (other than Owned Company Shares and Dissenting Company Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Blue Nile or in which Blue Nile might engage or as to the underlying business decision of Blue Nile to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Blue Nile in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Blue Nile has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the

The Board of Directors

Blue Nile, Inc.

ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Blue Nile, Parent, Bow Street, Bain Capital and certain of their respective affiliates and portfolio companies.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Blue Nile and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain treasury and/or trade management products and services to Blue Nile.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Bow Street and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain derivatives trading services to Bow Street.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Bain Capital and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Bain Capital and/or certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, book runner for, and/or lender to, Bain Capital and/or certain of its affiliates and portfolio companies in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Bain Capital and/or certain of its affiliates and portfolio companies, (iv) having provided or providing certain treasury and trade management services and products to Bain Capital and/or certain of its affiliates and portfolio companies and (v) having provided or providing certain commodity, derivatives and foreign exchange trading services to Bain Capital and/or certain of its affiliates and portfolio companies.

It is understood that this letter is for the benefit and use of the Board of Directors of Blue Nile (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Blue Nile Common Stock (other than Owned Company Shares and Dissenting Company Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

Annex C

TITLE 8 of the Delaware Code—Corporations

CHAPTER 1. GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and twenty (20) days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten (10) days after such effective date; provided, however, that if such second notice is sent more than twenty (20) days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and twenty (20) days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within ten (10) days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within twenty (20) days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within sixty (60) days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Preliminary Copy

Preliminary Copy Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To adopt the Agreement and Plan of Merger dated as of November 6, 2016, by and among Blue Nile, Inc., BC Cyan Parent Inc. and BC Cyan Acquisition Inc., as it may be amended, supplemented, or modified from time to time (the “Merger Agreement”). 2. To approve the proposal to postpone or adjourn the Company Stockholder Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting. 3. To approve, by non-binding advisory vote, certain compensation that will or may become payable by Blue Nile, Inc. to its named executive officers in connection with the Merger (as such term is defined in the Merger Agreement). FOR AGAINST ABSTAIN JOhN smiTh 1234 maiN STREET apT. 203 NEW YORK, NY 10038 cOmpaNY sTOcKhOldER mEETiNG Of BlUE NilE, iNc. [-], 2017 iNTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TElEphONE - Call toll-free 1-800-pROXiEs (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. mail - Sign, date and mail your proxy card in the envelope provided as soon as possible. iN pERsON - You may vote your shares in person by attending the Company Stockholder Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. pROXY vOTiNG iNsTRUcTiONs Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ThE BOaRd Of diREcTORs REcOmmENds a vOTE “fOR” pROpOsals 1, 2 aNd 3. plEasE siGN, daTE aNd RETURN pROmpTlY iN ThE ENclOsEd ENvElOpE. plEasE maRK YOUR vOTE iN BlUE OR BlacK iNK as shOWN hERE x 00030303000000000000 2 011917 cOmpaNY NUmBER accOUNT NUmBER NOTicE Of iNTERNET availaBiliTY Of pROXY maTERial: The Notice of Company Stockholder Meeting, proxy statement and proxy card are available at http://investor.bluenile.com/ MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

BLUE NILE, INC.

Proxy for Company Stockholder Meeting on [-], 2017 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Harvey Kanter and David Binder, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Company Common Stock which the undersigned would be entitled to vote if personally present and acting at the Company Stockholder Meeting of Blue Nile, Inc., to be held [-], 2017 or at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1 14475 0